     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             DEL MONTE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 NEW YORK                                     2033                                    56-1221479
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)

                            DEL MONTE FOODS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     6719                                    13-3542950
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)

   ONE MARKET @ THE LANDMARK, SAN FRANCISCO, CALIFORNIA 94105 (415) 247-3000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               RICHARD G. WOLFORD
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
   ONE MARKET @ THE LANDMARK, SAN FRANCISCO, CALIFORNIA 94105 (415) 247-3000 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

                                   COPIES TO:
                             DOUGLAS D. SMITH, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                             ONE MONTGOMERY STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 393-8300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF                  AMOUNT TO BE      OFFERING PRICE PER       AGGREGATE OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED              REGISTERED            SECURITY                 PRICE(1)               FEE(1)
---------------------------------------------------------------------------------------------------------------------------
Series B 9 1/4% Senior Subordinated
 Notes Due 2011.....................    $300,000,000             100%                 $300,000,000             $75,000
---------------------------------------------------------------------------------------------------------------------------
Guarantee of the Series B 9 1/4%
  Senior Subordinated Notes Due
  2011..............................    $300,000,000            None(2)                  None(2)               None(2)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended.

(2) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the Guarantee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

              SUBJECT TO COMPLETION DATED                  , 2001

                                  $300,000,000

                                [DEL MONTE LOGO]

                             DEL MONTE CORPORATION
                               OFFER TO EXCHANGE
               SERIES B 9 1/4% SENIOR SUBORDINATED NOTES DUE 2011
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                            ANY AND ALL OUTSTANDING

                   9 1/4% SENIOR SUBORDINATED NOTES DUE 2011
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON             , 2001, UNLESS EXTENDED

    We are offering to exchange our Series B 9 1/4% Senior Subordinated Notes Due 2011, which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 9 1/4% Senior Subordinated Notes Due 2011 issued on May 15, 2001.

THE EXCHANGE NOTES

    - The terms of the registered exchange notes to be issued are substantially identical to the terms of the outstanding notes that we issued on May 15, 2001, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes which will not apply to the exchange notes.

    - Interest on the exchange notes accrues at the rate of 9.25% per annum, payable semiannually in arrears in cash each May 15 and November 15, commencing on November 15, 2001.

    - The issuer, Del Monte Corporation, or DMC, may redeem the notes in whole or in part beginning on May 15, 2006 at an initial redemption price equal to 104.625% of their principal amount plus accrued interest. In addition, on or before May 15, 2004, DMC may redeem up to 35% of the notes at a redemption price equal to 109.250% of their principal amount plus accrued interest using proceeds from an offering of DMC's capital stock or from the proceeds of an offering of the capital stock of DMC's parent company Del Monte Foods Company, or DMFC.

    - The notes will rank equally with all of our other unsecured senior subordinated indebtedness and will be junior to our senior indebtedness. The notes are guaranteed on a subordinated basis by DMFC.

    - We do not intend to list the exchange notes on any securities exchange.

MATERIAL TERMS OF THE EXCHANGE OFFER

    - The exchange offer expires at 5 p.m., New York City time, on , 2001, unless extended.

    - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act of 1933.

    - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

    - The exchange offer is not subject to any minimum tender condition, but is subject to the terms of the registration rights agreement that we entered into on May 15, 2001 with the placement agents for the outstanding notes and DMFC.

    - We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.
                           -------------------------

    FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 9.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDER FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.
                           -------------------------

                The date of this prospectus is            , 2001

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to investors in the notes upon written or oral request. Requests should be made to:

                                Attn.: Secretary
                             Del Monte Corporation
                           One Market @ The Landmark
                                P.O. Box 193575
                          San Francisco, CA 94119-3575
                                 (415) 247-3000

     The exchange offer is expected to expire on             , 2001, and
investors must make their investment decisions by this expiration date. Therefore, in order to obtain timely delivery of the requested information, we
must receive your request by             , 2001, or the date that is no later
than five business days before the expiration date. See "Where You Can Find More Information."
                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    9
The Exchange Offer..........................................   17
Use of Proceeds.............................................   25
Capitalization..............................................   26
Selected Historical Consolidated Financial Data.............   27
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   29
Business....................................................   35
Management..................................................   53
Description of the Exchange Notes...........................   54
Description of Existing Indebtedness........................  104
Certain Federal Income Tax Considerations...................  106
Legal Matters...............................................  108
Experts.....................................................  108

                           -------------------------

     IN MAKING AN INVESTMENT DECISION, YOU MUST RELY ON YOUR OWN EXAMINATION OF OUR BUSINESS AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE NOTES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THESE AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You acknowledge that:

     - you have been afforded an opportunity to request from us, and to review, all additional information considered by you to be necessary to verify the accuracy of, or to supplement, the information contained in this prospectus; and

     - no person has been authorized to give any information or to make any representation concerning us or the notes (other than as contained in this prospectus and information given by our duly authorized officers and employees in connection with investors' examination of us and the terms of the offering) and, if given or made, that other information or representation should not be relied upon as having been authorized by us.

     THE NOTES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. YOU SHOULD BE AWARE THAT YOU MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                           -------------------------

     See "Risk Factors" immediately following the "Summary" for a description of specified factors relating to an investment in the notes. We are not making any representation to you regarding the legality of an investment by you under appropriate legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a purchase of the notes.
                           -------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the notes only where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the notes.

     Market data and certain industry forecasts used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and neither we nor the placement agents make any representation as to the accuracy of such information.
                           -------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement with the Securities and Exchange Commission under the Securities Act to register the exchange notes to be issued in this exchange offer. As allowed by the Commission's rules, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits. As a result, statements made in this prospectus concerning the contents of a contract, agreement or other document are not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

     DMFC files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy at prescribed rates any of these documents at the public reference rooms of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 14th Floor, New York, New York, 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at (202) 942-8090 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     We are incorporating by reference additional documents filed by DMFC with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the exchange of the outstanding notes for the exchange notes. This means that we are disclosing important information to you by referring you to those documents. The information that DMFC may file later with the Commission will automatically update and supersede information in this prospectus. You may request a free copy of these filings by writing or telephoning us at the following address:

                                Attn.: Secretary
                             Del Monte Corporation
                           One Market @ The Landmark
                                P.O. Box 193575
                          San Francisco, CA 94119-3575
                                 (415) 247-3000

     The indenture governing the outstanding notes will also govern the exchange notes. The outstanding notes and the exchange notes, together, are a single series of debt securities. The indenture requires us to provide quarterly and annual financial reports of DMFC or DMC as applicable to holders of the exchange notes.

     You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the respective dates of those documents we incorporate by reference, regardless of when you received this prospectus. You should rely on the information incorporated by reference or provided in the registration statement. We have not authorized anyone else to provide you with different information. The exchange offer is being made to, and we will accept surrender for exchange from, holders of outstanding notes only in jurisdictions where the exchange offer is permitted.

                           -------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including those in the sections captioned "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." DMFC may also make forward-looking statements in its periodic reports to the Commission on Forms 10-K, 10-Q, 8-K, in its annual report to shareholders, proxy statements, offering circulars and prospectuses and press releases, and we may also make forward-looking statements in other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time we make the statements, and you should not place undue reliance on them. We do not undertake to update any of these statements in light of new information or future events.

     Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, among others:

     - general economic and business conditions;

     - weather conditions;

     - crop yields;

     - industry trends;

     - competition;

     - raw material costs and availability;

     - the loss of significant customers;

     - changes in business strategy or development plans;

     - availability, terms and deployment of capital;

     - changes in, or the failure or inability to comply with, governmental regulations, including, without limitation, environmental regulations; and

     - industry trends and capacity and other factors referenced in this prospectus.

     For information with respect to these and other factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption "Risk Factors." Potential investors in the exchange notes are urged to consider these factors carefully in evaluating the forward-looking statements contained or incorporated by reference in this prospectus.

     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus, or as of the date of the document incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.
                           -------------------------

     Del Monte(R), Contadina(R) and S&W(R) are our principal registered trademarks. Some of our other trademarks include Fruit Cup(R), Fruit To-Go(TM), Fruit Naturals(R), Orchard Select(R), Sunfresh(R), FruitRageous(R), Fruit Pleasures(R) and Del Monte Lite(R).

                                    SUMMARY

     The following summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you should consider before exchanging the notes. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements. Unless the context otherwise requires, "Del Monte Foods Company," or DMFC, means only Del Monte Foods Company, DMC's parent company, "Del Monte Corporation," or DMC, means only Del Monte Corporation, who is the issuer of the notes offered in this prospectus, and "we," "us," and "our" refers to DMFC and its consolidated subsidiaries, including DMC. Our fiscal year ends on June 30, and our fiscal quarters end on the last Sunday of September, December and March. All financial data provided in this prospectus are the financial data of DMFC and its consolidated subsidiaries unless otherwise disclosed.

     Unless otherwise indicated, references herein to U.S. market share data are based on equivalent case volume sold through retail grocery stores (including Wal-Mart Supercenters; excluding club stores and other supercenters) with at least $2 million in sales and are based upon data provided by ACNielsen Company, an independent market research firm. ACNielsen makes this data available to the public at prescribed rates. Our references to processed vegetables, fruit, and solid tomato products do not include frozen products. Market share data for processed vegetables and solid tomato products include only those categories in which we compete. The data for processed fruit includes the major fruit and single-serve categories in which we compete and excludes the specialty and pineapple categories. Market share data for calendar 2000 includes the S&W lines.

                             DEL MONTE CORPORATION

     We are the largest producer and distributor of processed vegetables, fruit and solid tomato products in the United States. We manufacture and distribute premium quality, nutritious food products under the Del Monte, Contadina, S&W and other brand names generating net sales of approximately $1.5 billion and adjusted EBITDA of approximately $187 million in fiscal 2000. Our products are sold by most retail grocers, supercenters, club stores and mass merchandisers throughout the United States with the average supermarket carrying approximately 110 of our branded items. The Del Monte brand was introduced in 1892, and we believe it is one of the best known brands for processed food products in the United States. We estimate that Del Monte brand products are purchased by over 80% of U.S. households.

     Our market share in vegetables is larger than the market share of our four largest branded competitors combined and our market share of canned fruit is larger than the fruit market share of all other branded competitors combined. In addition, our market share for solid tomato products is twice that of our nearest competitor. In calendar 2000, we had market shares of 24.4% of all processed vegetable products, 46.7% of all processed major fruit products and 22.0% of all canned solid tomato products in the United States. As the brand leader in these three major processed food categories, we have a full-line, multi-category presence that we believe provides us with a substantial competitive advantage in selling to the retail grocery industry.

     We sell our products primarily through grocery chains, club stores and mass merchandisers. Sales through these channels accounted for approximately $1.2 billion (or 80.7%) of our fiscal 2000 sales. Club stores and mass merchandisers are the fastest growing channels of retail distribution. These customers include Wal-Mart/Sam's Club and Costco, and other merchandisers that include full grocery sections, such as Wal-Mart Supercenters and Kmart's Super Ks. Our long-term relationships with customers allow them to rely on our continuity of supply which enables them to reduce their inventory levels. Many of our customers also rely on our value-added services, such as our category and inventory management programs that allow them to more effectively manage their business.

THE REFINANCING

     Pursuant to an offering memorandum dated May 3, 2001, we issued an aggregate of $300 million principal amount of senior subordinated notes. The net proceeds of the offering were used primarily to fund the repurchase of the 12 1/4% senior subordinated notes issued by DMC and 12 1/2% senior discount notes issued by DMFC.

     We also amended and restated our credit facility to provide for up to $740 million, consisting of a $325 million revolving credit facility, with a term of 6 years, and a $415 million term loan, with a term of 7 years. The credit facility is secured by liens on substantially all our assets. Initial borrowings under the credit facility were used primarily to repay amounts outstanding under our then existing credit facility and, thereafter, borrowings may be used for working capital and general corporate purposes.

                               THE EXCHANGE OFFER

The Exchange Offer.................    Up to $300,000,000 aggregate principal
                                       amount of exchange notes registered under the Securities Act are being offered in exchange for the same principal amount of the outstanding notes. The terms of the exchange notes and the outstanding notes are substantially identical. Outstanding notes may be tendered for exchange in whole or in part in any integral multiple of $1,000. We are making the exchange offer in order to satisfy our obligations under the registration rights agreement relating to the outstanding notes. For a description of the procedures for tendering the outstanding notes, see "The
                                       Exchange Offer -- Procedures for
                                       Tendering Outstanding Notes."

Expiration Date....................    5:00 p.m., New York City time,
                                                   , 2001, unless the exchange
                                       offer is extended, in which case the
                                       expiration date will be the latest date
                                       and time to which the exchange offer is
                                       extended. See "The Exchange Offer --
                                       Terms of the Exchange Offer."

Conditions to the Exchange Offer...    The exchange offer is subject to
                                       customary conditions described under "The
                                       Exchange Offer -- Conditions to the
                                       Offer," some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

                                            - to delay the acceptance of the
                                              outstanding notes for exchange;

                                            - to terminate the exchange offer if
                                              one or more specific conditions
                                              have not been satisfied;

                                            - to extend the expiration date of
                                              the exchange offer and retain all
                                              outstanding notes tendered
                                              pursuant to the exchange offer,
                                              subject, however, to the right of
                                              holders of outstanding notes to
                                              withdraw their tendered
                                              outstanding notes; or

                                            - to waive any condition or
                                              otherwise amend the terms of the
                                              exchange offer in any respect. See
                                              "The Exchange Offer -- Terms of
                                              the Exchange Offer."

Withdrawal Rights..................    Tenders of outstanding notes may be
                                       withdrawn at any time on or prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange
                                       Offer -- Withdrawal of Tenders."

Procedures for Tendering
  Outstanding Notes................    Tendering holders of outstanding notes
                                       must complete and sign a letter of
                                       transmittal in accordance with the
                                       instructions contained in the letter of
                                       transmittal. Tendering holders must
                                       forward the completed letter of
                                       transmittal by mail, facsimile or hand
                                       delivery, together with any other
                                       required documents, to the exchange
                                       agent, or must submit to the exchange
                                       agent the outstanding notes you are
                                       tendering or comply with the specified
                                       procedures for guaranteed delivery of
                                       outstanding notes. Brokers, dealers,
                                       commercial banks, trust companies and
                                       other nominees may also effect tenders by book-entry transfer. If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact your nominee holder promptly if you wish to tender outstanding notes pursuant to the exchange offer. See "The
                                       Exchange Offer -- Procedures for
                                       Tendering Outstanding Notes."

                                       Letters of transmittal and certificates
                                       representing outstanding notes should not be sent to us. Those documents should be sent only to the exchange agent. The address, and telephone and facsimile numbers, of the exchange agent are set forth in "The Exchange Offer -- Exchange Agent" and in the letter of transmittal.

Acceptance of Outstanding Notes and
  Delivery of Exchange Notes.......    Upon consummation of the exchange offer,
                                       we will accept any and all outstanding
                                       notes that are properly tendered in the
                                       exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the outstanding notes. See
                                       "The Exchange Offer -- Terms of the
                                       Exchange Offer."

Resales of Exchange Notes..........    We believe that you will be able to offer
                                       for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

                                            - you are not a broker-dealer;

                                            - you are not participating in a
                                              distribution of the exchange
                                              notes; and

                                            - you are not our "affiliate", as
                                              the term is defined in Rule 144A
                                              under the Securities Act of 1933.

                                       Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

                                       If our belief is not accurate and you
                                       transfer an exchange note without
                                       delivering a prospectus meeting the
                                       requirements of the federal securities
                                       laws or without an exemption from these
                                       laws, you may incur liability under the
                                       federal securities laws. We do not and
                                       will not assume, or indemnify you
                                       against, this liability.

                                       Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See "The Exchange
                                       Offer -- Resale of the Exchange Notes."

Exchange Agent.....................    The exchange agent with respect to the
                                       exchange offer is Bankers Trust Company.
                                       The address, and telephone and facsimile numbers, of the exchange agent are set forth in "The Exchange Offer -- Exchange
                                       Agent" and in the letter of transmittal.

Use of Proceeds....................    We will not receive any cash proceeds
                                       from the issuance of the exchange notes
                                       offered hereby.

Certain United States Federal
  Income Tax Considerations........    You should review the information set
                                       forth under "Certain Federal Income Tax
                                       Considerations" prior to tendering
                                       outstanding notes in the exchange offer.

                          TERMS OF THE EXCHANGE NOTES

     The exchange offer applies to an aggregate principal amount of $300,000,000 of the outstanding notes. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except:

     - the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer;

     - holders of the exchange notes will not be entitled to any liquidated damages under the registration rights agreement relating to the outstanding notes; and

     - holders of the exchange notes will not be, and upon consummation of the exchange offer, holders of the outstanding notes will no longer be, entitled to specific rights under the registration rights agreement for the outstanding notes intended for the holders of unregistered securities.

     The exchange notes will be our obligations entitled to the benefits of the indenture. See "Description of the Exchange Notes."

Exchange Notes Offered.............    $300 million aggregate principal amount
                                       of Series B 9 1/4% Senior Subordinated
                                       Notes due May 15, 2011.

Issuer.............................    Del Monte Corporation (DMC).

Guarantor..........................    Del Monte Foods Company (DMFC).

Maturity Date......................    May 15, 2011.

Interest Rate and Payment Dates....    The exchange notes will bear interest at
                                       a rate of 9.25% per annum. Interest on
                                       the exchange notes will accrue from the
                                       date of original issuance, known as the
                                       issue date, and will be payable
                                       semi-annually on each May 15 and November
                                       15, commencing November 15, 2001. For a
                                       description of the requirement to offer
                                       to exchange the exchange notes and the
                                       possible effect on the interest rate, see
                                       "Description of the Exchange
                                       Notes -- Registration Rights."

Ranking............................    The exchange notes will be general
                                       unsecured obligations of DMC and will be subordinated in right of payment to all of DMC's existing and future senior debt.
                                       The notes will rank pari passu with any
                                       of DMC's present and future senior
                                       subordinated indebtedness and will rank
                                       senior to all other subordinated
                                       indebtedness of DMC. As of May 15, 2001,
                                       DMC had approximately $429.9 million of
                                       senior debt outstanding, and DMFC has no guarantor senior debt outstanding, other than guarantees of the indebtedness under the credit facility.

Optional Redemption................    The exchange notes are redeemable, in
                                       whole or in part, at DMC's option on or
                                       after May 15, 2006, initially at 104.750% of their principal amount, plus accrued interest and declining ratably to 100% of their principal amount, plus accrued interest, on or after May 15, 2009.

                                       In addition, on or prior to May 15, 2004, DMC, at its option, may redeem up to 35% of the aggregate principal amount of the notes originally issued, including any additional notes, with the net cash proceeds of one or more equity offerings at the redemption price equal to 109.250% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. We may complete these redemptions only if at least $195 million aggregate principal amount of exchange notes remains outstanding after each redemption, excluding exchange notes held by us, and such redemption occurs within 120 days of the date of the closing of the sale of capital stock. See "Description of the Exchange
                                       Notes -- Optional Redemption."

Change of Control..................    Upon a change of control, (i) DMC will
                                       have the option, at any time on or prior to May 15, 2006, to redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium, together with accrued and unpaid interest, if any, to the date of redemption, and (ii) if DMC does not so redeem the notes or if the change of control occurs after May 15, 2006, each holder of the notes will have the right to require DMC to repurchase that holder's notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Parent and Subsidiary Guarantees...    The exchange notes will be guaranteed on
                                       a subordinated basis by DMFC.

Certain Covenants..................    The terms of the outstanding notes do,
                                       and of the exchange notes will, limit
                                       DMC's ability, and its subsidiaries'
                                       abilities, to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior debt and senior in right of payment to the notes, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to DMC and its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets.

     For additional information regarding the exchange notes, see "Description of the Exchange Notes."
                           -------------------------

                                  RISK FACTORS

     See "Risk Factors" for a discussion of factors that should be considered with respect to an investment in the exchange notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth our historical consolidated financial information. The statement of operations data for the years ended June 30, 2000, 1999, 1998, 1997 and 1996 have been derived from our audited consolidated financial statements. The selected consolidated financial data as of March 31, 2001 and 2000 and for the nine-month periods then ended was derived from our unaudited interim financial statements. The financial data as of March 31, 2001 and 2000, and for the nine-month periods then ended, in our opinion, reflect all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data and which have been prepared in accordance with the same accounting principles followed in the presentation of our audited financial statements for the fiscal year ended June 30, 2000. Operating results for the nine-month period ended March 31, 2001 are not necessarily indicative of results to be expected for the full fiscal year. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and other financial information incorporated in this prospectus by reference.

                                                                                                          NINE MONTHS ENDED
                                                    FISCAL YEAR ENDED JUNE 30,                                MARCH 31,
                                -------------------------------------------------------------------   -------------------------
                                   2000          1999          1998          1997          1996          2001          2000
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                          (IN MILLIONS, EXCEPT SHARE AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.....................  $   1,462.1   $   1,504.5   $   1,313.3   $   1,217.4   $   1,305.3   $   1,122.4   $   1,142.4
Cost of products sold.........        920.5         998.3         898.2         819.3         984.1         739.3         720.3
Selling, administrative and
  general expense(1)..........        384.2         375.3         316.4         326.9         239.0         278.7         304.4
Operating income..............        146.5         112.8          82.2          71.2          82.2          90.4         107.9
Interest expense..............         67.1          77.6          77.5          52.0          67.2          58.3          51.2
Net income (loss).............        128.7          13.5           5.5         (58.1)        103.8
Net income (loss) attributable
  to common shares............        128.7           9.9           0.2        (127.9)         21.8          25.6          39.0
Diluted net income (loss) per
  common share................  $      2.42   $      0.23   $      0.01   $     (2.07)  $      0.29   $      0.49   $      0.73
Weighted average number of
  diluted shares
  outstanding(2)..............   53,097,898    42,968,652    32,355,131    61,703,436    75,047,353    52,692,344    53,147,206
OTHER FINANCIAL AND OPERATING
  DATA:
Cash flows provided by (used
  in) operating activities....  $      (7.1)  $      96.1   $      97.0   $      25.2   $      58.4   $      (4.8)  $     (57.4)
Cash flows provided by (used
  in) investing activities....        (65.9)        (86.2)       (222.0)         37.0         169.9         (77.9)        (41.0)
Cash flows provided by (used
  in) financing activities....         71.2          (9.9)        127.0         (63.4)       (222.8)         86.5          97.5
SELECTED RATIOS:
Ratio of earnings to fixed
  charges(3)..................          2.0           1.4           1.1            NA           2.8           1.5           1.9
Deficiency of earnings to
  cover fixed charges(3)......           --            --            --   $      15.9            --            --            --

                                                              MARCH 31, 2001
                                                              (IN MILLIONS)
BALANCE SHEET DATA:
Working capital.............................................     $  234.9
Total assets................................................      1,192.0
Total debt..................................................        725.6
Stockholders' equity (deficit)..............................         36.5

-------------------------
(1) In connection with our recapitalization, which was consummated on April 18, 1997, we incurred approximately $25.0 million in administrative and general expenses primarily for management incentive payments and, in part, for severance payments.

(2) For fiscal 1997, the effect of common stock equivalents was not included in the weighted average number of diluted shares outstanding as these common stock equivalents were anti-dilutive due to a net operating loss.

(3) For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, earnings are defined as income (loss) before extraordinary item, cumulative effect of accounting change and provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issue costs) and the interest component of rent expense.

                                  RISK FACTORS

     Before you tender your notes in the exchange offer, you should carefully consider the following factors in addition to the other information contained in this prospectus.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have a substantial amount of indebtedness. The following chart shows certain important credit statistics. See "Description of Existing Indebtedness."

                                                             AS OF
                                                         MARCH 31, 2001
                                                         (IN MILLIONS,
                                                       EXCEPT RATIO DATA)
Total indebtedness(1)................................        $725.6
Stockholders' equity (deficit).......................          36.5
Debt to equity ratio.................................          19.8

                                                             AS OF
                                                         MARCH 31, 2001
                                                         (IN MILLIONS,
                                                       EXCEPT RATIO DATA)
Ratio of earnings to fixed charges...................         1.5x

-------------------------
(1) Total indebtedness includes a revolving credit facilities balance of $167.5 million at March 31, 2001.

The maximum amount of our borrowings in fiscal 2001, through March 31, 2001, was $842.1 million.

     Concurrent with the consummation of the refinancing, we entered into an amended and restated credit facility in an aggregate amount of $740 million. We have the ability to increase this amount by $100 million without obtaining any approvals under the credit facility, subject to the willingness of new or existing lenders to commit to such an increase. See "Description of Existing Indebtedness."

     The indenture also allows us to borrow a significant amount of additional money. See "Description of the Exchange Notes -- Certain Covenants."

     Our substantial indebtedness could have important consequences to you such as:

     - limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other cash requirements;

     - limiting our ability to invest operating cash flow in our business because we use a substantial portion of these funds to pay debt service;

     - limiting our ability to compete with companies that are not as highly leveraged and that may be better positioned to withstand economic downturns;

     - increasing our vulnerability to economic downturns and changing market conditions; and

     - increasing our vulnerability to fluctuations in market interest rates, since some of our debt has floating interest rates.

     Our ability to pay our debt service depends partly on our performance, which in turn can be affected by general economic or competitive conditions beyond our control. Our financial position could also prevent us from obtaining necessary financing at favorable rates, including at times when we must refinance maturing debt.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our debt, including the exchange notes and the credit facility, and to fund planned capital expenditures and possible expansions will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control.

     We cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes and the credit facility, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the exchange notes and our credit facility, on commercially reasonable terms or at all.

DESPITE OUR SIGNIFICANT INDEBTEDNESS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT THROUGH ADDITIONAL BORROWINGS. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     The indenture permits us to borrow up to an additional $100 million under our credit facility (from an initial capacity of $740 million) from additional commitments from new or existing lenders without any additional approval from the existing lenders. All of the borrowings under the credit facility will be senior to the exchange notes. In addition to substantial amounts of money from other sources and amounts that may be borrowed under the credit facility, the indenture also allows us to borrow money. If new debt is added to our current debt levels, the related risks that we now face could intensify.

     See "Capitalization," "Selected Historical Consolidated Financial Data," "Description of Existing Indebtedness" and "Description of the Exchange Notes."

WE ARE DEPENDENT UPON A LIMITED NUMBER OF CUSTOMERS.

     A relatively limited number of customers account for a large percentage of our total sales. If the trend of consolidation among retailers continues, this percentage may increase. During the six-month period ended December 31, 2000, our 15 largest customers represented approximately 58% of our sales, with sales to Wal-Mart and its affiliates representing approximately 15% of sales. In recent years, there has been significant consolidation among our customers through acquisitions. Our business may be seriously harmed if we experience a loss of any of our significant customers or suffer a substantial reduction in orders from these customers.

OUR BUSINESS STRATEGY POSES SPECIAL RISKS ASSOCIATED WITH OUR ABILITY TO REDUCE COSTS, REACH TARGETED CUSTOMERS AND COMPLETE ACQUISITIONS SUCCESSFULLY.

     The success of our business strategy depends in part on our ability to reduce costs. We plan to use improved processing technologies to maintain our position as a low cost and efficient producer. Our business strategy also depends on our ability to increase sales of our higher margin products, such as our Fruit Cup single serve fruit products, diced tomatoes, specialty vegetables and Orchard Select jarred fruit, and to increase product distribution through high volume club stores, such as Sam's Clubs and Costco, and mass merchandisers, such as Wal-Mart Supercenters. We also plan to grow through acquisitions. All of these plans involve risks, including the following:

     - We may not complete capital projects on time or within budget.

     - Acquisitions may not be accretive and may negatively impact operating results.

     - Our customers generally do not enter into long-term contracts and generally purchase products based on their inventory levels. They can stop purchasing our products at any time. Losing any significant customer would affect sales volumes and could also have a negative effect on our reputation.

     - Acquisitions could require the consent of our bank lenders and could involve amendments to our principal credit facility to permit us to comply with our financial covenants. These lenders could also impose conditions on their consent that could adversely affect our operating flexibility.

     - We may not be able to successfully integrate acquired businesses, including personnel, operating facilities and information systems, into our existing operations. The timing and number of acquisitions could make these risks more difficult to address. The process of integrating acquired businesses could distract management from other opportunities or problems in our business. The benefits of an acquisition often take a long time to develop, and there is no guarantee that any acquisition will in fact produce any benefits.

     - In pursuing acquisitions, we could incur substantial additional debt and contingent liabilities, which could in turn restrict our ability to pursue other important elements of our business strategy or our ability to comply with our financial covenants.

OUR OPERATING RESULTS ARE NEGATIVELY IMPACTED BY THE CURRENT TREND OF OUR CUSTOMERS REDUCING THEIR LEVELS OF INVENTORY.

     Our trade customers have been reducing their inventory levels significantly during the last several fiscal quarters. As a result, our sales to trade customers are less than the volume of purchases of our products by consumers. The effect of this trend was significant in the fourth quarter of fiscal 2000, as trade customers reduced the inventory levels they had built in preparation for possible "Year 2000" shortages. The inventory reduction continued at a modest rate in the first three quarters of this fiscal year. The reduction of inventory decreased our shipments in the short term and adversely affected our growth rate, gross margin and working capital requirements. If the trend of reducing trade inventory levels continues, it could adversely affect our operating results.

OUR OPERATING RESULTS ARE HIGHLY SEASONAL. INTERFERENCE WITH OUR PRODUCTION SCHEDULE DURING PEAK MONTHS COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

     We do not manufacture the majority of our products continuously throughout the year, but instead have a seasonal production period that is limited to approximately three to four months during the summer each year. Our working capital requirements are also seasonal and are most significant in the first and second fiscal quarters. An unexpected plant shutdown or any other material interference with our production schedule, would adversely affect our operating results.

     Our sales tend to peak in the second and third quarters of each fiscal year, mainly as a result of the holiday period in November and December and the Easter holiday. By contrast, in the first fiscal quarter of each year, sales generally decline, mainly due to less promotional activity and the availability of fresh produce. We believe that the main trends in our operating results are relatively predictable and that we have adequate sources of liquidity to fund operations during periods of low sales. If these trends were to change or be disrupted, however, our operating results could be adversely affected, and we could require additional sources of liquidity to fund our working capital and other cash requirements.

OUR BUSINESS IS HIGHLY COMPETITIVE, AND WE CANNOT ASSURE YOU THAT WE WILL MAINTAIN OUR CURRENT MARKET SHARE.

     Many companies compete in the domestic processed vegetable, fruit and tomato product categories. However, only a few well-established companies operate on both a national and a regional basis with one or several branded product lines. We face strong competition from these and other companies in all our product lines. Important competitive considerations include the following:

     - Some of our competitors have greater financial resources and operating flexibility. This may permit them to respond better to changes in the industry or to introduce new products and packaging more quickly and with greater marketing support.

     - Several of our product lines are sensitive to competition from regional brands, and many of our product lines compete with imports, private label products and fresh alternatives. No single private label competitor has greater market share than us in our principal product categories. However, for the 52 weeks ended December 30, 2000, private label companies as a group had market shares of 42.4%, 38.4% and 31.6% in the processed vegetable, major fruit and solid tomato categories, respectively.

     - We cannot predict the pricing or promotional actions of our competitors or whether they will have a negative effect on us. Also, when we raise our prices, we may lose market share to our competitors.

     - The processed food industry has in the past experienced processing over-capacity and, despite some consolidation in the industry, over-capacity or changes in crop supplies could create an imbalance in supply and demand that may depress sales volumes or prices.

WE RELY ON A CONTINUOUS POWER SUPPLY TO CONDUCT OUR OPERATIONS AND CALIFORNIA'S CURRENT ENERGY CRISIS COULD DISRUPT OUR OPERATIONS AND INCREASE OUR EXPENSES.

     California is in the midst of an energy crisis that could disrupt our fruit and tomato processing operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. We currently do not have backup generators or alternate sources of power in the event of a blackout, and our current insurance may not provide coverage for damages that we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could result in significant increases in production costs and lost revenue, which could substantially harm our business and results of operations.

     Our energy costs have substantially increased since fiscal 2000 and are expected to continue to increase. This increase and any future increase may have a negative impact on our results of operations.

OUR BRAND NAME COULD BE CONFUSED WITH NAMES OF OTHER COMPANIES WHO, BY THEIR ACT OR OMISSION, COULD ADVERSELY AFFECT THE VALUE OF OUR BRAND NAME.

     We have licensed the Del Monte brand name to various unaffiliated companies for use internationally and in the United States. The common stock of one licensee, Fresh Del Monte Produce N.V., is publicly traded in the United States. Acts or omissions by these unaffiliated companies may adversely affect the value of the Del Monte brand name, the trading prices for our common stock and demand for our products. Third party announcements or rumors about these licensees could also have these negative effects.

WE FACE A POTENTIAL INABILITY TO FUND A CHANGE OF CONTROL OFFER. THE CREDIT FACILITY WILL PROHIBIT US FROM PURCHASING ANY EXCHANGE NOTES. IN ADDITION, WE MAY NOT HAVE SUFFICIENT FUNDS TO SATISFY OUR OBLIGATIONS.

     The indenture requires us to offer to repurchase the exchange notes upon the occurrence of specific kinds of change of control events. Certain important corporate events that would increase the level of our indebtedness, such as leveraged recapitalizations, may not constitute a "change of control" under the indenture. The credit facility generally prohibits us from repurchasing any exchange notes and will also provide that any change of control under the notes will be a default under that agreement. Any future credit or other debt agreements to which we become a party may contain similar restrictions and provisions. If a change of control occurs at a time when we are prohibited from repurchasing exchange notes, we could seek the consent of our lenders to repurchase the exchange notes or we could attempt to refinance the debt that contains that prohibition. However, we cannot assure you that we will be able to obtain lender consent or refinance those borrowings. Even if such a consent were obtained or the debt is refinanced, we cannot assure you that we would have the funds necessary to repurchase the exchange notes. Our failure to repurchase the exchange notes would be a default under the indenture which would, in turn, be a default under the credit facility and, potentially, other senior debt. If the senior debt were to be accelerated, we may be unable to repay these amounts and make the required repurchase of notes.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES WILL BE JUNIOR TO THE CREDIT FACILITY AND POSSIBLY TO ALL OF OUR FUTURE BORROWINGS. THE GUARANTEE OF THE EXCHANGE NOTES IS JUNIOR TO ALL OF DMFC'S INDEBTEDNESS AND POSSIBLY TO ALL OF ITS FUTURE BORROWINGS.

     The exchange notes are junior to all of our existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes. The guarantee is junior to all of DMFC's existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the guarantee. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment will be made on the exchange notes. In addition, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment will be made on the guarantee.

     In addition, all payments on, or acquisition of the exchange notes and the guarantee may be blocked for 179 days in the event of a payment default or certain other defaults under the credit facility or any other designated senior debt. Such payments may only be blocked once within any 360 consecutive days in the event of certain defaults on such senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the exchange notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less ratably than holders of trade payables in any such proceeding. In any of these cases, holders of the exchange notes may not be paid in full.

     We conduct a limited portion of our operation through subsidiaries. There are no limits in the indenture on our unrestricted subsidiaries' ability to incur new debt or liabilities. Claims of creditors of the subsidiary, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiary over the claims of our creditors, including the holders of the notes. The exchange notes, therefore, will be effectively subordinated to creditors (including trade creditors) of our subsidiaries.

     As of May 15, 2001, the exchange notes were subordinated to $429.9 million of our senior debt, and approximately $279.7 million was available for borrowing as additional senior debt under our credit facility. Also, the guarantee of the exchange notes by DMFC is subordinated to DMFC's guarantee of amounts outstanding under the credit facility. We are also permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture governing the notes.

IN ADDITION TO THE EXCHANGE NOTES BEING JUNIOR TO THE CREDIT FACILITY AND POSSIBLY ALL OF OUR FUTURE BORROWINGS, THE EXCHANGE NOTES WILL NOT BE SECURED BY ANY OF OUR ASSETS. IN ADDITION, OUR ASSETS WILL SECURE THE CREDIT FACILITY AND POSSIBLY OTHER DEBT.

     In addition to being subordinated to all of our existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to the exchange notes, the exchange notes will not be secured by any of our assets. Our obligations under the credit facility will be secured by liens on substantially all of our assets, and DMFC's guarantee under the credit facility will be secured by a pledge of DMC's common stock. If we become insolvent or are liquidated, or if payment under the credit facility or of other secured obligations is accelerated, the lenders under the credit facility or the obligees with respect to the other secured obligations will be entitled to exercise the remedies available to a secured lender under applicable law and the applicable agreements and instruments. Accordingly, such lenders will have a prior claim with respect to such assets and there may not be sufficient assets remaining to pay amounts due on the exchange notes then outstanding.

RESTRICTIVE COVENANTS IN THE CREDIT FACILITY AND THE INDENTURE MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES. OUR ABILITY TO COMPLY WITH THESE RESTRICTIONS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     The credit facility and the indenture include, certain covenants that, among other things, restrict our ability to:

     - borrow money;

     - pay dividends or make distributions on our stock;

     - make investments;

     - create liens other than a lien securing the credit facility;

     - enter into transactions with affiliates;

     - sell assets;

     - merge, consolidate or sell substantially all of our assets; and

     - make capital expenditures.

     We are also required by the credit facility to maintain certain financial ratios, including maximum debt to EBITDA ratios, a minimum interest coverage ratio, and a minimum fixed charge coverage ratio. All of these restrictive covenants may restrict our ability to expand or to pursue our business strategies. Our ability to comply with these and other provisions of the indenture and the credit facility may be affected by changes in DMC's operating and financial performance, changes in business conditions or results of operations, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, which could cause those obligations to become due and payable. If we default, we could be prohibited from making payments with respect to the exchange notes until the default is cured or all indebtedness under the credit facility, and other senior debt is paid in full. If any of our indebtedness were to be accelerated, there can be no assurance that we would be able to repay it.

THE GUARANTEE OF THE EXCHANGE NOTES DOES NOT PROVIDE SIGNIFICANT ADDITIONAL ASSURANCE OF PAYMENT TO THE HOLDERS OF THE EXCHANGE NOTES.

     The exchange notes are guaranteed on a subordinated basis by DMFC. The indenture does not contain any financial covenants or similar provisions which would limit DMFC's ability to incur other debt or obligations, to pay dividends or to engage in other transactions. In addition, the events of default in the indenture do not include any events of bankruptcy or insolvency relating to DMFC. The only material asset of DMFC is the stock of DMC. However, the indenture does not contain any covenants that limit DMFC's ability to acquire other assets. DMFC does not have any income from operations and has no material assets other than DMC's stock. DMFC is not expected to generate income from operations or acquire additional assets in the near future and no assurance can be given that it will ever do so. Accordingly, the guarantee does not provide any significant additional assurance of payment to the holders of the notes.

     Enforcement of the guarantee against DMFC or any future guarantors would be subject to certain defenses available to guarantors generally and would also be subject to certain defenses available to DMC regarding enforcement of the exchange notes, including the right to force the trustee of the notes to exercise its remedies prior to commencement of any action on the guarantee. DMFC will waive, with respect to the exchange notes, all such defenses to the extent it may legally do so. See "Description of the Exchange Notes -- Guarantee."

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy and comparable provisions of state fraudulent transfer laws, the guarantee could be voided, or claims in respect of the guarantee could be subordinated to all other debts of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by the guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by the guarantor pursuant to the guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they became due.

     The indenture requires that if a future significant subsidiary guarantees any other debt of DMC, it must guarantee the notes. These considerations will also apply to these guarantees.

NO PUBLIC MARKET EXISTS FOR THE EXCHANGE NOTES. THE OFFERING OR SALE OF THE EXCHANGE NOTES IS SUBJECT TO SIGNIFICANT LEGAL RESTRICTIONS AS WELL AS UNCERTAINTIES REGARDING THE LIQUIDITY OF THE TRADING MARKET FOR THE EXCHANGE NOTES.

     No public market exists for the exchange notes, and a market offering liquidity may not develop. The exchange notes will not be listed on any securities exchange, but are expected to be eligible for trading in the PORTAL market. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. We have been advised by the placement agents that they intend to make a market in the exchange notes after consummation of the offering, as permitted by applicable laws and regulations. However, the placement agents are not obligated to do so and any such market-making activities may be discontinued at any time without notice.

     General declines in the market for similar securities may also adversely affect the liquidity of, and trading market for, the exchange notes. These declines may adversely affect liquidity and trading markets independent of our financial performance and prospects.

OUR BUSINESS IS SUBJECT TO THE RISK OF ENVIRONMENTAL LIABILITY, AND WE COULD BE NAMED AS A RESPONSIBLE PARTY.

     As a result of our agricultural and food processing activities, we are subject to various environmental laws and regulations. Many of these laws and regulations are becoming increasingly stringent and compliance with them is becoming increasingly complex and expensive. We have been named as a potentially responsible party and may be liable for environmental investigations and remediation costs at certain designated "Superfund Sites" under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, commonly known as CERCLA, or under similar state laws. Based on available information, we are defending ourselves in these actions as appropriate. However, we cannot assure you that none of the matters will have a material adverse impact on our financial position or results of operations.

     We may in the future be named as a potentially responsible party at other currently or previously owned or operated sites, and additional remediation requirements could be imposed on us. Other properties could be identified for investigation or proposed for listing under CERCLA or similar state laws. Also, under the Federal Food, Drug and Cosmetic Act and the Food Quality Protection Act of 1996, the U.S. Environmental Protection Agency is involved in a series of regulatory actions relating to the evaluation and use of pesticides in the food industry. The effect of such actions and future actions on the availability and use of pesticides could have a material adverse impact on our financial condition or results of operations.

TEXAS PACIFIC GROUP, OR TPG, CONTINUES TO CONTROL US WHICH COULD LEAD TO A CONFLICT OF INTEREST.

     TPG owns approximately 47% of DMFC's common stock. TPG will likely continue to use its significant ownership interest to influence and control our management and policies. We also have contractual relationships with TPG, under which TPG provides us with financial advisory and other services. These arrangements could give rise to conflicts of interest.

SEVERE WEATHER CONDITIONS AND NATURAL DISASTERS CAN AFFECT CROP SUPPLIES AND REDUCE OUR OPERATING RESULTS.

     Severe weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, may affect the supply of our products. Irregular weather patterns may persist over a long period and further impact the supply of our products. These events can result in reduced supplies of raw materials, lower recoveries of usable raw materials, higher costs of cold storage if harvests are accelerated and processing capacity is unavailable or interruptions in our production schedules if harvests are delayed. Competing manufacturers can be affected differently depending on the location of their supplies. If our supplies of raw materials are reduced, we may not be able to find enough supplemental supply sources on favorable terms, which could have a material adverse effect on our business, operating results and financial condition.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On May 15, 2001, we sold $300.0 million in principal amount of the outstanding notes in a private placement through Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Banc Alex. Brown, Inc., JP Morgan, a division of Chase Securities, Inc., ABN AMRO Incorporated, and BMO Nesbitt Burns Corp., to a limited number of "Qualified Institutional Buyers," as defined under the Securities Act of 1933, and to limited persons outside the United States. In connection with the sale of the outstanding notes, we, and the placement agents entered into a registration rights agreement, dated as of May 15, 2001. Under that agreement, we must, among other things, use our best efforts to file with the Commission a registration statement under the Securities Act of 1933 covering the exchange offer and to cause that registration statement to become effective under the Securities Act of 1933. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In order to participate in the exchange offer, you must represent to us among other things, that:

     - you are not a broker-dealer;

     - you are not participating in a distribution of the exchange notes; and

     - you are not our "affiliate" as the term is defined in Rule 144A under the Securities Act of 1933.

RESALE OF THE EXCHANGE NOTES

     Based on previous interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are our affiliate, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that the representations set forth in "Purpose and Effect of the Exchange Offer" apply to you. See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991).

     If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the Commission as set forth in the no-action letters and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act of 1933 and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, nor will we indemnify you against, this liability.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act of 1933.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and conditions in this prospectus, and in the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 in principal amount of exchange notes in exchange for an equal principal amount of outstanding notes tendered and accepted in the exchange offer. You may tender some or all of your outstanding notes pursuant to the exchange offer in any denomination of $1,000 or in integral multiples thereof.

     In addition, in connection with any resales of exchange notes, any broker-dealer who acquired outstanding notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements for the exchange notes, other than a resale of an unsold allotment from the original sales of outstanding notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers, and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange notes. However, we are not required to amend or supplement this prospectus for a period exceeding 180 days after the date of the last expiration date.
"Expiration date" means 5:00 p.m. New York City time, on                , 2001
unless we, in our sole discretion, extend the exchange offer. If we do, the "expiration date" will be 5:00 p.m. New York City time on the latest date to which the exchange offer is extended. The expiration date will be at least 20 business days from the date that this prospectus is mailed to the holders of the outstanding notes. We have also agreed that in the event that either we do not consummate the exchange offer or a shelf registration statement is not declared effective on or prior to December 31, 2001, the interest rate of the outstanding notes will be increased by one-half of one percent (.5%) per annum until the earlier of the consummation of the exchange offer or the effectiveness of the shelf registration statement.

     If we consummate the exchange offer on or before December 31, 2001, we will not be required to file a shelf registration statement to register any outstanding notes, and the interest rate on any outstanding notes will remain at the initial level of 9.25% per annum. The exchange offer will be deemed to have been consummated upon our having exchanged, pursuant to the exchange offer, exchange notes for all outstanding notes that have been properly tendered and not withdrawn by the expiration date. In this event, holders of outstanding notes not participating in the exchange offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

     The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will not bear legends restricting the transfer thereof. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

     As of the date of this prospectus, $300,000,000 aggregate principal amount of the outstanding notes are outstanding and there are two registered holders thereof.

     In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages Market. The PORTAL market is the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A. The exchange notes will also be issuable and transferable in book-entry form through DTC.

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of acceptance to the exchange agent. See "-- Exchange Agent." The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering exchange notes to the holders.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

     Holders of outstanding notes who tender in the exchange offer will not be required to pay:

     - brokerage commissions or fees; or

     - transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer, subject to the instructions in the accompanying letter of transmittal.

     We will pay all charges and expenses, other than specified taxes, in connection with the exchange offer. See "-- Fees and Expenses."

     Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission interpreting the Exchange Act. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and be entitled and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" means 5:00 p.m. New York City time, on
            , 2001 unless we, in our sole discretion, extend the exchange offer. If we do, the "expiration date" will be 5:00 p.m. New York City time on the latest date to which the exchange offer is extended.

     If we extend the expiration date, we will:

     - notify the exchange agent of any extension by oral or written notice; and

     - mail an announcement of the extension to the record holders of outstanding notes prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Any announcement may state that we are extending the exchange offer for a specified period of time.

     If any of the conditions listed under the heading "Conditions to the Offer" occur and are not waived by us, by giving oral or written notice to the exchange agent, we reserve the right:

     - to delay acceptance of any outstanding notes;

     - to extend the exchange offer;

     - to terminate the exchange offer;

     - to refuse to accept outstanding notes not previously accepted; and

     - to amend the terms of the exchange offer in any manner we deem to be advantageous to the holders of the outstanding notes.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent. If the exchange offer is amended in a manner we determine constitutes a material change, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from the last interest payment date on which interest was paid on the outstanding notes. If interest has not yet been paid, the outstanding notes will bear interest from May 15, 2001. Interest will be paid with the first interest payment on the notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

     The exchange notes will bear interest at a rate of 9.25% per annum. Interest on the exchange notes will be payable semi-annually, in arrears, on each May 15 and November 15 commencing November 15, 2001 and continuing following the consummation of the exchange offer. Untendered outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will bear interest at a rate of 9.25% per annum after the expiration date.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     To tender in the exchange offer, you must do the following:

     - complete, sign and date the letter of transmittal, or a facsimile of it;

     - have the signatures guaranteed, if required by the letter of transmittal; and

     - mail or deliver the letter of transmittal, or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent.

     The exchange agent must receive these documents by 5:00 p.m., New York City time, on the expiration date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account via the ATOP system in accordance with DTC's transfer procedure. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or its facsimile, with any required signature guarantees and documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Your tender of outstanding notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions in this prospectus and in the letter of transmittal.

     Delivery of all documents must be made to the exchange agent at its address listed in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect tender for them.

     The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is up to you. However, you also bear the risks of non-delivery. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal should be sent to us.

     Only a holder of outstanding notes may tender outstanding notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder or any person whose outstanding notes are held of record by DTC who desires to deliver the outstanding notes by book-entry transfer at DTC.

     Any beneficial holder whose outstanding notes are registered in the name of the holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the holder's behalf. If the beneficial holder wishes to tender on the holder's own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" unless the outstanding notes tendered are:

     - tendered by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - tendered for the account of an "eligible institution."

     An eligible institution is:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act; or

     - an "eligible institution" that is a participant in a recognized medallion signature guarantee program.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes tendered must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person should indicate this when signing, and unless waived by us, submit evidence satisfactory to us of that person's authority to so act with the letter of transmittal.

     We will determine, in our sole discretion, all questions as to the validity, form, and eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes of which our acceptance would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time as we determine. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes. Additionally, none of them will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until these irregularities have been cured or waived. Any outstanding notes received by the exchange agent that have defects or irregularities not cured or waived by us will be returned to you without cost by the exchange agent, unless otherwise provided in the letter of transmittal as soon as practicable after the expiration date.

     In addition, we reserve the right in our sole discretion to:

     - purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

     - terminate the exchange offer according to the terms in "-- Conditions to the Offer"; and

     - to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers may differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding notes and either your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, stating the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes, unless the book-entry transfer procedures are to be used, to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

     - the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificates representing all tendered outstanding notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of outstanding notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

     If you wish to tender your outstanding notes according to the guaranteed delivery procedures, make your request to the exchange agent and a notice of guaranteed delivery will be sent to you.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address given in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

     - be signed by the depositor in the same manner as the original signature on the letter of transmittal by tendering the outstanding notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the outstanding notes to register the transfer of the outstanding notes into the name of the depositor withdrawing the tender; and

     - specify the name in which any outstanding notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by us, and will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the outstanding notes previously withdrawn are validly retendered.

Any outstanding notes that have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "Procedures for Tendering Outstanding Notes" at any time prior to the expiration date.

CONDITIONS TO THE OFFER

     Regardless of any other term of the exchange offer, we are not required to accept for exchange or to exchange any outstanding notes that are not accepted for exchange according to the terms of the exchange offer. Additionally, we may terminate or amend the exchange offer as provided in this prospectus before accepting the outstanding notes if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer; or

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit. We may assert them in whole or in part at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and the right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at the time of tender:

     - a stop order is threatened by the Commission or is in effect for the registration statement that this prospectus is a part of; or

     - a stop order is threatened or in effect regarding qualification of the indenture under the Trust Indenture Act of 1939, as amended.

     If we determine that we may terminate or amend the exchange offer, we may:

     - refuse to accept any outstanding notes and return any tendered outstanding notes to the holder;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes;

     - waive the termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn; or

     - amend the exchange offer at any time prior to 5:00 p.m. New York City time on the expiration.

     If the waiver or amendment constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes, and we will extend the exchange offer for a period of five to ten business days, if the exchange offer would otherwise expire during that period, depending on the significance of the waiver or amendment and the manner of disclosure to the registered holders of the outstanding notes.

     The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.

EXCHANGE AGENT

     Bankers Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

BY HAND DELIVERY:                                  BY MAIL:
Bankers Trust Company                              Bankers Trust Company
Corporate Trust & Agency Services                  P.O. Box 2927737
Attn: Reorganization Unit                          Nashville, TN 37229-2737
123 Washington St., 1st Floor                      Attn: Reorganization Unit
New York, NY 10006
Telephone number: 1-800-735-7777

BY OVERNIGHT COURIER:                              BY FACSIMILE:
Bankers Trust Company                              Facsimile transmission:(615) 835-3701
648 Grassmere Park Road                            (for eligible institutions only)
Nashville, TN 37211                                Confirmation: (615) 835-3572

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail.

     Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or by telephone.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

     We will pay the fees and expenses incurred in connection with the exchange offer, for the following:

     - the exchange agent;

     - the trustee;

     - accounting; and

     - legal services.

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The amount of these transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder if:

     - certificates representing exchange notes or outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer.

     If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes under generally accepted accounting principles.

SOME ADVERSE CONSEQUENCES OF FAILURE TO EXCHANGE

     If you fail to exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the restrictions on transfer of your outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations by the Commission, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - cannot rely on the applicable interpretations by the Commission; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     The amount of outstanding notes after the exchange offer is complete will be reduced by the amount of outstanding notes that will be tendered and exchanged for exchange notes in the exchange offer. We expect that a substantial portion of the outstanding notes will be tendered and accepted in the exchange offer. In that case, the trading market for the outstanding notes will be adversely affected.

                                USE OF PROCEEDS

     We will not receive any proceeds from this offer.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2001. Please read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes incorporated in this prospectus by reference.

                                                              MARCH 31, 2001
                                                              --------------
                                                              (IN MILLIONS)
TOTAL DEBT:
Revolving credit facilities(1)..............................     $ 167.5
Existing term loans.........................................       375.1
12 1/4% senior subordinated notes of DMC....................        65.7
12 1/2% senior discount notes of DMFC.......................       117.3
                                                                 -------
  Total debt................................................       725.6
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; 500,000,000 shares authorized
  and 52,240,909 shares issued and outstanding at March 31,
  2001......................................................          .5
Notes receivable from stockholders..........................        (0.4)
Additional paid-in capital..................................       400.4
Retained earnings (deficit).................................      (364.0)
                                                                 -------
  Total stockholders' equity (deficit)......................        36.5
                                                                 -------
  Total capitalization......................................     $ 762.1

-------------------------
(1) The total capacity under the revolving credit facilities is $350.0 million.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth our historical consolidated financial information. The statement of operations data for the years ended June 30, 2000, 1999, 1998, 1997 and 1996 and the balance sheet data as of June 30, 2000, 1999, 1998, 1997 and 1996 have been derived from our audited consolidated financial statements. The selected consolidated financial data as of March 31, 2001 and 2000 and for the nine-month period then ended was derived from our unaudited interim financial statements. The financial data as of March 31, 2001 and 2000, and for the nine-month periods then ended, in our opinion, reflect all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data and which have been prepared in accordance with the same accounting principles followed in the presentation of our audited financial statements for the fiscal year ended June 30, 2000. Operating results for the nine-month period ended March 31, 2001 are not necessarily indicative of results to be expected for the full fiscal year. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and other financial information incorporated in this prospectus by reference.

                                                                                                            NINE MONTHS ENDED
                                                      FISCAL YEAR ENDED JUNE 30,                                MARCH 31,
                                  -------------------------------------------------------------------   -------------------------
                                     2000          1999          1998          1997          1996          2001          2000
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                            (IN MILLIONS, EXCEPT SHARE AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.......................  $   1,462.1   $   1,504.5   $   1,313.3   $   1,217.4   $   1,305.3   $   1,122.4   $   1,142.4
Cost of products sold...........        920.5         998.3         898.2         819.3         984.1         739.3         720.3
Selling, administrative and
  general expense(1)............        384.2         375.3         316.4         326.9         239.0         278.7         304.4
Special charges related to plant
  consolidation.................         10.9          17.2           9.6            --            --          14.0           9.8
Acquisition expense.............           --           0.9           6.9            --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating income................        146.5         112.8          82.2          71.2          82.2          90.4         107.9
Interest expense................         67.1          77.6          77.5          52.0          67.2          58.3          51.2
Loss (gain) on sale of divested
  assets(2).....................           --            --            --           5.0        (123.3)           --            --
Other (income) expense(1).......           --           2.0          (1.3)         30.1           2.7          (4.7)          0.2
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes, minority interest,
  extraordinary item and
  cumulative effect of
  accounting change.............         79.4          33.2           6.0         (15.9)        135.6          36.8          56.5
Provision (benefit) for income
  taxes.........................        (53.6)          0.5           0.5           0.6          11.4          11.2          13.6
Minority interest in earnings of
  subsidiary....................           --            --            --            --           3.0            --            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before
  extraordinary item and
  cumulative effect of
  accounting change.............        133.0          32.7           5.5         (16.5)        121.2          25.6          42.9
Extraordinary loss, net of tax
  benefit(3)....................          4.3          19.2            --          41.6          10.3            --           3.9
Cumulative effect of accounting
  change(4).....................           --            --            --            --           7.1            --            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss)...............  $     128.7   $      13.5   $       5.5   $     (58.1)  $     103.8   $      25.6   $      39.0
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net income (loss) attributable
  to common shares(5)...........  $     128.7   $       9.9   $       0.2   $    (127.9)  $      21.8   $      25.6   $      39.0
Diluted net income (loss) per
  common share..................  $      2.42   $      0.23   $      0.01   $     (2.07)  $      0.29   $      0.49   $      0.73
Weighted average number of
  diluted shares
  outstanding(6)................   53,097,898    42,968,652    32,355,131    61,703,436    75,047,353    52,692,344    53,147,206
OTHER DATA:
Cash flows provided by (used in)
  operating activities..........  $      (7.1)  $      96.1   $      97.0   $      25.2   $      58.4   $      (4.8)  $     (57.4)
Cash flows provided by (used in)
  investing activities..........        (65.9)        (86.2)       (222.0)         37.0         169.9         (77.9)        (41.0)
Cash flows provided by (used in)
  financing activities..........         71.2          (9.9)        127.0         (63.4)       (222.8)         86.5          97.5
Capital expenditures............         67.8          55.0          32.1          20.3          15.8          28.2          42.6
SELECTED RATIOS:
Ratio of earnings to fixed
  charges(7)....................          2.0x          1.4x          1.1x           NA           2.8x          1.5x          1.9x
Deficiency of earnings to cover
  fixed charges(7)..............           --            --            --   $      15.9            --            --            --

                                                               JUNE 30,                                         MARCH 31,
                                  -------------------------------------------------------------------   -------------------------
                                     2000          1999          1998          1997          1996          2001          2000
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA:
Working capital.................  $     149.8   $     187.3   $     210.2   $     118.1   $     209.2   $     234.9   $     158.3
Total assets....................      1,040.7         872.0         845.1         666.9         735.9       1,192.0       1,023.3
Total debt......................        632.1         543.4         709.7         609.7         372.4         725.6         651.9
Redeemable preferred stock......           --            --          32.5          32.2         213.4            --            --
Stockholders' equity
  (deficit).....................         10.6        (118.4)       (349.8)       (398.8)       (288.1)         36.5         (79.2)

-------------------------
(1) In connection with our recapitalization, which was consummated on April 18, 1997, we incurred approximately $25.0 million in administrative and general expenses primarily for management incentive payments and, in part, for severance payments. In addition, we incurred $22.3 million of other expenses in conjunction with the recapitalization, primarily for legal, investment advisory and management fees.

(2) In the fiscal quarter ended December 1996, we sold Del Monte Latin America. The combined sales price of $49.5 million, reduced by $1.3 million of related transaction expenses, resulted in a loss of $5.0 million. In November 1995, we sold our pudding business for $88.8 million, net of $3.9 million of related transaction fees. The sale resulted in a gain of $71.3 million. In March 1996, DMC sold its 50.1% ownership interest in Del Monte Philippines for $100.0 million, net of $2.2 million of related transaction fees. The sale resulted in a gain of $52.0 million.

(3) During February 2000, we repurchased $31.0 million of DMC's 12 1/4% senior subordinated notes. In conjunction with this debt prepayment, an extraordinary loss of $5.2 million ($4.3 million net of tax benefit of $.9 million) was recorded. This extraordinary loss consisted of $3.7 million of prepayment premiums and a $1.5 million write-off of capitalized deferred debt issue costs and original issue discount. In fiscal 1999, we recorded a $19.2 million extraordinary loss. In conjunction with the February 1999 public equity offering, we redeemed all outstanding preferred stock, a portion of DMC's 12 1/4% senior subordinated notes and a portion of DMFC's 12 1/2% senior discount notes, as well as an early retirement of senior debt. In connection with these payments, we wrote off $5.5 million of capitalized debt issue costs and paid $13.7 million of redemption premium, both of which we recorded as extraordinary items. In fiscal 1997, $41.6 million of expenses related to the early retirement of debt due to the exchange of Pay-in-Kind, or PIK, notes and to our recapitalization was charged to net income. In September 1996, we repurchased PIK notes and, concurrently, exchanged essentially all remaining PIK notes for new PIK notes. In conjunction with this repurchase and exchange, we wrote off capitalized debt issue costs of $3.6 million, net of a discount on the PIK notes, and accounted for that amount as an extraordinary loss. In conjunction with the refinancing of debt that occurred at the time of the recapitalization in fiscal 1997, we recorded a $38.0 million extraordinary loss related to the early retirement of debt. The $38.0 million consisted of previously capitalized debt issue costs of $18.8 million and a note premium payment and a term loan make-whole payment aggregating $19.2 million. In December 1995 and April 1996, we prepaid part of our term loan and senior secured notes. In conjunction with the early debt retirement, we recorded an extraordinary loss of $10.3 million. The extraordinary loss consisted of a $5.0 million prepayment premium and a $5.3 million write-off of capitalized debt issue costs related to the early retirement of debt.

(4) Effective July 1, 1995, we adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The cumulative effect of adopting SFAS No. 121 resulted in a charge to fiscal 1996 net earnings of $7.1 million.

(5) Net income (loss) attributable to the shares of common stock is computed as net income (loss) reduced by the cash and in-kind dividends for the period on redeemable preferred stock.

(6) For fiscal 1997, the effect of common stock equivalents was not included in the weighted average number of diluted shares outstanding as these common stock equivalents were anti-dilutive due to a net operating loss.

(7) For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, earnings are defined as income (loss) before extraordinary item, cumulative effect of accounting change and provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issue costs) and the interest component of rent expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion summarizes the significant factors affecting our consolidated operating results, financial condition and liquidity during the three-year period ended June 30, 2000 and the nine-month periods ended March 31, 2001 and 2000. This discussion should be read in conjunction with our audited consolidated financial statements for the three-year period ended June 30, 2000 and the unaudited consolidated financial statements for the nine-month period ended March 31, 2001 and notes thereto incorporated in this prospectus by reference.

GENERAL

     We report our financial results on a July 1 to June 30 fiscal year basis to coincide with our inventory production cycle, which is highly seasonal. Raw product is harvested and packed primarily in the months of June through October, during which time inventories rise to their highest levels. At the same time, consumption of processed products declines, reflecting, in part, lower levels of promotional activity, the availability of fresh alternatives and other factors. This situation impacts operating results as sales volumes, revenues and profitability decline during this period. Results over the remainder of the fiscal year are affected by many factors including industry supply and our share of that supply. See "-- Seasonality."

     Our core processed vegetables, fruits and tomato products are generally considered staple foods. Like other basic food items, we believe consumers purchase our products regardless of economic cycles. However, we have experienced a reduction in shipments of our products during the last several fiscal quarters, as our trade customers have been reducing their inventory levels significantly.

     Retail consolidation and competitive pressures are causing many food retailers to concentrate on increasing operating efficiencies, generating cash flow and decreasing working capital requirements. Retailers are focused on decreasing their own inventory requirements by reducing the inventory carried, implementing more sophisticated shelf management programs and consolidating their distribution centers and other infrastructure. Although consumer consumption of our products generally has remained stable, retailers have been selling more of our products out of their inventory rather than purchasing from us. As a result, our volume of product shipments to retailers has been less than the volume of our products purchased by consumers at retailers.

     The effect of this trend was significant in the fourth quarter of fiscal 2000, as trade customers reduced the inventory levels they had built earlier in preparation for possible "Year 2000" shortages. The trend continued in the first three quarters of fiscal 2001. This reduction of retail inventory decreased our shipments in the short-term and adversely affected our sales growth, operating margin, cash flow and working capital requirements. In addition, it causes us to have excess inventory. The resulting lower sales volume has also affected our ability to offset the increase in production costs experienced in fiscal 2001. Given that we produce the majority of our products in the summer months, we plan to decrease our summer 2001 production to reduce our inventory levels, which should lower our working capital requirements. We believe the trend of reducing trade inventory levels may continue into next year. However, in the long-term, we believe that production and sales will match consumption, but only after retailers stabilize their inventory levels. If our shipments exceed our production in fiscal 2002 as a result of our reduced production, we may generate additional cash flow.

     Consistent with our strategy to generate growth through acquisitions, as outlined in the section entitled "Business -- Business Strategies," We consummated the acquisition of Contadina in December 1997, Sunfresh in September, 2000 and S&W in March, 2001. The Contadina acquisition solidified us as the branded market leader in the high margin canned solid tomato category and established a strong presence for us in the branded paste-based tomato products category, which includes tomato paste, tomato sauce and pizza sauce. We believe the S&W and Sunfresh acquisitions will also provide further cost savings and growth opportunities. We also reacquired the rights to the Del Monte brand in South America in August 1998, which opened a new geographic market for us.

     In the third quarter of fiscal 1998, we committed to a plan to consolidate processing operations over a three-year period. Moreover, among the facilities we acquired in connection with the Contadina acquisition was a state-of-the-art tomato processing facility at Hanford, California. In addition to diversifying further our revenue base, the Contadina acquisition expanded our processing scale, which has resulted in production cost efficiencies. We closed our San Jose fruit processing facility in December 1999, our Stockton fruit processing facility in September 2000 and the Woodland tomato processing facility in November 2000. In connection with these actions, we recorded charges related to plant consolidation as follows:

                                                                                       NINE MONTHS
                                                                                          ENDED
                                                       FISCAL YEAR ENDED JUNE 30,       MARCH 31,
                                                      ----------------------------    --------------
                                                       2000       1999       1998     2001     2000
                                                      -------    -------    ------    -----    -----
                                                                      (IN MILLIONS)
Severance accrual...................................   $  --      $  --      $6.6     $ 0.6    $  --
Severance accrual reversal..........................    (1.3)        --        --      (0.7)      --
Asset write-off.....................................      --        3.5        --      10.5       --
Asset write-down reversal...........................    (0.7)        --        --        --     (0.7)
Ongoing fixed costs and asset removal/disposal
  costs.............................................     8.6        4.3        --       2.8      6.8
Accelerated depreciation............................     4.3        9.4       3.0       0.8      3.7
                                                       -----      -----      ----     -----    -----
Special charges related to plant consolidation......   $10.9      $17.2      $9.6     $14.0    $ 9.8
                                                       =====      =====      ====     =====    =====

     Our results over the next three-year period are expected to be affected by related plant consolidation charges as follows: $0.7 million in the last three months of fiscal 2001, $1.8 million in fiscal 2002 and $.7 million in fiscal 2003.

     The plant consolidation plan is a major component of a capital investment program identified over three years ago. A total of $85.7 million has been spent on this program as of March 31, 2001. Our goal for this program is to achieve cumulative cost savings by the end of the fifth year estimated at approximately $170 million. As of March 31, 2001, approximately $102.3 million in cumulative cost savings had been generated by this capital investment program.

RECENT DEVELOPMENTS

     We recently announced our financial results as of March 31, 2001. Please see our quarterly report on Form 10-Q filed with the Commission May 15, 2001, incorporated in this prospectus by reference.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from our consolidated statements of income, expressed as percentages of our net sales for such periods:

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                     FISCAL YEAR ENDED JUNE 30,      MARCH 31,
                                                     --------------------------    --------------
                                                      2000      1999      1998     2001     2000
                                                     ------    ------    ------    -----    -----
Net sales..........................................  100.0%    100.0%    100.0%    100.0%   100.0%
Cost of products sold..............................   63.0      66.4      68.4      65.9     63.1
Selling, administrative and general expense........   26.3      24.9      24.1      24.8     26.6
Special charges related to plant consolidation.....    0.7       1.1       0.7       1.2      0.9
Acquisition expense................................     --       0.1       0.5        --       --
                                                     -----     -----     -----     -----    -----
  Operating income.................................   10.0%      7.5%      6.3%      8.1%     9.4%
                                                     =====     =====     =====     =====    =====
Interest expense...................................    4.6%      5.2%      5.9%      5.2%     4.5%
                                                     =====     =====     =====     =====    =====

     The following table sets forth, for the periods indicated, our net sales by product categories, expressed in dollar amounts and as percentages of our total net sales for such periods:

                                                                              NINE MONTHS ENDED
                                            FISCAL YEAR ENDED JUNE 30,            MARCH 31,
                                         --------------------------------    --------------------
                                           2000        1999        1998        2001        2000
                                         --------    --------    --------    --------    --------
                                                              (IN MILLIONS)
NET SALES:
Processed vegetables(1)................  $  507.7    $  508.0    $  466.2    $  386.8    $  402.1
Processed fruit(1).....................     564.6       562.3       526.5       445.1       431.6
Tomato products(1).....................     377.4       423.8       320.6       279.3       299.3
                                         --------    --------    --------    --------    --------
  Subtotal domestic....................   1,449.7     1,494.1     1,313.3     1,111.2     1,133.0
South America..........................      12.9        10.4          --        11.5         9.7
Intercompany sales.....................      (0.5)         --          --        (0.3)       (0.3)
                                         --------    --------    --------    --------    --------
  Total net sales......................  $1,462.1    $1,504.5    $1,313.3    $1,122.4    $1,142.4
                                         ========    ========    ========    ========    ========
AS A PERCENTAGE OF NET SALES:
Processed vegetables(1)................      34.7%       33.7%       35.5%       34.4%       35.2%
Processed fruit(1).....................      38.6        37.4        40.1        39.7        37.8
Tomato products(1).....................      25.8        28.2        24.4        24.9        26.2
                                         --------    --------    --------    --------    --------
  Subtotal domestic....................      99.1        99.3       100.0        99.0        99.2
South America..........................       0.9         0.7          --         1.0         0.8
Intercompany sales.....................        --          --          --          --          --
                                         --------    --------    --------    --------    --------
  Total................................     100.0%      100.0%      100.0%      100.0%      100.0%
                                         ========    ========    ========    ========    ========

-------------------------
(1) Includes sales of the entire product line across each channel of distribution, including sales to grocery chains, club stores, supercenters, mass merchandisers and other grocery retailers, as well as our foodservice, food ingredients, export and vegetable private label businesses and military sales.

SEASONALITY

     Please see our annual report on Form 10-K filed with the Commission on September 8, 2000, incorporated in this prospectus by reference.

NINE MONTHS ENDED MARCH 31, 2000 VS. NINE MONTHS ENDED MARCH 31, 2001

     Please see our quarterly report on Form 10-Q filed with the Commission on May 15, 2001, incorporated in this prospectus by reference.

FISCAL 2000 VS. FISCAL 1999

     Please see our annual report on Form 10-K filed with the Commission on September 8, 2000, incorporated in this prospectus by reference.

FISCAL 1999 VS. FISCAL 1998

     Please see our annual report on Form 10-K filed with the Commission on September 8, 2000, incorporated in this prospectus by reference.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Please see our annual report on Form 10-Q filed with the Commission on May 15, 2001, incorporated in this prospectus by reference.

LIQUIDITY AND CAPITAL RESOURCES

     Please see our quarterly report on Form 10-Q filed with the Commission on May 15, 2001, incorporated in this prospectus by reference.

  Operating Activities

     Please see our quarterly report on Form 10-Q filed with the Commission on May 15, 2001 and our annual report on Form 10-K filed with the Commission on September 8, 2000, incorporated in this prospectus by reference.

  Investing Activities

     In the nine-month period ended March 31, 2001, cash used in investing activities increased by $36.9 million as compared to the same period in 1999, primarily due to the acquisition of the S&W brand and product line. In fiscal 2000, cash used in investing decreased by $20.3 million as compared to fiscal 1999, primarily due to the purchase of the South American business in fiscal 1999. In fiscal 1999, cash used in investing decreased by $135.8 million as compared to fiscal 1998 due to the purchase of Contadina in fiscal 1998.

     Capital expenditures for the nine-month period ended March 31, 2001 were $28.2 million, including $5.3 million towards our program to consolidate processing operations. We plan an aggregate of approximately $46.5 million in capital expenditures for fiscal 2001 with approximately $5.5 million of those expenditures to be incurred in connection with our continuing program to consolidate processing operations. Capital expenditures for fiscal 2000 were $67.8 million, including $11.0 million for the purchase of the Cambria, Wisconsin plant and approximately $.6 million for domestic environmental compliance, as we continued the implementation of a program which is intended to generate cost savings by introducing new equipment that would result in general production efficiencies. Of the remaining $56.2 million of capital expenditures for fiscal 2000, we spent approximately $21.5 million in connection with our plans to consolidate processing operations and $34.7 million for general manufacturing improvements. We continually evaluate our capital expenditure requirements, and such plans are subject to change depending on market conditions, our cash position, the availability of alternate means of financing and other factors. We expect to fund capital expenditures from internally generated cash flows and by borrowing from available financing sources.

  Financing Activities -- Nine Months Ended March 31, 2001 Activity

     Please see our quarterly report on Form 10-Q filed with the Commission on May 15, 2001, incorporated in this prospectus by reference.

  Financing Activities -- 2000 Activity

     Please see our annual report on Form 10-K filed with the Commission on September 8, 2000, incorporated in this prospectus by reference.

  Financing Activities -- 1999 Activity

     Please see our annual report on Form 10-K filed with the Commission on September 8, 2000, incorporated in this prospectus by reference.

  Financing Activities -- 1998 Activity

     Please see our annual report on Form 10-K filed with the Commission on September 8, 2000, incorporated in this prospectus by reference.

  Restrictive Covenants

     The term loans and the revolver agreements contain restrictive covenants which require us to meet certain financial tests, including minimum fixed charge coverage, minimum adjusted net worth and maximum leverage ratios. These requirements and ratios generally become more restrictive over time, subject to allowances for seasonal fluctuations. We were in compliance with all debt covenants at March 31, 2001. The credit agreements applicable to DMC generally limit its ability to make cash payments to DMFC through restricted payment covenants, thereby limiting DMFC's ability to pay monetary dividends.

  Pension Funding

     Please see our annual report on Form 10-K filed with the Commission September 8, 2000, incorporated in this prospectus by reference.

  Environmental Matters

     Please see our annual report on Form 10-K filed with the Commission September 8, 2000, incorporated in this prospectus by reference.

  Tax Net Operating Loss Carryforwards

     As of March 31, 2001, we had $30.9 million in net operating loss carryforwards for tax purposes, which will expire in 2012. Applicable laws may limit our use of these net operating loss carryforwards in any year.

  Inflation

     Please see our annual report on Form 10-K filed with the Commission September 8, 2000, incorporated in this prospectus by reference.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT POLICIES

     Our primary market risk exposure is that of interest rate risk. Our bank debt generally incurs interest at a reference rate plus a spread. As interest rates increase, we would incur higher interest expense and conversely a decrease in interest rates would reduce interest expense. A 100 basis point change in the reference on our bank debt rate would result in an approximate 13% change in interest expense assuming consistent debt levels. We have entered into interest rate cap agreements limiting our exposure to interest rate increases, thus limiting the impact of interest rate increases on future income. These interest rate cap agreements are not accounted for as hedge activities and as such are adjusted to fair value through income. The impact of these fair value adjustments are immaterial. We use derivatives only for purposes of managing risk associated with the underlying exposures. We do not trade or use instruments with the objective of earning financial gains on interest rate fluctuations alone, nor do we use instruments where there are not underlying exposures. Complex instruments involving leverage or multipliers are not used. We believe that our use of these instruments to manage risk is in our best interest and that any resulting market risk exposure would not materially effect our operating results. (Market risk exposure has been defined as the change in fair value of a derivative financial instrument assuming a hypothetical 10% adverse change in market rates.)

     We also have an insignificant degree of market risk exposure in regards to currency risk. Except for sales by our subsidiaries within South America, we require payment in United States currency. If non-United States domiciled customers' local currency devalues significantly against the United States dollar, the customers could potentially encounter difficulty in making the United States dollar-denominated payments.

     We do not believe we face any material commodity risk since we purchase most of our raw product requirements under arrangements whereby pricing has not fluctuated significantly in recent years. See "Business -- Supply."

                                    BUSINESS

GENERAL

     We are the largest producer and distributor of processed vegetables, fruit and solid tomato products in the United States. We manufacture and distribute premium quality, nutritious food products under the Del Monte, Contadina, S&W and other brand names generating net sales of approximately $1.5 billion and adjusted EBITDA of approximately $187 million in fiscal 2000. Our products are sold by most retail grocers, supercenters, club stores and mass merchandisers throughout the United States with the average supermarket carrying approximately 110 of our branded items. The Del Monte brand was introduced in 1892 and we believe it is one of the best known brands for processed food products in the United States. We estimate that Del Monte brand products are purchased by over 80% of U.S. households.

     Our market share in vegetables is larger than the market share of our four largest branded competitors combined and our market share of canned fruit is larger than the fruit market share of all other branded competitors combined. In addition, our market share for solid tomato products is twice that of our nearest competitor. In calendar 2000, we had market shares of 24.4% of all processed vegetable products, 46.7% of all processed major fruit products and 22.0% of all canned solid tomato products in the United States. As the brand leader in these three major processed food categories, we have a full-line, multi-category presence that we believe provides us with a substantial competitive advantage in selling to the retail grocery industry.

     We sell our products primarily through grocery chains, club stores and mass merchandisers. Sales through these channels accounted for approximately $1.2 billion (or 80.7%) of our fiscal 2000 sales. Club stores and mass merchandisers are the fastest growing channels of retail distribution. These customers include Wal-Mart/Sam's Club and Costco, and other merchandisers that include full grocery sections, such as Wal-Mart Supercenters and Kmart's Super Ks. Our long-term relationships with customers allow them to rely on our continuity of supply which enables them to reduce their inventory levels. Many of our customers also rely on our value-added services, such as our category and inventory management programs that allow them to more effectively manage their business.

     We operate 12 production facilities in California, the Midwest, Washington and Texas, as well as seven strategically located distribution centers. We have over 2,500 contracts to purchase vegetables, fruit and tomatoes from individual growers and cooperatives located in various geographic regions of the United States, principally California, the Midwest, the Northwest and Texas. This diversity of sourcing helps insulate us from localized disruptions during the growing season, such as weather conditions, that can affect the price and supply of vegetables, fruit and tomatoes.

COMPANY STRENGTHS

     We believe we have the following strengths:

     - Steady, Non-Cyclical Consumption. Our processed vegetables, fruits and tomato products are generally considered staple foods and enjoy high consumer household penetration. During the past decade, sales of processed vegetable, fruit and tomato products have been relatively stable and have grown at approximately 1% per annum. Like other basic food items, we believe consumers purchase our products reasonably independent of economic cycles.

     - Exceptional Brand Recognition and Leading Market Share. Our products are found nationally in eight out of ten homes, and we believe the Del Monte brand is one of the best known brands of canned food in the United States. Brand name is a leading competitive factor as consumers of processed fruits, vegetables and tomatoes equate strong brand names with superior quality and taste. As a result, leading brands, such as Del Monte, are able to command a substantial pricing premium over their less established branded and private label competitors. Since 1997, we have increased market share in all of our product categories. In calendar 2000, our 46.7% market share of major fruit was larger than the combined market shares of all other branded competitors, and our 24.4% market share of processed vegetables was larger than the combined market shares of our four largest branded competitors. We had a 22.0% market share in the high margin solid segment of the processed tomato market over the same period. In addition to being the brand leader in our three major categories, we have been able to increase our leading market share while maintaining or increasing our price premium over private labels in each of these categories. The following graph illustrates our significantly larger fiscal 2000 sales, on an equivalent case basis, compared to other branded competitors.
GRAPH

Del Monte                                                                        85.0
Hunt's                                                                           30.0
Green Giant                                                                      20.0
Libby's                                                                           7.0

              Source: ACNielsen SCANTRACK

     - Strong Retailer Relationships. We sell our products to virtually every food retailer in the United States. We have developed strong long-term relationships with all major participants in the retail grocery trade and are the preferred supplier to most of our customers. Our top 15 customers have all been our customers for at least ten years and, in most cases, for 20 years or more. We believe that these relationships will become increasingly important as consolidation among grocery retailers continues. Competitive pressures on food retailers are causing many retailers to prefer large suppliers that are able to provide consumer-favored brands, a single source of vegetable, fruit and tomato products and national distribution networks that insure continuity of supply. Furthermore, retailers also prefer suppliers that can offer sophisticated category and inventory management programs that enable them to more effectively manage their businesses. By offering these value-added services, we have been able to differentiate ourselves from our branded and private label competitors, increase shelf space devoted to Del Monte products, maximize distribution efficiencies and maintain our leading market position.

     - Category Management Services. Our category management services enable our customers to more efficiently manage their shelf space, product mix and promotions for an entire product category, including other brands and private label products. As the "Category Captain," we recommend shelf space allocation in our customers' stores, coordinate advertising and promotional activities and analyze individual product performance. These activities help our retail customers leverage Del Monte brands to drive center-store traffic and sales.

     - Inventory Management Services. Our vendor managed inventory services enable our customers to optimize their inventory requirements while maintaining their ability to service consumers. We utilize proprietary software to track and manage our customers' inventory levels based on real-time demands. We believe that providing these value-added services enhances our relationships with our retail customers and drives our sales growth and long-term competitiveness.

     - Extensive Sales and Distribution System. Our extensive sales and distribution network allows us to efficiently deliver products to more than 2,700 customer destinations nationwide. This network enables us to deliver product to customers when they need it, thereby allowing them to reduce their own inventory levels. We operate seven strategically located distribution centers in addition to storage at our manufacturing facilities, which offer customers a variety of services, including electronic data interchange and direct store shipments. Our infrastructure enables us to provide our customers with inventory management programs, which further enhance our customer relationships. Our distribution centers, warehouse facilities and storage capacity at our production facilities have a combined storage capacity of approximately 7 million square feet. We believe our distribution infrastructure and associated services provide us with a competitive advantage over other branded and private label competitors as they allow us to fully service national retailers quickly and efficiently.

     - Leading Innovator in New Products and Packaging. We believe we are the leading product innovator in our processed food categories and have successfully introduced many new products and packaging. We have continually exhibited significant expertise in developing new products and packaging to generate increased sales. These capabilities are leveragable across all our categories and allow us to maintain or improve our category leadership, market share and pricing power versus private label manufacturers. We have recently introduced several new products including Fruit Pleasures, a flavored, individually packaged fruit targeted at the adult snacking market; FruitRageous, a fruit snack targeted at the kids snacking market; Fruit To-Go, individual fruit cups packaged in plastic and targeted at convenient on-the-go snacking; and pull-top lids on our buffet vegetables. In addition, through Orchard Select, Tropical Select, and our recently acquired Sunfresh citrus lines, all glass-packaged products, we have extended our presence in the store to the produce aisle, which targets a different consumer than typically shops in the canned aisle of the store.

     - Low Cost Producer. We believe we are one of the lowest cost producers of processed vegetables, fruit and tomatoes in the United States. In fiscal 1997, we identified a five-year capital expenditure program, which is now substantially complete. By the end of fiscal 2001, we will have spent approximately $90 million, primarily on plant consolidation and manufacturing upgrades. This investment has significantly reduced costs through increased operational efficiency. By utilizing state-of-the-art, automated manufacturing machinery, we are able to significantly reduce labor costs. Through fiscal 2001, we estimate that we will have realized $114.2 million in cost savings. We also benefit from many long-term relationships with more than 1,700 growers who, along with us, work to maximize yields of raw product. These relationships also help to ensure a consistent supply of raw product.

     - Proven Acquisition Track Record. We have made several acquisitions that have augmented our internal growth by successfully integrating acquisitions into existing operations, reducing costs and increasing market share. Acquisitions, such as Contadina, have enabled us to increase market share and extend our product lines. Our acquisition of Sunfresh solidified our position in the fruit-in-glass market and diversified us into citrus products. With the S&W acquisition, we expect to realize significant cost savings, increase our West Coast market share and enhance our relationships with key mass merchandisers. The S&W acquisition also increases our international presence and, like Contadina, we are not restricted from selling the S&W product internationally. We will continue to focus on targeting complementary branded and higher-margin food products and pursuing acquisitions that are accretive to earnings and that offer opportunities for synergies.

     - Experienced Management Team. The management team has demonstrated a history of strong operating performance while remaining attentive to growth. The management team consists of Richard G. Wolford, Chairman and Chief Executive Officer, Wesley J. Smith, Chief Operating Officer, and David L. Meyers, Executive Vice President of Administration and Chief Financial Officer. Mr. Wolford, Mr. Smith and Mr. Meyers are veteran senior managers, each with approximately 30 years of experience in the food industry. Since our recapitalization in 1997, the management team has executed its strategy and improved financial performance. Revenues have increased from $1.2 billion in fiscal 1997 to $1.5 billion in fiscal 2000, representing compound annual growth of 7.7%. Adjusted EBITDA has increased at a greater rate from $119 million to

       $187 million over the same period, representing compound annual growth of 16.3% with adjusted EBITDA margins increasing from 10.1% to 12.8%.

BUSINESS STRATEGY

     Our business strategy includes the following key elements:

     - Grow Strategic Core Business. We will focus on our core retail processed vegetable, multi-serve fruit and solid tomato products, which currently account for approximately 56% of sales and have grown by approximately 5% annually during the past three years. We will dedicate resources to grow these strategic segments and increase our market share through:

      - Consumption-focused marketing that addresses consumers' needs for convenience, quality and value;

      - Product and packaging enhancements, such as flavored diced tomatoes and flavored peaches that provide consumers with additional product choices and pull-top cans that increase product convenience;

      - A continued focus on our high-growth club store and mass merchant retail channels while de-emphasizing our lower-margin commodity foodservice business; and

      - International sales opportunities, both through our operations in South America and our recently acquired S&W brand in Asia.

     - Expand in Targeted Growth Markets. As a leading innovator in our product categories, we intend to continue to develop new products using packaging innovations and new formulations that target the higher-margin, healthy kid snacking, healthy adult snacking and packaged produce market segments. We have steadily increased these segments of our business and intend to build on this established platform. We have successfully introduced snack products with enhanced flavorings and individual packaging using similar raw products and manufacturing processes. We have been a leader in the $2 billion healthy kid snacking category with single-serve diced fruit snacks. The category has grown by 49% during the past two years as we have expanded our single-serve business with the introduction of Fruit To-Go. We intend to develop new products to target the $1 billion healthy adult snacking category which currently consists of products such as yogurt cups and health bars. Through our internally developed Orchard Select line, we entered the $3 billion packaged produce market segment, which includes items such as packaged salads, value-added vegetables, pre-cut fruit and fruit-in-glass products. Our fruit-in-glass product category is growing rapidly and has grown by approximately 11.5% during the past year. In addition to the incremental sales, fruit-in-glass diversifies our product presence into the fresh produce aisle. Our recent acquisition of Sunfresh further extends our glass-packaged produce into citrus products. Plastic- and glass-packaged products represented approximately 6% of fiscal 2001 second quarter sales and were not part of our revenue mix in 1997. We intend to pursue additional product and packaging concepts to further extend the brand beyond the canned foods aisle.

     - Focus on Costs and Cash Flow Generation. We will continue to focus on being a low-cost, efficient competitor in our categories in order to maximize cash flow. As in the past, we will continue to invest in our operations in an effort to reduce costs and increase operational efficiency. We also expect to generate cash flow by:

      - Focusing on reducing our on-hand inventory through a disciplined sales process and reducing 2001 summer pack;

      - Realizing operating cost savings from acquisitions, such as S&W, whose products will now be manufactured in our low-cost facilities; and

      - Actively pursuing the sale of manufacturing facilities that were closed as part of our plant consolidation program in San Jose (17 acres), Stockton (31 acres) and Woodland (40 acres), California.

     - Focused Acquisitions. Our acquisition strategy will continue to focus on branded businesses, channel expansion, category expansion and product innovation that will allow us to leverage our infrastructure. We believe we have the infrastructure and the sales and distribution leverage to successfully integrate acquisitions while achieving operational synergies. Since 1997, this strategy has resulted in the acquisitions of Contadina, Sunfresh and S&W. The recent acquisition of Sunfresh expanded our position and growth opportunities in packaged produce. Sunfresh's product line complements Orchard Select and expands our offering into citrus products and addresses the breakfast market. Our acquisition of S&W expanded our product offerings, strengthened our penetration of club stores and mass merchandisers, improved our West Coast market share, increased international sales opportunities and provided us with an opportunity to improve profitability for the S&W brand by leveraging our low-cost manufacturing capabilities.

THE INDUSTRY

     The domestic canned food industry is generally characterized by relatively stable growth based on modest price and population increases. We believe that fundamentals for the overall packaged food industry are favorable since these products are generally staple items purchased by consumers. The following chart illustrates that for the three major industry categories, aggregate consumer consumption has been relatively stable throughout the last decade.

CONSUMER GRAPH                INDUSTRY CASE VOLUME

                                                          FRUIT                    VEGETABLES                   TOMATOES
                                                          -----                    ----------                   --------
1990                                                      50014                      101335                      145427
1991                                                      51357                      101520                      147885
1992                                                      47932                      102340                      151668
1993                                                      47408                      102741                      152622
1994                                                      47843                       99168                      156524
1995                                                      47716                      105252                      157656
1996                                                      45941                      102548                      160950
1997                                                      43644                       98563                      157564
1998                                                      44923                      106229                      154266
1999                                                      46833                      107975                      157535
2000                                                      47600                      104716                      154550

Source: ACNielsen SCANTRACK, 1998 - 2000 includes Supercenters

     While consumption growth is predicted to be modest in the United States, certain product segments that address changing consumer needs, such as the healthy kid snacking, healthy adult snacking and packaged produce market segments, offer opportunities for growth.

     The processed vegetable, fruit and solid tomato categories are comprised of the brand leader (Del Monte) and other manufacturers who, in aggregate, participate in a significant segment of the total market. These categories also have large private label segments. Branded food manufacturers typically lead pricing and innovation in the processed food categories in which we compete. Although private label products have been prominent in vegetable, fruit and tomato markets for many years, the aggregate market share of the private label segment has remained relatively stable over the past decade in each of our principal product categories. For the 52 weeks ended July 1, 2000, private label products, as a group, represented 42.8%, 38.8% and 32.0% of processed vegetable, major fruit and solid tomato product sales, respectively. For the 52 weeks ended December 30, 2000, private label products, as a group, represented 42.4%, 38.4% and 31.6% of processed vegetable, major fruit and solid tomato product sales, respectively.

SALES GRAPH                PRIVATE LABEL MARKET SHARE

                                                    PRVT. LABEL FRUIT        PRVT. LABEL VEGETABLES       PRVT. LABEL TOMATOES
                                                    -----------------        ----------------------       --------------------
FY89                                                      44.00                       41.20                       33.10
FY90                                                      43.30                       38.40                       31.50
FY91                                                      44.70                       39.30                       30.60
FY92                                                      41.90                       37.80                       31.40
FY93                                                      42.90                       37.80                       30.50
FY94                                                      41.20                       38.10                       30.10
FY95                                                      40.10                       36.20                       28.60
FY96                                                      44.20                       41.20                       29.10
FY97                                                      42.10                       42.90                       28.60
FY98                                                      39.80                       44.00                       29.70
FY99                                                      41.10                       42.50                       31.90
FY00                                                      38.80                       42.80                       32.00

Source: ACNielsen SCANTRACK

     Food producers have been impacted by two key trends affecting their retail customers: consolidation and increased competitive pressures. In 1992, the top five retailers in the United States accounted for approximately 19% of retail sales. By 2000, this percentage had increased to approximately 39% of retail sales. Retailers are rationalizing costs in an effort to improve profitability and service the debt burden incurred during consolidation. Retailers quickly targeted distribution infrastructure and inventory levels. In addition, more traditional grocers have experienced increasing competition from rapidly growing mass merchandisers and club stores, which offer every-day low prices. This competitive pressure has further focused retailers on increasing supply-chain efficiencies and decreasing working capital requirements. Sustaining strong relationships with retailers has become a critical success factor for food companies and is driving initiatives such as category and inventory management. Food companies that offer such value added services have been able to increase shelf space, maximize distribution efficiencies, further strengthen their relationships with retailers and maintain their leadership position.

     Although consumer consumption for certain processed food categories has remained stable, retailers have been selling products from their inventory rather than purchasing from food producers in an effort to reduce inventory levels. As a result, many food producers experienced reduced shipment volumes as trade customers reduced their inventory levels. In the short-term, the reduction of retail inventory has decreased producer shipments and has adversely affected sales, operating margins, cash flow and working capital requirements. However, in the long-term, we believe that lower inventory levels will favor established national brands. We believe the more efficient retailers will prefer large suppliers that:

     - have well established consumer-favored brands;

     - provide a single source for major product categories, such as vegetable, fruit and tomato;

     - possess national distribution networks that insure continuity of supply; and

     - offer sophisticated inventory and category management services.

     Branded food manufacturers typically lead pricing and innovation in the processed food categories in which we compete. Based on statistical information compiled by ACNielsen, however, private label products generally have the largest market shares in the vegetable and solid tomato categories. The aggregate market share of the private label segment has remained relatively stable over the past several years in each of our principal product categories. We believe that the private label segment has historically been fragmented among regional vegetable and tomato producers seeking to compete principally based on price. For the 52 weeks ended July 1, 2000, private label products as a group represented 42.8%, 38.8% and 32.0% of processed vegetable, major fruit and solid tomato product sales, respectively, and for the six-month period ended December 30, 2000, private label products as a group represented 40.6%, 38.8% and 32.2% of processed vegetable, major fruit and solid tomato product sales, respectively.

OUR PRODUCTS

     We have a full-line, multi-category presence with products in three major processed food categories: vegetable, fruit and tomato products.

                                                    FISCAL 2000    PERCENT OF FISCAL
                                                     NET SALES     2000 TOTAL SALES
                                                    -----------    -----------------
                                                             (IN MILLIONS)
Vegetables........................................    $507.7             34.7%
Fruit.............................................     564.6             38.6
Tomato............................................     377.4             25.8
Other.............................................      12.4              0.9

  Vegetables

     Based on internal estimates using data compiled by ACNielsen from various industry and other sources, we believe that retail sales of processed vegetables in the United States (including all grocery, convenience, drug and warehouse stores, mass merchandisers, supercenters, military and other sales) generated approximately $3.3 billion in sales in calendar 2000. We believe that the domestic processed vegetable industry is a mature category characterized by high household penetration.

     We view the processed retail vegetable market as consisting of two distinct categories: core vegetables and specialty products. We compete in each of these categories. We believe that these categories generated industry sales of approximately $1.5 billion in calendar 2000. The core category represents the largest volume category, accounting for $1.1 billion or approximately 77% of calendar 2000 processed vegetable supermarket case sales (excluding pickles and tomato products). Our entries in the core category include cut green beans and French-style green beans, as well as whole kernel and cream-style corn, peas, mixed vegetables, spinach, carrots and potatoes. The specialty category, which includes asparagus, lima beans, wax beans, zucchini and a variety of corn offerings, represented $328 million or approximately 22% of calendar 2000 processed vegetable supermarket case sales. Many of our specialty vegetable products are enhanced with flavors and seasonings, such as zucchini in tomato sauce and Fiesta corn, which is made with red and green peppers. Our specialty vegetables are priced at a premium compared to our other vegetable products and carry higher margins. We offer a no-salt product line across most of our core varieties. All of our vegetable products are offered to the retail market principally in 14- to 15-ounce sizes, as well as in smaller can sizes known as buffet products. We also produce six and eight can multi-packs, primarily for our club store and mass merchandiser customers.

     Within the core and specialty product lines (including buffet), the Del Monte brand accounted for $413.8 million in retail sales in calendar 2000. During the 52 weeks ended December 30, 2000, Del Monte brand vegetable products enjoyed an average premium of $.16 (34.3%) per item over private label products, and held a 23.6% share of the processed vegetable market for that period.

     Competitors in processed vegetables include a small number of branded and private label competitors. In the core vegetable category, we are the branded market share leader and for the 52 weeks ended December 30, 2000, held a 26.7% market share in green beans, a 23.1% market share in corn and a 20.0% market share in peas. Our core vegetable products are distributed in substantially all grocery outlets. We also are the branded market share leader in the specialty category and are the overall market share leader in the buffet category. Private label products taken as a whole command the largest share of the processed vegetable market, but their market share has remained relatively stable over the past decade. Our primary branded competitors in the market include Green Giant nationally and regional brands such as Freshlike, Stokely and Libby's, in addition to private label producers.

                                                                  VEGETABLE
                                                                MARKET SHARE
                                                               52 WEEKS ENDED
                                                              DECEMBER 30, 2000
                                                              -----------------
Del Monte...................................................        24.4%
Green Giant.................................................        12.3
Libby's.....................................................         3.4
Stokely.....................................................         2.1
Freshlike...................................................         2.2
All private label combined..................................        42.4

     We have relationships with approximately 900 vegetable growers located primarily in Wisconsin, Illinois, Minnesota, Washington, and Texas.

     As part of the S&W acquisition, we acquired the S&W line of processed beans. This product line is co-packed for us and includes garbanzo, kidney, black and other specialty beans.

  Fruit

     Based on internal estimates using data compiled by ACNielsen from various industry and other sources, we believe that the processed fruit industry in the United States generated more than $2.6 billion in sales in calendar 2000. We believe the domestic processed fruit industry is a mature category characterized by high household penetration.

     We are the largest processor of branded processed fruit in the United States. We compete in four distinct categories of the processed fruit industry: major, specialty, single-serve, and pineapple products. We believe that these categories generated industry sales of more than $1.2 billion in calendar 2000. The major category consists of cling peaches, pears and fruit cocktail/mixed fruit with products offered across package sizes from 15 to 30 ounces. The specialty category includes apricots, freestone and spiced peaches, mandarin oranges, cherries and tropical mixed fruit. We believe that the major fruit, fruit cups and specialty fruit categories of the processed fruit market together accounted for approximately $946 million of total processed fruit industry sales in calendar 2000.

     Major fruit and fruit cups accounted for sales by retailers of $763 million in calendar 2000. Sales by retailers of Del Monte brand major fruit products totaled $399 million in calendar 2000. We were the branded share leader with a 45.2% market share based on case volume sold for the 52 weeks ended December 30, 2000. We are also the share leader in every major sub-category of the major fruit category. In single-serve fruit cup, we have over 60% market share. Our major fruit products are distributed in substantially all grocery outlets, club stores and mass merchandiser outlets.

     We are a key brand in the specialty category as a whole and the market leader in apricots and freestone and spiced peaches. Specialty fruits are higher margin, lower volume "niche" items, which benefit from Del Monte brand recognition. Our apricot and freestone peach products are distributed in over 94% and 66% of grocery outlets, respectively. Tropical fruits and mandarin oranges are distributed in 87% and 66% of grocery outlets, respectively.

     We are the leading manufacturer of fruit-in-glass products. Following initial success in test markets, we completed national distribution in fiscal 1999 of Orchard Select, a premium fruit product packaged in glass primarily sold in the produce section. In fiscal 2000, the Orchard Select product line was successfully expanded with a new apricot entry. Based on the success of Orchard Select, a tropical fruit extension of the fruit-in-glass product line has been introduced under the brand Tropical Select. Through our recent acquisition of Sunfresh, we have tapped into the breakfast food market with offerings such as grapefruit, mango and tropical fruit. An important focus of our new fruit product development efforts is the production of high quality, convenient and nutritious products, particularly snack-type products.

     We believe that we have substantial opportunities to leverage the Del Monte brand name to attract new consumers by increasing sales of our new products, such as our single-serve line. We believe that we will be able to leverage our presence in existing categories, to capitalize on our manufacturing capabilities and to expand our presence in the market beyond the canned food aisle. Single-serve fruit has been a substantial growth area for us. The newest product line, our Fruit To-Go plastic cups, achieved 93% distribution in grocery outlets as of December 30, 2000, its year of introduction.

     We compete in the processed fruit business on the basis of product quality and category support to both the trade and consumers. On the industry's highest volume can size, the "300" size (approximately 15 to 16 ounces), the Del Monte brand commanded an average $.13 (13.9%) per item premium during the 52 weeks ended December 30, 2000. We also face competition from private label and branded products in the processed fruit category from Signature Fruit Company, which recently acquired the fruit assets of Tri-Valley Growers, and from Pacific Coast Producers, a grower cooperative.

                                                                 MAJOR FRUIT
                                                                MARKET SHARE
                                                               52 WEEKS ENDED
                                                              DECEMBER 30, 2000
                                                              -----------------
Del Monte...................................................        46.7%
Libby's.....................................................         7.1
All private label combined..................................        38.4

     We have relationships with approximately 800 fruit growers located in California, Oregon and Washington.

     We believe the retail pineapple industry in the U.S. generated approximately $256 million in sales in calendar 2000. Individual pineapple items are differentiated by cut style, with varieties including sliced, chunk, tidbits and crushed. Our retail pineapple line consists of sliced, chunk, tidbits, crushed and juice products in a variety of container sizes. We sell a significant amount of our pineapple products through the foodservice and ingredients channels.

     We are the second leading brand of canned pineapple with a 16.1% market share for the 52-week period ended December 30, 2000. Dole is the industry leader with a market share of 44.3%. Private label and foreign pack brands comprise the low-price category of this category and hold market shares of 29.2% and 9.4%, respectively.

     We source virtually 100% of our pineapple requirements from our former subsidiary, Del Monte Philippines, under a long-term supply agreement. The agreement provides pricing based on fixed margins.

  Tomato Products

     Based on internal estimates using data compiled by ACNielsen from various industry and other sources, we believe that processed tomato products generated calendar 2000 industry-wide sales of more than $5.5 billion, of which $549 million was in the solid tomato category. The processed tomato category can be separated into two distinct product categories, solid tomato and paste-based tomato products, which differ widely in terms of profitability, price sensitivity and growth potential.

     We are the leader in processed solid tomato products, in which products differentiate by cut style, with varieties including stewed, crushed, diced, chunky, wedges and puree. Solid tomato products generally have higher margins than paste-based tomato products and are the fastest growing category of our tomato business.

     While total sales of canned tomato products have grown steadily in recent years, we believe that the diced category of the retail canned solid tomato category (which also includes chunky tomatoes and tomato wedges) has been growing at a substantially greater rate than the category as a whole, as consumer preferences have trended toward more convenient cut and seasoned tomato products. As a result of the Contadina acquisition, we extended our presence in this category through the addition of Contadina's share of the market for crushed and stewed tomato products. The canned solid tomato category has evolved to include additional value-added items, such as flavored diced tomato products. We believe that there is opportunity to increase sales of solid tomato products through line extensions that capitalize on our manufacturing and marketing expertise.

                                                                SOLID TOMATO
                                                                  PRODUCTS
                                                                MARKET SHARE
                                                               52 WEEKS ENDED
                                                              DECEMBER 30, 2000
                                                              -----------------
Del Monte...................................................        22.0%
Hunt's......................................................        10.4
All private labels combined.................................        31.6

     Paste-based tomato products include such products as ketchup, tomato sauce, tomato paste and spaghetti and pizza sauces. We market our spaghetti and sloppy joe sauces, as well as our ketchup products, under the Del Monte brand name using a "niche" marketing strategy targeted toward value-conscious consumers seeking a branded, high quality product. Our tomato paste products are marketed under the Contadina brand name, which is an established national brand for Italian-style tomato products. Contadina also targets the branded food service tomato market, including small restaurants that use Contadina brand products such as finished spaghetti and pasta sauces.

     We face competition in the tomato product market from brand name competitors including ConAgra's Hunt's in the solid tomato, paste and sauce categories; Heinz and Hunt's in the ketchup category; and Hunt's, Campbell Soup's Prego and Unilever's Ragu in the spaghetti sauce category. In addition, we face competition from private label products in all major categories. While we have a small share of the overall tomato product market, we are the largest branded competitor in the solid tomato category.

     We have relationships with approximately 40 tomato growers located primarily in California, where approximately 95% of domestic tomatoes are produced.

FOREIGN SALES AND OPERATIONS

     Significant opportunities exist in emerging markets such as Latin America and Asia. In Latin America, we re-acquired the rights to the Del Monte name in August 1998 and, as a result, may be able to capitalize on our product innovation and agricultural expertise. In Asia, we have an opportunity to expand through the introduction of the Contadina brand and the expansion of the S&W brand, which is already known in the region.

  Export Markets

     Sales to export markets were $50.8 million for the year ended June 30, 2000 and $27.0 million for the six months ended December 31, 2000. For the year ended June 30, 2000, sales of Del Monte and Contadina branded products to licensees in Asia were $14.2 million and to licensees in Mexico, Central America and the Caribbean were $8.9 million. Additionally, sales of Del Monte and Contadina branded products to U.S. exporters for distribution in South America totaled $23.0 million for the year ended June 30, 2000. For the six months ended December 31, 2000, sales to licensees in Asia were $7.8 million, to licensees in Central America and the Caribbean were $3.9 million and to exporters for South America were $13.8 million. S&W branded products are sold primarily in Asia and Latin America.

  Foreign Operations

     On August 28, 1998, we reacquired rights to the Del Monte brand in South America from Nabisco, Inc. and purchased Nabisco's processed vegetable and tomato business in Venezuela, including a food processing plant in Venezuela. In addition, we established subsidiaries in Colombia and Ecuador during fiscal 2000 and have since added a subsidiary in Peru. Sales for our South American subsidiaries for the year ended June 30, 2000 were $12.9 million. For the six months ended December 31, 2000, sales for our South American subsidiaries were $7.3 million.

     The plant in Venezuela is located in Turmero, approximately 70 miles from Caracas. All purchases of raw materials, primarily vegetables, are made from approximately 15 growers in Venezuela with whom we have contracts. Any remaining requirements are fulfilled through the open market. Products sourced from our Venezuelan plant represent 75% of our sales in South America, with 9% of these sales sourced from us and 16% sourced from co-packers. Our products in Venezuela are sold through four local distributors. In Colombia, Ecuador, and Peru, our products are sold through one national distributor in each country.

RESEARCH AND DEVELOPMENT

     Our research and development organization provides product, packaging and process development, and analytical and microbiological services, as well as agricultural research and seed production. In fiscal 2000, 1999, 1998 and the six-month period ended December 31, 2000, research and development expenditures (net of revenue for services to third parties) were $6.6 million, $6.2 million, $5.3 million and $3.4 million, respectively. We maintain a research and development facility in Walnut Creek, California, where we develop product line extensions and conduct research in a number of areas related to our business including seed production, packaging, pest management, food science and plant breeding.

SUPPLY

     We own virtually no agricultural land. Each year, we buy over 1 million tons of fresh vegetables, fruit and tomatoes under more than 2,500 contracts with individual growers and cooperatives located primarily in the United States. Many of these are long-term relationships. No supplier accounts for more than 5% of our raw product requirements, and we do not consider our relationship with any particular supplier to be material to our operations. We are exploring ways in which to extend our growing season. For example, we have been planting green bean crops in Texas, which has a longer growing season than our other bean growing locations in the Midwest region. Like other processed vegetable, fruit and tomato product manufacturers, we are subject to market-wide raw product price fluctuations resulting from seasonal or other factors. We have maintained long-term relationships with growers to help ensure a consistent supply of raw products.

     Our vegetable growers are primarily located in Wisconsin, Illinois, Minnesota, Washington and Texas. We provide the growers with planting schedules, seeds, insecticide management and hauling capabilities and actively participate in agricultural management and quality control with respect to all sources of supply. Our vegetable supply contracts are generally for a one-year term and require delivery of a specified quantity and quality. Prices are renegotiated each year. We believe that one of our competitive advantages in the processed vegetable category derives from our proprietary seed varieties. For example, we believe that our "Del Monte Blue Lake Green Bean" variety delivers higher yields than green bean varieties used by our competitors. In addition, our green bean production is primarily on irrigated fields, which facilitates production of high quality, uniformly-sized beans.

     Our fruit and tomato growers are located primarily in California. Pear growers are also located in Oregon and Washington. Our fruit supply contracts range from one to ten years. Prices are generally negotiated with grower associations and are reset each year. Contracts to purchase yellow cling peaches generally require us to purchase all of the fruit produced by a particular orchard or block of trees. Contracts for other fruits require delivery of specified quantities each year. We actively participate in agricultural management, agricultural practices, quality control and ensure compliance with all pesticide/herbicide regulations.

     In connection with the sale of DMC's 50.1% interest in Del Monte Philippines, a joint venture operating primarily in the Philippines, on March 29, 1996, we signed an eight-year supply agreement whereby we must source substantially all of our pineapple requirements from Del Monte Philippines.

     Prior to December 1993, we produced almost all of the cans used to package our products in the United States at our nine can manufacturing facilities located throughout the United States. In December 1993, we sold substantially all the assets (and certain related liabilities) of our can manufacturing business to Silgan Container Corporation. The transaction included the sale or lease of our nine can manufacturing facilities. In connection with this agreement, we entered into a ten-year supply agreement with Silgan, with optional successive five-year extensions by either party. The base term of the supply agreement has since been extended to December 21, 2006. Under the agreement and subject to certain exceptions, we must purchase all of our requirements for metal food and beverage containers in the United States from Silgan. However, we are entitled to consider competitive bids for up to 50% of our requirements. Silgan has the right to match any competitive offer. In addition, if Silgan is unable to supply all of such requirements for any reason, we are entitled to purchase the excess from another supplier. Price levels were originally set based on our costs of self-manufactured containers. Price changes under the contract reflect changes in the manufacturer's costs. The agreement may be terminated by either party, without penalty, on notice given 12 months' prior to the end of the term of the agreement. Our total annual can usage is approximately two billion cans.

PRODUCTION AND DISTRIBUTION

     We have a seasonal production business and produce the majority of our products between June and October. Most of our seasonal plants operate at close to full capacity during the packing season. As of December 31, 2000, we operated 12 production facilities and seven distribution centers in the United States. Our production facilities are owned properties, while our distribution centers are owned or leased. We have approximately 7 million square feet of storage capacity available at our various production and distribution centers. The warehousing and storage facilities are primarily leased facilities, which are generally under long-term leases. Virtually all of our properties, whether owned or leased, are subject to liens or security interests.

     Three of our production facilities and one distribution facility are located in California. As a result of the recent California energy crisis, we have proactively focused on securing sufficient electric and natural gas supplies for our production needs and have implemented energy reduction projects to reduce our energy usage and costs. Although California's power supplies remain unpredictable, we believe all of our California production facilities will have the necessary energy to operate during the 2001 summer pack season. We have also developed operating procedures to mitigate the risk of unexpected power outages during some of our pack operations. Our Modesto plant is serviced by the Modesto Irrigation District, which generates electricity locally and has long-term supply contracts for its remaining requirements. We have an electric supply contract effective through our 2003 summer pack at Modesto which provides for highly favorable pricing. Our Kingsburg plant is on an essential-services circuit, which reduces risk of service interruption. Our Hanford plant is connected to a high-voltage transmission line that is an integral component of the service grid and has lower rates. We have adopted a plan to voluntarily reduce power usage at Hanford by 5% to 15% to lessen the possibility of a total service interruption during peak operating periods.

     The following table lists our production facilities and distribution centers.

                                   SQUARE FOOTAGE
                                 ------------------
           LOCATION               OWNED     LEASED                 PRIMARY PRODUCT LINE
           --------              -------    -------                --------------------
PRODUCTION FACILITIES:(1)
Hanford, CA....................  651,000    675,000    Tomato Products
Kingsburg, CA..................  229,000    270,000    Peaches and Zucchini
Modesto, CA....................  440,000    372,000    Apricots, Peaches, Fruit Cocktail, Fruit Cup,
                                                       Chunky Fruit and Diced Pears
Mendota, IL....................  246,000    240,000    Peas, Corn, Lima Beans, Mixed Vegetables,
                                                       Carrots and Peas & Carrots
Plymouth, IN...................  156,000    133,000    Paste-Based Tomato Products and Pineapple
                                                       Juice
Sleepy Eye, MN.................  230,000         --    Peas and Corn
Crystal City, TX...............  362,000         --    Green Beans, Spinach, Carrots, Beets,
                                                       Potatoes and Tomato Sauce
Toppenish, WA..................  228,000    273,000    Asparagus, Corn, Lima Beans and Peas
Yakima, WA.....................  214,000     14,000    Cherries and Pears
Cambria, WI....................  136,000         --    Green Beans, Italian Beans, Corn and Peas
Markesan, WI...................  299,000         --    Green Beans, Wax Beans and Italian Beans
Plover, WI.....................  298,000    210,000    Beans, Carrots, Beets and Potatoes
DISTRIBUTION CENTERS:
Birmingham, AL.................       --    293,000
Clearfield, UT.................       --     80,000
Dallas, TX.....................       --    175,000
McAllen, TX....................  138,000         --
Rochelle, IL...................  425,000         --
Stockton, CA...................       --    512,000
Swedesboro, NJ.................  267,000         --

-------------------------
(1) Includes owned manufacturing and owned or leased on-site warehouse and storage capacity.

     We relocated our tomato processing operations from our Modesto facility to our Hanford facility, and our vegetable processing plant located in Arlington, Wisconsin was closed, following the summer 1998 pack. We closed our San Jose plant in December 1999, our Stockton facility in September 2000, and our Woodland facility in November 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We currently are actively pursuing the sale of our San Jose, Stockton and Woodland facilities.

     Co-packers are used for pineapple, tropical fruit salad, citrus fruits, pickles and certain other products, including several products sold under the S&W brand. From time to time, we also use co-packers to supplement supplies of certain canned vegetables, fruit and tomato products.

     Our distribution organization is responsible for the distribution of finished goods to over 2,700 customer destinations. Customers can order products to be delivered via third party trucking, rail or on a customer pickup basis. Our distribution centers provide, among other services, casing, labeling, special packaging and cold storage. Other services we provide to customers include the One Purchase Order/One Shipment system, in which our most popular products are listed on a consolidated invoicing service; the UCS Electronic Data Interchange, a paperless system of purchase orders and invoices; and the Store Order Load Option (SOLO) system, in which products are shipped directly to stores.

SALES, MARKETING AND VALUE-ADDED SERVICES

  Sales and Marketing

     We sell our retail products through a retail broker network, which consists of 100% independent broker representation at the market level, managed by our sales managers, and through an in-house, or direct, sales force with responsibility for club stores, mass merchandisers and supercenters. Retail brokers are independent, commissioned sales organizations which represent multiple manufacturers and, during the six-month period ended December 31, 2000, accounted for 64% of our total net sales. We retain our brokers through a standardized retail grocery brokerage agreement. Brokers are typically paid a percentage of sales, generally 2.5%, which may be increased to 3.0% based on the broker's accomplishment of specified sales objectives. Either party may terminate such agreements on 30 days' prior notice. Our broker network represents us to a broad range of grocery retailers. Our club store, mass merchandiser and supercenter sales force calls on these customers directly (non-brokered) and is responsible for the development and implementation of sales programs for non-grocery channels of distribution that include Wal-Mart, Costco, BJ's and Target. During the six-month period ended December 31, 2000, this channel accounted for 18% of our total net sales. We make foodservice, food ingredients, private label, military and other sales through both our direct sales force and retail brokers. During the six-month period ended December 31, 2000, these sales accounted for 14% of our total net sales.

     Our marketing function includes product development, pricing strategy, consumer promotion, advertising, publicity and package design. We use consumer advertising and promotion support, together with trade spending, to generate awareness of new items and initial trial by consumers and to strengthen recognition of the Del Monte, Contadina and S&W brand names.

  Value-Added Services

     We have enhanced our sales and marketing efforts with proprietary software applications that assist us in managing the timing and scope of our trade and consumer promotions. Our category management software is designed to assist customers in managing an entire product category including other branded and private label products in the same category. Customers using our category management service are able to more rapidly identify sales levels for various product categories so as to achieve an optimal product mix. Utilization of our category management tools has resulted in increased shelf presence for our products, particularly fruit products, relative to those of our competitors. For example, when a major chain centralized their category management efforts, we joined with them to optimize total item assortment. The results were a 12% increase in Del Monte vegetable item count and an 8% decrease in competitive branded item count. During the last three years, we have provided category management services to substantially all of our major customers.

     We also offer vendor managed inventory services which enable our customers to optimize their inventory requirements while maintaining their ability to service consumers. We manage approximately 35% of our retail volume. The services we provide include proprietary inventory management software that analyzes historical and budgeted data to determine the optimal inventory levels and the human resources necessary to implement the software and maintain the optimal inventory and service levels. These services are provided to our customers at no additional cost to them. We believe providing these value-added services will continue to enhance our relationship with our retail customers and continue to help drive our sales growth and long-term competitiveness.

CUSTOMERS

     We sell our products to virtually every food retailer in the U.S., and we have developed strong, long-term relationships with all major participants in the retail grocery trade. Our 15 largest customers during the six-month period ended December 31, 2000 represented approximately 58% of our sales, with sales to one customer, Wal-Mart, representing approximately 15% of sales. These top 15 customers have all been our customers for at least ten years and, in some cases, for 20 years or more. In recent years, there has been significant consolidation in the grocery industry through acquisitions. We have sought to establish and strengthen our alliances with key customers by offering sophisticated proprietary software applications to assist customers in managing inventories. We plan to continue to expand the use of these applications with our customers, who increasingly rely on sophisticated manufacturers such as us as they become more diverse through consolidations.

COMPETITION

     We face substantial competition throughout our product lines from numerous well-established businesses operating nationally or regionally with single or multiple branded product lines, as well as with private label manufacturers. In general, we compete on the basis of quality, breadth of product line and price. See "Business -- The Industry" and "Business -- Our Products."

INFORMATION SYSTEMS

     In November 1992, we entered into an agreement with Electronic Data Systems Corporation to provide services and administration to us in support of our information services functions. Payments under the terms of the agreement are based on scheduled monthly base charges subject to an inflation adjustment. The agreement expires in November 2002 with optional successive one-year extensions. We periodically review our information systems needs.

     In June 2000, we implemented a capability improvement program to upgrade business processes and information systems. The Enterprise Resource Planning system and Advanced Planning system are components of a seven-phase program which is expected to continue over a three-year period, concluding in June 2003. Total program costs, consisting primarily of capital expenditures, are estimated at $36 million, of which approximately $4 million was spent in the year ended June 30, 2000. Expenditures of $8 million are estimated for fiscal 2001 and a total of $24 million is estimated for fiscal 2002 and 2003 combined. As of December 31, 2000, approximately $4 million had been spent on the project for fiscal 2001.

EMPLOYEES

     As of March 1, 2001, we had approximately 2,600 full-time employees. In addition, approximately 11,400 individuals are hired on a temporary basis during the pack season. We consider our relations with our employees to be good. For more than 20 years, we have not experienced any work stoppages or strikes.

     We have ten collective bargaining agreements with nine union locals covering approximately 7,100 of our hourly and seasonal employees. One collective bargaining agreement expires in calendar 2001, and three expire in calendar 2002.

INTELLECTUAL PROPERTY

     We own a number of registered and unregistered trademarks for use in connection with various food products, including the marks Del Monte, Contadina, S&W, Fruit Cup, Fruit To-Go, Fruit Naturals, Orchard Select, Sunfresh, FruitRageous, Fruit Pleasures and Del Monte Lite. These trademarks are important to us because brand name recognition is a key factor in the success of our products. The current registrations of these trademarks in the United States and foreign countries are effective for varying periods of time, and may be renewed periodically, provided that we, as the registered owner, or our licensees, where applicable, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with similar goods. We are not aware of any material challenge to our ownership of our major trademarks.

     We own nine issued U.S. patents covering machines used in filling, cleaning and sealing cans, food preservation methods, extracts and colors, and peeling and coring devices. The patents expire between 2002 and 2016 and cannot be renewed. Patents are generally not material to our business.

     We claim copyright protection in our proprietary category management software and vendor-managed inventory software. Our customers receive reports generated by these software programs and provide data to us for use in connection with the programs. The software itself, however, is not licensed to our customers. In addition, we claim copyright protection in our proprietary trade promotion software. These copyrights are not registered.

     We have developed a number of proprietary vegetable seed varieties, which we protect by restricting access and/or by the use of non-disclosure agreements. There is no guarantee that these means will be sufficient to protect the secrecy of our seed varieties. In addition, other companies may independently develop similar seed varieties. We have obtained U.S. plant variety protection certificates under the Plant Variety Protection Act on some of our proprietary seed varieties. Under a protection certificate, the breeder has the right, among other rights, to exclude others from offering or selling the variety or reproducing it in the United States. The protection afforded by a protection certificate generally runs for 20 years from the date of its issuance.

     In connection with our purchase of Contadina from Nestle USA, Inc. in 1997, we acquired the rights to Contadina tomato products but Nestle retained the rights to use the Contadina brand name on refrigerated pastas and sauces through December 2002.

     We granted various perpetual, exclusive, royalty-free licenses for use of the Del Monte name and trademark, along with certain other trademarks, patents, copyrights and trade secrets, generally outside of the United States to the acquiring companies or their affiliates. In particular, in connection with the 1990 RJR Nabisco sale and the divestitures of our non-core and foreign operations subsequent to that sale and with respect to all food and beverage products other than fresh fruits, vegetables and produce, Nabisco Canada holds the rights to use the Del Monte trademark in Canada; Kikkoman Corporation holds the rights to use Del Monte trademarks in the Asia and Pacific Rim (excluding the Philippines); Del Monte Royal Foods and its affiliates hold the rights in Europe, Africa, the Middle East and the Indian Subcontinent. Fresh Del Monte Produce N.V. holds the rights to use the Del Monte name and trademark with respect to fresh fruit, vegetables and produce throughout the world. With respect to dried fruit, nuts and certain snack products, Premier Valley Foods holds the rights to use Del Monte trademarks in the United States, Mexico, Central America and the Caribbean. In connection with 1996 agreements to sell Del Monte Mexico, International Home Foods (now owned by ConAgra) acquired the right to use the Del Monte trademarks with respect to processed food and beverage products in Mexico and Del Monte Pan American of Panama acquired similar rights in Central America and the Caribbean. Dewey Limited (an affiliate of Del Monte Royal Foods) owns the rights in the Philippines to the Del Monte brand name. With our South America acquisition, we reacquired the rights to the Del Monte brand in South America.

     We retain the right to review the quality of the licensee's products under each of our license agreements. We generally may inspect the licensees' facilities for quality and the licensees must periodically submit samples to us for inspection. Licensees may grant sublicenses but all sublicensees are bound by these quality control standards and other terms of the license.

     We have also granted various security and tangible interests in our trademarks and related trade names, copyrights, patents, trade secrets and other intellectual property to our creditors, in connection with certain bank financing, and to our licensees, to secure certain of our obligations under the license agreements.

GOVERNMENTAL REGULATION

     As a manufacturer and marketer of food products, our operations are subject to extensive regulation by various federal government agencies, including the Food and Drug Administration, the United States Department of Agriculture and the Federal Trade Commission, as well as state and local agencies, with respect to production processes, product attributes, packaging, labeling, storage and distribution. Under various statutes and regulations, such agencies prescribe requirements and establish standards for safety, purity and labeling. In addition, advertising of our products is subject to regulation by the FTC, and our operations are subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act. Our manufacturing facilities and products are subject to periodic inspection by federal, state and local authorities. We seek to comply at all times with all such laws and regulations, and we are not aware of any instances of material non-compliance. We maintain all permits and licenses relating to our operations. We believe our facilities and practices are sufficient to maintain compliance with applicable governmental laws and regulations. Nevertheless, there is no guarantee that we will be able to comply with any future laws and regulations. Failure by us to comply with applicable laws and regulations could subject us to civil remedies including fines, injunctions, recalls or seizures as well as potential criminal sanctions.

ENVIRONMENTAL COMPLIANCE

     As a result of our agricultural, food processing and canning activities, we are subject to numerous environmental laws and regulations. Many of these laws and regulations are becoming increasingly stringent and compliance with them is becoming increasingly expensive. We seek to comply at all times with all of these laws and regulations and are not aware of any instances of material non-compliance. We cannot predict the extent to which any environmental law or regulation that may be enacted or enforced in the future may affect our operations. We are engaged in a continuing program to maintain our compliance with existing laws and regulations and to establish compliance with anticipated future laws and regulations.

     In connection with the sale of one of our facilities, we are remediating conditions resulting from the release of petroleum-based elements from underground storage tanks. We are also conducting a groundwater investigation at one of our properties for hydrocarbon contamination that we believe resulted from the operations of an unaffiliated prior owner of the property. At the present time, we are unable to predict the total cost for the remediation. Further, investigation and remediation of environmental conditions may in the future be required at other properties currently or formerly owned or operated by us. Nonetheless, we do not expect that these and other such remediation costs will have a material adverse effect on our financial condition or results of operations.

     Governmental authorities and private claimants have notified us that we are a potentially responsible party or may otherwise be potentially responsible for environmental investigation and remediation costs at certain contaminated sites under CERCLA or under similar state laws. With the exception of one previously owned site, we have potential liability at each site because we allegedly sent certain wastes from our operations to these sites for disposal or recycling. These wastes consisted primarily of vegetative waste, empty metal drums (which previously held raw materials), used oils and solvents, solder dross and paint waste. With respect to a majority of the sites at which we have been identified as a potentially responsible party, we have settled our liability with the responsible regulatory agency. Based upon the information currently available, we do not expect that our liability for the remaining site will be material. We may be identified as a potentially responsible party at additional sites in the future.

     We spent approximately $1.8 million on domestic environmental expenditures from fiscal 1998 through fiscal 2000, primarily related to UST remediation activities and upgrades to boilers and wastewater treatment systems. We project that we will spend an aggregate of approximately $3.7 million in fiscal 2001 and 2002 on domestic capital projects and other expenditures in connection with environmental compliance, primarily for boiler upgrades, compliance costs related to the consolidation of our fruit and tomato processing operations and continued UST remediation activities. We believe that our CERCLA and other environmental liabilities will not have a material adverse effect on our financial position or results of operations.

LEGAL PROCEEDINGS

     DMFC is a defendant in an action brought by PPI Enterprises (U.S.), Inc. in the U.S. District Court for the Southern District of New York on May 25, 1999. The plaintiff has alleged that we breached certain purported contractual and fiduciary duties and made misrepresentations and failed to disclose material information to the plaintiff about the value of our business and its prospects for sale. The plaintiff also alleges that it relied on our alleged statements in selling its shares of our preferred and common stock to a third party at a price lower than that which the plaintiff asserts it could have received absent our alleged conduct. The complaint seeks compensatory damages of at least $24 million, plus punitive damages. This case is in the early stages of procedural motions and we cannot at this time reasonably estimate a range of exposure, if any. We believe that this proceeding is without merit and plan to defend it vigorously.

     We are involved from time to time in various legal proceedings incidental to our business, including claims with respect to product liability, worker's compensation and other employee claims, tort and other general liability, for which we carry insurance or are self-insured, as well as trademark, copyright and related litigation. While it is not feasible to predict or determine the ultimate outcome of these matters, we believe that none of these legal proceedings will have a material adverse effect on our financial position.

                                   MANAGEMENT

     The following table sets forth the name, age and position of individuals who hold positions as our executive officers. There are no family relationships between any or our directors or executive officers and any of our other directors or executive officers. Executive officers are elected by the board of directors and serve at the discretion of the board.

                NAME                   AGE                          POSITIONS
                ----                   ---                          ---------
Richard G. Wolford...................  56     Chairman, President and Chief Executive Officer
Wesley J. Smith......................  54     Chief Operating Officer
David L. Meyers......................  55     Executive Vice President, Administration and Chief
                                              Financial Officer
Marvin A. Berg.......................  55     Senior Vice President, Eastern Operations
Richard L. French....................  44     Senior Vice President and Chief Accounting Officer
Thomas E. Gibbons....................  53     Senior Vice President and Treasurer
Marc D. Haberman.....................  38     Senior Vice President, Strategic Planning and Business
                                              Development
Irvin R. Holmes......................  48     Senior Vice President, Marketing
William J. Spain.....................  59     Senior Vice President and Chief Corporate Affairs
                                              Officer
Robert P. Magrann....................  57     Senior Vice President, Sales
David L. Withycombe..................  49     Senior Vice President, Western Operations

     Richard G. Wolford, Chairman, President and Chief Executive Officer. Mr. Wolford joined us as Chief Executive Officer and a director in April 1997 and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.

     Wesley J. Smith, Chief Operating Officer. Mr. Smith joined us as Chief Operating Officer and a director in April 1997. From 1972 to 1995, he was employed by Dole Foods in a variety of positions, including senior positions in finance, marketing, operations and general management in California, Hawaii and Honduras.

     David L. Meyers, Executive Vice President, Administration and Chief Financial Officer. Mr. Meyers joined us in 1989. He was elected as our Chief Financial Officer in December 1992 and served as a member of our Board of Directors from January 1994 until consummation of our recapitalization. Prior to joining us, Mr. Meyers held a variety of financial and accounting positions with RJR Nabisco (1987 to 1989), Nabisco Brands USA (1983 to 1987) and Standard Brands, Inc. (1973 to 1983).

     Marvin A. Berg, Senior Vice President, Eastern Operations. Mr. Berg joined us in 1976. His experience with us includes a variety of positions in manufacturing. He served as Vice President, Eastern Region Manufacturing from 1995 to 2000. Mr. Berg was elected to his present position in October, 2000.

     Richard L. French, Senior Vice President and Chief Accounting Officer. Mr. French joined us in 1980 and was elected to his current position in May 1998. Mr. French was our Vice President and Chief Accounting Officer from August 1993 through May 1998 and has held a variety of positions within our financial organization.

     Thomas E. Gibbons, Senior Vice President and Treasurer. Mr. Gibbons joined us in 1969 and was elected to his current position in February 1995. He was elected as our Vice President and Treasurer in January 1990. Mr. Gibbons' prior experience also includes a variety of positions within our and RJR Nabisco's tax and financial organizations.

     Marc D. Haberman, Senior Vice President, Strategic Planning and Business Development. Mr. Haberman joined us in January 1999 and was elected to his current position in February 2000. Prior to that he was with Sunbeam Corporation from 1996 until 1998 where he was Category Leader for

Sunbeam's appliance business. From 1992 to 1996, Mr. Haberman was a consultant with McKinsey & Co., and from 1987 to 1992, he was in brand management at Procter & Gamble.

     Irvin R. Holmes, Senior Vice President, Marketing. Mr. Holmes joined us in November 1990 and was elected to his current position in December 1999. Prior to that he was with Dole Foods from 1987 until 1990 where he held a variety of sales and marketing positions. From 1977 to 1987, Mr. Holmes held marketing positions with James River/Crown Zellerbach, AMF Ben Hogan Company and Brown & Williamson Tobacco.

     Robert P. Magrann, Senior Vice President, Sales. Mr. Magrann joined us in May 2001. Prior to that he was with The Couponbasket, Inc. where he was President and Chief Executive officer. Before Couponbasket, Mr. Magrann held executive positions with Kenosia Marketing Corporation, Tetley USA and Borden, Inc. From 1991 to 1994, he was Executive Vice President of E.J. Brach Corporation, where he had overall responsibility for sales, marketing, customer service and public/industry relations and from 1982 to 1991, Mr. Magrann held various senior level positions with Nabisco Brands, Inc.

     William J. Spain, Senior Vice President and Chief Corporate Affairs Officer. Mr. Spain joined us in 1966 and was elected to his current position in January 1999. Previously, he was our Senior Vice President, Technology. Mr. Spain has also held various positions within our company in corporate affairs, production management, quality assurance, environmental and energy management, and consumer services.

     David L. Withycombe, Senior Vice President, Western Operations. Mr. Withycombe joined us in 1974. His experience with us includes a variety of positions in manufacturing. He served as Vice President, Western Region Manufacturing from 1992 to 2000. Mr. Withycombe was elected to his present position in October, 2000.

                       DESCRIPTION OF THE EXCHANGE NOTES

     Except as otherwise indicated below, the following summary applies to both the outstanding notes issued May 15, 2001 pursuant to the indenture (the "Outstanding Notes") and the exchange notes to be issued pursuant to this prospectus (the "Exchange Notes").

     The Outstanding Notes were, and the Exchange Notes will be, issued under the indenture (the "Indenture") dated as of May 15, 2001 among Del Monte Corporation, Del Monte Foods Company and Bankers Trust Company, a New York banking corporation, as Trustee (the "Trustee"). The following summary of selected provisions of the Indenture is not complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended, and to all of the provisions of the Indenture, including the definitions of terms in the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture.

     The terms of the Exchange Notes are nearly identical to those of the Outstanding Notes in all material respects, including interest rate and maturity, except that the Exchange Notes will not be subject to:

     - the restrictions on transfer;

     - the registration agreement covenants regarding registration; and

     - the liquidated damages provisions.

     The Outstanding Notes remain subject to all of these terms. The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. A copy of the Indenture is attached hereto as Exhibit 4.1. You should read the Indenture in its entirety. The definitions of some of the capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this "Description of The Exchange Notes" section, references to, Del Monte Corporation include only Del Monte Corporation and not its subsidiaries. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes.

     The Exchange Notes will:

     - be unsecured obligations of Del Monte Corporation;

     - rank subordinate in right of payment to all Senior Debt of Del Monte Corporation;

     - rank equally with any of Del Monte Corporation's present and future senior subordinated indebtedness; and

     - be guaranteed by a subordinated guarantee of Del Monte Foods Company.

     The Exchange Notes will be initially limited to $300,000,000 aggregate principal amount. Subject to compliance with the covenants described below under "-- Covenants" and to applicable law, Del Monte Corporation may issue additional notes (the "Additional Notes") under the Indenture. The Outstanding Notes, the Exchange Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture, including with respect to consents, approvals or other actions taken by Holders under the Indenture, and are collectively referred to as the "Notes."

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Exchange Notes initially will be issued in book-entry form and represented by one or more global Notes. See "-- Book-Entry; Delivery and Form."

     Initially, the Trustee will act as the exchange agent, the paying agent and registrar for the Exchange Notes. Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be at the exchange agent's office at Four Albany Street, 4th Floor, New York, New York 10006. Del Monte Corporation may change any exchange agent, paying agent and registrar without notice to Holders of the Notes. Del Monte Corporation will pay principal and premium, if any on the Exchange Notes at the Trustee's office at the above address or, at Del Monte Corporation's option, by wire transfer to an account maintained by the payee with a bank located in the United States. At Del Monte Corporation's option, interest may be paid at the Trustee's office at the above address, by check mailed to the registered address of Holders or, at Del Monte Corporation's option, by wire transfer to an account maintained by the payee with a bank located in the United States.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes are initially limited in aggregate principal amount to $300,000,000 and will mature on May 15, 2011. Interest on the Exchange Notes will accrue at the rate of 9.25% per annum and will be payable semiannually in arrears in cash on each May 15 and November 15, commencing on November 15, 2001, to the persons who are registered Holders at the close of business on the April 30 and October 31 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

     If, by December 31, 2001, Del Monte Corporation has not consummated a registered exchange offer for the Outstanding Notes or caused a shelf registration statement with respect to resales of the Notes to be declared effective, the annual interest rate borne by the Outstanding Notes will increase by .5% per annum until the consummation of such registered exchange offer or the effectiveness of such registration statement. See "-- Exchange Offer; Registration Rights."

     The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

  Optional Redemption.

     The Exchange Notes will be redeemable, at Del Monte Corporation's option, in whole at any time or in part from time to time, on and after May 15, 2006, upon not less than 30 nor more than 60 days' notice, at the following redemption prices, expressed as percentages of the principal amount of the Exchange Notes to be redeemed, if redeemed during the twelve-month period commencing on May 15 of the years set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption, except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

                           YEAR                             PERCENTAGE
                           ----                             ----------
2006......................................................   104.625%
2007......................................................   103.083%
2008......................................................   101.542%
2009 and thereafter.......................................   100.000%

  Optional Redemption upon Equity Offerings.

     At any time, or from time to time, on or prior to May 15, 2004, Del Monte Corporation may, at its option, use the net cash proceeds (but only to the extent such proceeds consist of cash or Cash Equivalents) of one or more Equity Offerings to redeem Notes in an aggregate principal amount equal to up to 35% of the aggregate principal amount of Notes (including any Additional Notes) originally issued at a redemption price equal to 109.250% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to the date of redemption, except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates; provided that Notes in aggregate principal amount equal to at least 65% of the principal amount of Notes (excluding any Additional Notes) originally issued remains outstanding immediately after any such redemption. In order to effect a redemption of Notes as described in this paragraph with the proceeds of any Equity Offering, Del Monte Corporation will make such redemption not more than 120 days after the consummation of any such Equity Offering.

  Optional Redemption upon a Change of Control on or prior to May 15, 2006.

     At any time on or prior to May 15, 2006, the Exchange Notes may also be redeemed as a whole at the option of Del Monte Corporation upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice but in no event more than 90 days after the occurrence of such Change of Control, mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the "Change of Control Redemption Date"), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

     "Applicable Premium" means, with respect to an Exchange Note at any Change of Control Redemption Date, the greater of:

          (i) 1.0% of the principal amount of such Exchange Note; and

          (ii) the excess of

             (A) the present value at such time of (1) the redemption price of such Exchange Note at May 15, 2006 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments due on such Exchange Note through May 15, 2006 computed using a discount rate equal to the Treasury Rate plus .5% per annum, over

             (B) the principal amount of such Exchange Note.

     "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15 (519) which has become publicly available at least two Business Days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Change of Control Redemption Date to May 15, 2006, provided, however, that if the period from the Change of Control Redemption Date to May 15, 2006, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Change of Control Redemption Date to May 15, 2006, is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions of Notes for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to applicable DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption as long as Del Monte Corporation has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

GUARANTEE

     The obligations of Del Monte Corporation pursuant to the Exchange Notes, including the repurchase obligation resulting from a Change of Control, are unconditionally guaranteed on a subordinated basis (a "Guarantee") by Holdings. The subordination provisions which are applicable to Holdings' Guarantee will be substantially similar to the subordination provisions which are applicable with respect to the Notes as described below under "-- Subordination," except that Holdings' Guarantee is subordinated in right of payment to all Guarantor Senior Debt of Holdings and is a subordinated obligation of Holdings, while the Notes are senior subordinated obligations of Del Monte Corporation.

     The Indenture provides that, upon the release by the lenders under the Credit Agreement (including any future refinancings thereof) of all guarantees of Holdings of or relating to the Credit Agreement and all Indebtedness thereunder, Holdings shall be released from its obligations under its Guarantee; provided, however, that (a) any such release shall occur only to the extent that all obligations of Holdings under all of its guarantees of or relating to the Credit Agreement (including any future refinancings thereof) and all Indebtedness thereunder shall also be released and (b) if any payment is made by Del Monte Corporation or Holdings to the lenders under the Credit Agreement in connection with any such release, a pro rata payment shall be made to the Holders based on the ratio of the outstanding principal amount of the Notes to the maximum amount which could be borrowed under the Credit Agreement.

     Pursuant to the Indenture, Holdings may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets of Holdings;" provided, however, that if such other Person is not Del Monte Corporation, Holdings' obligations under its Guarantee must be expressly assumed by such other Person.

     The financial covenants in the Indenture generally apply to Del Monte Corporation and its Restricted Subsidiaries. The Indenture does not contain any financial covenants or similar provisions which would limit Holdings' ability to incur Indebtedness or other obligations, to pay dividends or, except to the limited extent described below under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets of Holdings," to engage in other transactions. In addition, the Events of Default in the Indenture do not include any events of bankruptcy or insolvency relating to Holdings, any failure by Holdings to pay Indebtedness or judgments when due, or the acceleration of Indebtedness of Holdings. The only material asset of Holdings is the stock of Del Monte Corporation. However, the Indenture does not contain any covenants which limit Holdings' ability to acquire other assets.

     In addition, Restricted Subsidiaries may be required to issue Guarantees to the extent described below under "-- Certain Covenants -- Limitation on Guarantees by Domestic Restricted Subsidiaries."

     See "Risk Factors."

SUBORDINATION

     The payment of all Obligations on the Exchange Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on or in respect of Senior Debt. Upon any payment or distribution of assets of Del Monte Corporation of any kind or character to creditors, whether in cash, property or securities, upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of Del Monte Corporation or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to Del Monte Corporation or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes or for the acquisition of any of the Notes for cash or property or otherwise.

     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt, no payment of any kind or character shall be made by or on behalf of Del Monte Corporation or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of such event of default to the Trustee (a "Default Notice"), then, unless and until all such events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither Del Monte Corporation nor any other Person on its behalf shall:

          (x) make any payment of any kind or character with respect to any Obligations on the Notes, or

          (y) acquire any of the Notes for cash or property or otherwise.

     Notwithstanding anything in the Indenture to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     The subordination provisions of the Indenture expressly provide that they do not limit the right of the Trustee or the Holders of Notes to accelerate the maturity of the Notes upon the occurrence of an Event of Default, provided that all Senior Debt thereafter due or declared to be due shall be first paid in full in cash or Cash Equivalents before the Holders are entitled to receive any payment of any kind or character with respect to the Notes.

     By reason of such subordination, in the event of the insolvency of Del Monte Corporation, creditors of Del Monte Corporation who are not holders of Senior Debt, including the Holders of the Exchange Notes, may recover less, ratably, than holders of Senior Debt.

     The obligations of Holdings under its Guarantee are subordinated in right of payment to the obligations of Holdings under its Guarantor Senior Debt (including any guarantees constituting Guarantor Senior Debt of Holdings and any Guarantor Designated Senior Debt of Holdings) on terms substantially similar to those described above. Likewise, the obligations of any Restricted Subsidiary pursuant to any Guarantee that it may issue under the covenant described below under "-- Certain Covenants -- Limitation on Guarantees by Domestic Restricted Subsidiaries" will be subordinated in right of payment to the obligations of such Restricted Subsidiary under its Guarantor Senior Debt (including any guarantees constituting Guarantor Senior Debt and any Guarantor Designated Senior Debt of such Restricted Subsidiary) on terms substantially similar to those described above. By reason of such subordination, in the event of the insolvency of a Guarantor, creditors of such Guarantor who are not holders of its Guarantor Senior Debt, including Holders of the Exchange Notes, may recover less, ratably, than holders of its Guarantor Senior Debt.

     As of May 15, 2001, Del Monte Corporation had approximately $429.9 million of Senior Debt outstanding and Holdings would have had no Guarantor Senior Debt outstanding other than guarantees of indebtedness under the Credit Agreement.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, if Del Monte Corporation does not redeem the Notes as provided under the heading "Optional Redemption upon Change of Control on or prior to May 15, 2006" above, Del Monte Corporation or Holdings shall make a "Change of Control Offer" and each Holder will have the right to require that Del Monte Corporation or Holdings, as applicable, purchase all or a portion of such Holder's Notes pursuant to such Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     Any Change of Control under the Notes will also constitute an event of default under the Credit Agreement. Accordingly, upon a Change of Control, no payment will be made to holders of Notes unless the lenders under the Credit Agreement waive such event of default or all outstanding indebtedness under the Credit Agreement is paid. See "-- Subordination." In addition, certain other changes of control that do not constitute a Change of Control under the Notes also constitute defaults under the Credit Agreement. Future Senior Debt of Del Monte Corporation and future Guarantor Senior Debt of Holdings may also contain prohibitions against taking certain actions that would constitute a Change of Control or require that such Senior Debt be repaid or repurchased upon a Change of Control. The exercise by the Holders of their right to require Del Monte Corporation to repurchase the Notes could cause a default under Senior Debt of Del Monte Corporation or Guarantor Senior Debt of Holdings, even if the Change of Control itself does not cause a default, due to the financial effect of the repurchase on Del Monte Corporation or Holdings.

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     In the Indenture, Del Monte Corporation and Holdings covenant that, prior to the mailing of the notice referred to below, but in any event within 60 days following any Change of Control, they will:

          (i) repay in full and terminate all commitments under all Indebtedness under the Credit Agreement, all other Senior Debt and all Guarantor Senior Debt of any Guarantor the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and Guarantor Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer in full, or

          (ii) obtain the requisite consents under the Credit Agreement, all other Senior Debt and all Guarantor Senior Debt of any Guarantor to permit the repurchase of the Notes as provided below.

     Del Monte Corporation and Holdings shall first comply with the covenant in the immediately preceding sentence before Del Monte Corporation shall be required to repurchase Notes pursuant to the provisions described below. The failure by Del Monte Corporation or Holdings to comply with the second preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.

     Within 60 days following the date upon which the Change of Control occurred, unless Del Monte Corporation has mailed a notice with respect to a redemption described under the heading "Optional Redemption upon Change of Control on or prior to May 15, 2006" above with respect to all the Notes in connection with a Change of Control occurring on or prior to May 15, 2006, Del Monte Corporation must send, by first class mail, a notice to each Holder, with a copy to the Trustee and each paying agent, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

     Neither Del Monte Corporation nor Holdings will be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Del Monte Corporation or Holdings, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer at the price, including accrued and unpaid interest, if any, at the times and in the manner specified in the Indenture.

     If a Change of Control Offer is made, there can be no assurance that Del Monte Corporation will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event Del Monte Corporation is required to purchase the then outstanding Notes pursuant to a Change of Control Offer, Del Monte Corporation expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Del Monte Corporation would be able to obtain that financing.

     Restrictions in the Indenture on the ability of Del Monte Corporation and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Del Monte Corporation or Holdings, whether favored or opposed by the management of Del Monte Corporation or Holdings. Consummation of any of these transactions may require redemption or repurchase of the Notes, and there can be no assurance that Del Monte Corporation or Holdings or the acquiring party will have sufficient financial resources to effect that redemption or repurchase. The restrictions in the Indenture referred to above, as well as the restriction in the Indenture on transactions with Affiliates described below, may make more difficult or discourage any leveraged buyout of Del Monte Corporation or Holdings or any of its

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

Subsidiaries by the management of Del Monte Corporation. While those restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     Del Monte Corporation or Holdings, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, Del Monte Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between Del Monte Corporation and the placement agents. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Del Monte Corporation could decide to do so in the future. Subject to the limitations discussed below, Del Monte Corporation could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of its indebtedness and the indebtedness of its subsidiaries outstanding at that time or otherwise affect Del Monte Corporation's capital structure or credit ratings.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Del Monte Corporation repurchase the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness.

     Del Monte Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Del Monte Corporation or its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Del Monte Corporation is greater than 2.0 to 1.0.

  Limitation on Restricted Payments.

     Del Monte Corporation will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

          (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Del Monte Corporation or in options, warrants or other rights to purchase such Qualified Capital Stock) on or in respect of shares of Del Monte Corporation's Capital Stock to holders of such Capital Stock,

          (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Del Monte Corporation or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (in each case other than in exchange for Qualified Capital Stock of Del Monte Corporation or options, warrants or other rights to purchase such Qualified Capital Stock),

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

          (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Del Monte Corporation that is subordinate or junior in right of payment to the Notes, or

          (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

             (i) a Default or an Event of Default shall have occurred and be continuing, or

             (ii) Del Monte Corporation is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Limitation on Incurrence of Additional Indebtedness," or

             (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of Del Monte Corporation) shall exceed the sum of:

                (v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Del Monte Corporation earned subsequent to March 31, 2001 and on or prior to the date on which the Restricted Payment occurs or is to occur (the "Reference Date") (treating such period as a single accounting period); plus

                (w) 100% of the aggregate net cash proceeds received by Del Monte Corporation from any Person (other than a Subsidiary of Del Monte Corporation) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Del Monte Corporation (including by conversion of Indebtedness into Qualified Capital Stock) and 100% of the fair market value of non-cash consideration received in any such issuance and sale (provided that, as further provided in clause (7) of the immediately succeeding paragraph, to the extent that Del Monte Corporation does not realize cash from the proceeds of the payment, sale or disposition of any such non-cash consideration, the only Restricted Payments which shall be permitted by reason of such non-cash consideration shall be Restricted Payments which are made in kind of the non-cash consideration so received); plus

                (x) without duplication of any amounts included in this clause
           (iii), 100% of the aggregate net cash proceeds of any equity contribution received by Del Monte Corporation subsequent to the Issue Date and on or prior to such Reference Date from a holder of Del Monte Corporation's Capital Stock and 100% of the fair market value of non-cash consideration of any such equity contribution received by Del Monte Corporation from a holder of Del Monte Corporation's Capital Stock (provided that, as further provided in clause (7) of the immediately succeeding paragraph, to the extent that Del Monte Corporation does not realize cash from the proceeds of the payment, sale or disposition of any such non-cash consideration, the only Restricted Payments which shall be permitted by reason of such non-cash consideration shall be Restricted Payments which are made in kind of the non-cash consideration so received); plus

                (y) without duplication, the sum of:

                    (1) the aggregate amount returned in cash subsequent to the
               Issue Date on or with respect to Investments (other than Permitted Investments), whether through interest payments, principal payments, dividends or other distributions or payments,

                    (2) the net cash proceeds received by Del Monte Corporation or any Restricted Subsidiary subsequent to the Issue Date from the disposition of all or any portion of
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

               Investments (other than Permitted Investments) (other than any disposition to a Subsidiary of Del Monte Corporation) and 100% of the fair market value of non-cash consideration received in any such disposition (provided that, as further provided in clause
               (7) of the immediately succeeding paragraph, to the extent that Del Monte Corporation does not realize cash from the proceeds of the payment, sale or disposition of any such non-cash consideration, the only Restricted Payments which shall be permitted by reason of such non-cash consideration shall be Restricted Payments which are made in kind of the non-cash consideration so received), and

                    (3) upon redesignation of an Unrestricted Subsidiary as a
               Restricted Subsidiary, the fair market value of such Subsidiary; plus

                (z) $50 million;

provided, however, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the sum of clauses (1), (2) and (3) above with respect to such Investment shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date in such Unrestricted Subsidiary or joint venture.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (2) The acquisition of any shares of Capital Stock of Del Monte Corporation either:

             (i) solely in exchange for shares of Qualified Capital Stock of Del Monte Corporation or

             (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Del Monte Corporation) of shares of Qualified Capital Stock of Del Monte Corporation;

          (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of Del Monte Corporation that is subordinate or junior in right of payment to the Notes either:

             (i) solely in exchange for shares of Qualified Capital Stock of Del Monte Corporation or Refinancing Indebtedness of Del Monte Corporation, or

             (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Del Monte Corporation) of:

                (A) shares of Qualified Capital Stock of Del Monte Corporation or Holdings, provided that, in the case of Qualified Capital Stock of Holdings, Holdings contributes to the capital of Del Monte Corporation all or a portion of the net cash proceeds from the sale of such Qualified Capital Stock in at least the amount necessary to pay the aggregate acquisition cost of such Indebtedness, or

                (B) Refinancing Indebtedness;

          (4) so long as no Default or Event of Default shall have occurred and be continuing, payments for the purpose of and in an amount equal to the amount required to permit Holdings to redeem or repurchase Common Stock of Holdings or options in respect thereof from employees or officers of Holdings or any of its Subsidiaries or their estates or authorized representatives upon the death, disability or termination of employment of such employees or officers in an aggregate amount not to exceed $10 million;

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

          (5) the making of distributions, loans or advances in an amount not to exceed $1 million per annum sufficient to permit Holdings to pay the ordinary operating expenses of Holdings related to Holdings' ownership of Capital Stock of Del Monte Corporation;

          (6) the payment of any amounts pursuant to the Tax Sharing Agreement; and

          (7) in the event that Del Monte Corporation has not realized cash from the proceeds of the payment, sale or disposition of any non-cash consideration referred to in clause (iii)(w), (iii)(x) and (iii)(y)(2) of the immediately preceding paragraph, Restricted Payments permitted by reason of such non-cash consideration; provided, that such Restricted Payments may be made only in kind of the non-cash consideration so received.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (4) and (7) shall be included in such calculation and amounts expended pursuant to clauses (2), (3),
(5) and (6) shall be excluded from such calculation.

     Not later than the date of making any Restricted Payment, Del Monte Corporation shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Del Monte Corporation's or Holdings' latest available internal quarterly financial statements. The Trustee shall have no duty or obligation to recalculate or otherwise verify the accuracy of the calculations set forth in any such Officers' Certificate.

  Limitation on Asset Sales.

     Del Monte Corporation will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (i) Del Monte Corporation or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (in each case as determined in good faith by Del Monte Corporation's Board of Directors),

          (ii) at least 75% of the consideration received by Del Monte Corporation or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided that:

             (A) the amount of any liabilities (as shown on Del Monte Corporation's or such Restricted Subsidiary's most recent balance sheet) of Del Monte Corporation or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets,

             (B) the fair market value of any marketable securities received by Del Monte Corporation or a Restricted Subsidiary in exchange for any such assets that are converted into cash within 90 days after such Asset Sale, and

             (C) any Designated Noncash Consideration received by Del Monte Corporation or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause
        (C) since the Issue Date that is at that time outstanding, not to exceed 10% of the Consolidated Net Tangible Assets of Del Monte Corporation based on its most recent consolidated balance sheet at the time of the receipt of such Designated Noncash Consideration from such Asset Sale (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value),

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

        shall be deemed to be cash for purposes of this provision; and provided, further, that Del Monte Corporation and its Restricted Subsidiaries may make Asset Sales not exceeding $5 million in the aggregate in each year for non-cash consideration; and

          (iii) in the event and to the extent that the Net Cash Proceeds received by Del Monte Corporation or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceed 10% of Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Del Monte Corporation and its Subsidiaries has been prepared), then Del Monte Corporation shall or shall cause the relevant Restricted Subsidiary, within 360 days after the date Net Cash Proceeds so received exceed 10% of Consolidated Net Tangible Assets, to apply such excess Net Cash Proceeds:

             (A) to prepay any Senior Debt and, in the case of any prepaid Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, or to so prepay any Indebtedness of a Wholly Owned Restricted Subsidiary,

             (B) to make an Investment (or enter into a definitive agreement committing to so invest within 360 days after the date of such agreement and to make such Investment as provided in such agreement) in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of Del Monte Corporation and its Restricted Subsidiaries as it exists on the date of such Asset Sale or in businesses that are the same as such business of Del Monte Corporation and its Restricted Subsidiaries on the date of such Asset Sale or similar or reasonably related thereto ("Replacement Assets"), or

             (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B).

     Pending the final application of such Net Cash Proceeds, Del Monte Corporation may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents, in each case in a manner not prohibited by the Indenture. Subject to the last sentence of this paragraph, on the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of Del Monte Corporation or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause
(iii)(A), (iii)(B) or (iii)(C) of the second preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied (or committed to be applied pursuant to a definitive agreement as described above) on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the second preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by Del Monte Corporation or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and, if required by the terms of any other Indebtedness of Del Monte Corporation ranking pari passu with the Notes in right of payment and which has similar provisions requiring Del Monte Corporation either to make an offer to repurchase or to otherwise repurchase, redeem or repay such Indebtedness with the proceeds from Asset Sales (the "Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and any such Pari Passu Indebtedness) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (or 100% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation, as the case may be, in connection with any Asset Sale is converted into or sold or

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

otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Del Monte Corporation may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10 million, shall be applied as required pursuant to this paragraph, and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $10 million).

     In the event of the transfer of substantially all (but not all) of the property and assets of Del Monte Corporation and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the covenant described under "Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of Del Monte Corporation and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Del Monte Corporation or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) validly tendered by the holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Pari Passu Indebtedness tendered by the holders thereof) will be purchased on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Pari Passu Indebtedness tendered and not withdrawn). To the extent that the aggregate amount of the Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Del Monte Corporation may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

     Del Monte Corporation or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, Del Monte Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Notwithstanding the foregoing, Del Monte Corporation and its Restricted Subsidiaries will be permitted to consummate an Asset Swap if:

          (i) at the time of entering into such Asset Swap or immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof, and

          (ii) in the event that such Asset Swap involves an aggregate amount in excess of $10 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Del Monte Corporation.

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  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.

     Del Monte Corporation will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Del Monte Corporation to:

          (a) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (b) make loans or advances or to pay any Indebtedness or other obligation owed to Del Monte Corporation or any other Restricted Subsidiary of Del Monte Corporation; or

          (c) transfer any of its property or assets to Del Monte Corporation or any other Restricted Subsidiary of Del Monte Corporation, except for such encumbrances or restrictions existing under or by reason of:

             (1) applicable law;

             (2) the Indenture, including any Guarantee;

             (3) customary non-assignment provisions of any contract or lease governing a leasehold or ownership interest of any Restricted Subsidiary of Del Monte Corporation;

             (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

             (5) agreements existing on the Issue Date (including, without limitation, the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

             (6) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under "-- Limitation on Incurrence of Additional Indebtedness" above and "-- Limitation on Liens" below that limit the right of the debtor to dispose of the assets securing such Indebtedness;

             (7) customary net worth or non-assignment provisions contained in leases and other agreements entered into by a Restricted Subsidiary in the ordinary course of business;

             (8) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of such Restricted Subsidiary;

             (9) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture;

             (10) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5) or (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not, in the aggregate, materially less favorable to Del Monte Corporation as determined by the Board of Directors of Del Monte Corporation in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5) or (6); and

             (11) Standard Securitization Undertakings relating to a Receivables Subsidiary or Special Purpose Vehicle.

  Limitation on Preferred Stock of Restricted Subsidiaries.

     Del Monte Corporation will not permit any of its Restricted Subsidiaries (other than a Receivables Subsidiary or a Special Purpose Vehicle) to issue any Preferred Stock (other than to Del Monte Corporation or to a Wholly Owned Restricted Subsidiary of Del Monte Corporation) or permit any Person (other than Del Monte Corporation or a Wholly Owned Restricted Subsidiary of Del Monte Corporation)
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

to own any Preferred Stock of any Restricted Subsidiary of Del Monte Corporation (other than a Receivables Subsidiary or a Special Purpose Vehicle).

  Limitation on Liens.

     Del Monte Corporation will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of Del Monte Corporation or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom for purposes of security unless:

          (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds or such right to receive income or profits, as the case may be, that is senior in priority to such Liens and

          (ii) in all other cases, the Notes are equally and ratably secured, except for

             (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

             (B) Liens securing Senior Debt and Liens on assets of Restricted Subsidiaries securing guarantees of Senior Debt;

             (C) Liens securing the Notes;

             (D) Liens of Del Monte Corporation or a Wholly Owned Restricted Subsidiary of Del Monte Corporation on assets of any Restricted Subsidiary of Del Monte Corporation;

             (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens

                (1) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and

                (2) do not extend to or cover any property or assets of Del Monte Corporation or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

             (F) Permitted Liens.

  Prohibition on Incurrence of Senior Subordinated Debt.

     Del Monte Corporation will not incur or suffer to exist any Indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of Del Monte Corporation. Del Monte Corporation will not cause or permit any Restricted Subsidiary which is a Guarantor to incur or suffer to exist any Indebtedness (including any guarantee) that is senior in right of payment to the Guarantee of such Guarantor and subordinate in right of payment to any other Indebtedness (including any other guarantee) of such Guarantor.

  Restriction of Lines of Business to Food, Food Distribution and Related Businesses.

     Del Monte Corporation shall not, and shall not permit any Restricted Subsidiary to, engage in any material business activity except for food, food distribution and related businesses.

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

  Merger, Consolidation and Sale of Assets of Del Monte Corporation.

     Del Monte Corporation will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Del Monte Corporation to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Del Monte Corporation's assets (determined on a consolidated basis for Del Monte Corporation and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety, to any Person unless:

          (i) either:

             (1) Del Monte Corporation shall be the surviving or continuing corporation, or

             (2) the Person (if other than Del Monte Corporation) formed by such consolidation or into which Del Monte Corporation is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Del Monte Corporation and its Restricted Subsidiaries as an entirety or substantially as an entirety (the "Surviving Entity")

                (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and

                (y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest (including, without limitation, any Additional Interest) on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of Del Monte Corporation to be performed or observed;

          (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Del Monte Corporation or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "Certain
     Covenants -- Limitation on Incurrence of Additional Indebtedness;"

          (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and

          (iv) Del Monte Corporation or such Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     Notwithstanding the foregoing, the merger of Del Monte Corporation with an Affiliate incorporated solely for the purpose of reincorporating Del Monte Corporation in another jurisdiction shall be permitted without regard to clause
(ii) of the immediately preceding paragraph.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Del Monte Corporation the Capital Stock of which constitutes all or substantially all of the properties and assets of Del Monte Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of Del Monte Corporation.

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

     The Indenture provides that upon any consolidation or merger of Del Monte Corporation or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Del Monte Corporation in accordance with the foregoing in which Del Monte Corporation is not the continuing corporation, the successor Person formed by such consolidation or into which Del Monte Corporation is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Del Monte Corporation under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such; provided, however, that Del Monte Corporation shall not be released from its obligations under the Indenture or the Notes in the case of a lease.

  Merger, Consolidation and Sale of Assets of Holdings.

     Holdings will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of Holdings to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Holdings' assets (determined on a consolidated basis for Holdings and its Subsidiaries), whether as an entirety or substantially as an entirety, to any Person unless:

          (i) either:

             (1) Holdings shall be the surviving or continuing corporation, or

             (2) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Holdings as an entirety or substantially as an entirety (the "Surviving Parent Entity")

                (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and

                (y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the obligations of Holdings of the due and punctual payment of the principal of and premium, if any, and interest (including, without limitation, any Additional Interest) on the Notes and all of Holdings' obligations under the Indenture, including its Guarantee;

          (ii) Holdings or such Surviving Parent Entity, as the case may be, shall not, immediately after giving effect to such transaction or series of transactions be in default in the performance of any covenants or obligations of Holdings or Surviving Parent Entity under the Indenture, including its Guarantee; and

          (iii) Holdings or such Surviving Parent Entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of Holdings, the Capital Stock of which constitutes all or substantially all of the properties and assets of Holdings, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings.

     Notwithstanding the foregoing, the merger of Holdings with and into Del Monte Corporation shall be permitted without regard to compliance with the covenant described in the second preceding paragraph; provided that such merger shall be permitted pursuant to and shall comply with the covenant described under "-- Merger, Consolidation and Sale of Assets of Del Monte Corporation."
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

     The Indenture provides that upon any consolidation or merger of Holdings or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Holdings in accordance with the foregoing in which Holdings is not the continuing corporation, the successor Person formed by such consolidation or into which Holdings is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Holdings under the Indenture, including its Guarantee, with the same effect as if such Surviving Parent Entity had been named as such; provided, however, that Holdings shall not be released from its obligations under the Indenture, including its Guarantee, in the case of a lease.

  Limitations on Transactions with Affiliates.

     (a) Del Monte Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

          (x) Affiliate Transactions permitted under paragraph (b) below, and

          (y) Affiliate Transactions on terms that are no less favorable to Del Monte Corporation or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Del Monte Corporation or such Restricted Subsidiary.

     All Affiliate Transactions (and each series of related Affiliate Transactions which are part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2 million shall be approved by the Board of Directors of Del Monte Corporation or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value or payments to an Affiliate, as the case may be, of more than $10 million, Del Monte Corporation or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Del Monte Corporation or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to:

          (i) reasonable fees and compensation paid to (including issuances and grant of securities and stock options, employment agreements and stock option and ownership plans for the benefit of), and indemnity provided on behalf of, officers, directors, employees or consultants of Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation as determined in good faith by Del Monte Corporation's Board of Directors or senior management;

          (ii) transactions between or among Del Monte Corporation and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

          (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date);

          (iv) payments and investments permitted by the Indenture;

          (v) the issuance of Qualified Capital Stock of Del Monte Corporation;
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

          (vi) loans or advances to employees and officers of Del Monte Corporation and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $10 million at any one time outstanding;

          (vii) transactions permitted by, and complying with, the provisions of the covenants described under "Certain Covenants -- Merger, Consolidation and Sale of Assets of Del Monte Corporation" and "-- Merger, Consolidation and Sale of Assets of Holdings;"

          (viii) transactions with suppliers or other purchasers or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to Del Monte Corporation in the good faith determination of the Board of Directors of Del Monte Corporation or the senior management thereof and on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (ix) Qualified Receivables Transactions.

  Limitation on Guarantees by Domestic Restricted Subsidiaries.

     Del Monte Corporation will not permit any of its domestic Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Del Monte Corporation or any other Restricted Subsidiary (other than Permitted Indebtedness of a Restricted Subsidiary), unless, in any such case, such Restricted Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary (a "Guarantee") substantially similar to the Guarantee of Holdings described above under "-- Guarantee" (except that the Guarantee of such Restricted Subsidiary will be a senior subordinated obligation of such Restricted Subsidiary and will be limited in amount as described in the immediately following paragraph), which Guarantee shall be a senior subordinated obligation of such Restricted Subsidiary and shall be subordinated in right of payment to all Guarantor Senior Debt of such Restricted Subsidiary on terms substantially similar to those applicable to Holdings' Guarantee. Neither Del Monte Corporation nor any such Restricted Subsidiary shall be required to make a notation on the Notes to reflect any such subsequent Guarantee. Nothing contained in this paragraph shall be construed to permit any Restricted Subsidiary of Del Monte Corporation to incur Indebtedness otherwise prohibited by the Indenture or the Credit Agreement.

     Each Guarantee of a Restricted Subsidiary will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by such Restricted Subsidiary without rendering such Guarantee, as it relates to such Restricted Subsidiary, void or voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or other similar laws affecting the rights of creditors generally.

     Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

          (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the second preceding paragraph; or

          (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of Del Monte Corporation of all of Del Monte Corporation's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that

             (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture, and

             (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.
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

  Reports to Holders.

     The Indenture provides that so long as the Notes are outstanding Del Monte Corporation will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which Del Monte Corporation is required to file with the Commission, pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that Del Monte Corporation may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding Del Monte Corporation will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. For purposes of the foregoing provisions of this paragraph, so long as:

          (1) Holdings owns all of the issued and outstanding Capital Stock of Del Monte Corporation;

          (2) the aggregate amount of all Investments made by Holdings in any Persons other than Del Monte Corporation and its Restricted Subsidiaries does not in the aggregate exceed $2,500,000 at any time outstanding; and

          (3) Del Monte Corporation is not required to file separate reports with the Commission pursuant to Section 13 or 15(d) of the Exchange Act;

the filing and delivery of reports, information or documents which Holdings is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act in accordance with the foregoing provisions of this paragraph will satisfy Del Monte Corporation's obligations under this paragraph. Del Monte Corporation will also comply with the provisions of Trust Indenture Act Section 314(a).

RULE 144A INFORMATION

     The Indenture provides that, if and to the extent required to permit resales or other transfers of the Notes to be made pursuant to Rule 144A, Del Monte Corporation will prepare and will furnish to any Holder of Notes, any beneficial owner of Notes (including, without limitation, any owner of a beneficial interest in a global Note) and any prospective purchaser or other prospective transferee of Notes designated by a Holder or beneficial owner of Notes, promptly upon request and at the expense of Del Monte Corporation, the financial statements and other information specified in Rule 144A(d)(4) (or any successor provision thereto).

     Under interpretations by the Commission, Del Monte Corporation is not currently required to provide the information described in the foregoing paragraph. Instead the Commission has taken the position that, because the Notes are guaranteed by Holdings, the informational requirements of Rule 144A are deemed to have been satisfied by Holdings' filing with the Commission of the annual and quarterly reports and other information required by Sections 13 or 15(d) of the Exchange Act.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default:"

          (i) the failure to pay interest (including, without limitation, any Additional Interest) on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); or

          (ii) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); or

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

          (iii) a default by Del Monte Corporation or Holdings in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after written notice specifying the default (and demanding that such default be remedied) is received by Del Monte Corporation from the Trustee or by Del Monte Corporation and the Trustee from the Holders of at least 25% of the outstanding principal amount of the Notes; or

          (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness for borrowed money of Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation or the acceleration of the final stated maturity of any such Indebtedness, in either case, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20 million or more at any time; or

          (v) one or more judgments for the payment of money in an aggregate amount in excess of $20 million (to the extent not covered by insurance) shall have been rendered against Del Monte Corporation or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

          (vi) the failure of a Guarantee of the Notes given by a Guarantor to be in full force and effect (except if such Guarantee shall have been released and discharged pursuant to the provisions set forth in the last paragraph under "-- Certain Covenants -- Limitations on Guarantees by Restricted Subsidiaries" above) or the denial or disaffirmation of such obligations by a Guarantor; or

          (vii) certain events of bankruptcy affecting Del Monte Corporation or any of its Significant Subsidiaries.

     If an Event of Default (other than an Event of Default specified in clause
(vii) above with respect to Del Monte Corporation) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to Del Monte Corporation and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same

          (i) shall become immediately due and payable; or

          (ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five Business Days after receipt by Del Monte Corporation and the Representative under the Credit Agreement of such Acceleration Notice, but only if such Event of Default is then continuing.

     If an Event of Default specified in clause (vii) above with respect to Del Monte Corporation occurs and is continuing, then all unpaid principal of and accrued and unpaid interest on all of the then outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after the delivery of an Acceleration Notice with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the then outstanding Notes may, on behalf of the Holders of all of the Notes, rescind and cancel such declaration and its consequences:

          (i) if the rescission would not conflict with any judgment or decree;

          (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

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

          (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal which has become due otherwise than by such declaration of acceleration has been paid;

          (iv) if Del Monte Corporation has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and any other amounts due the Trustee under the Indenture; and

          (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vii) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

     No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the then outstanding Notes may waive any existing Default or Event of Default under the Indenture and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, Del Monte Corporation is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee or stockholder of Del Monte Corporation, as such, shall have any liability for any obligations of Del Monte Corporation under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The foregoing provisions do not relate to the liability of Holdings as a Guarantor.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Del Monte Corporation may, at its option and at any time, elect to have its obligations discharged with respect to the then outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that Del Monte Corporation shall be deemed to have paid and discharged the entire indebtedness represented by the then outstanding Notes and to have satisfied all of its other obligations under the Notes and the Indentures, and the Holders of the Notes shall cease to be subject to the rights of any holder of Senior Debt under the subordination provisions of the Indenture, provided that the following provisions of the Indenture shall survive unless otherwise terminated pursuant to the Indenture:

          (i) the rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due;

          (ii) Del Monte Corporation's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;
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

          (iii) the rights, powers, trust, duties and immunities of the Trustee and Del Monte Corporation's obligations in connection therewith; and

          (iv) the Legal Defeasance provisions of the Indenture.

     In addition, Del Monte Corporation may, at its option and at any time, elect to have the obligations of Del Monte Corporation released with respect to the covenants in the Indenture described above under "-- Change of Control" and "-- Certain Covenants" (other than the covenant appearing under "-- Reports to Holders") ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, the events described in clauses (iv) and (v) of the first paragraph under "-- Events of Default" above will no longer constitute Events of Default with respect to the Notes, and the Holders of Notes shall cease to be subject to the rights of any holder of Senior Debt under the subordination provisions of the Indenture.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (i) Del Monte Corporation must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (ii) in the case of Legal Defeasance, Del Monte Corporation shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that

             (A) Del Monte Corporation has received from, or there has been published by, the Internal Revenue Service a ruling or

             (B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

             in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii) in the case of Covenant Defeasance, Del Monte Corporation shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising under clause (iii) of the definition of that term and resulting solely from the incurrence of Indebtedness the proceeds of which will be used to defease the Notes concurrently with such incurrence) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (it being understood that this condition shall not be satisfied and such Legal Defeasance or Covenant Defeasance, as the case may be, shall not be effective until expiration of such 91 day period);

          (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Del Monte Corporation or any of its Subsidiaries is a party or by which Del Monte Corporation or any of its Subsidiaries is bound;

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

          (vi) Del Monte Corporation shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Del Monte Corporation with the intent of preferring the Holders over any other creditors of Del Monte Corporation or with the intent of defeating, hindering, delaying or defrauding any other creditors of Del Monte Corporation or others;

          (vii) Del Monte Corporation shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (viii) Del Monte Corporation shall have delivered to the Trustee an Opinion of Counsel to the effect that

             (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture, and

             (B) assuming no intervening bankruptcy of Del Monte Corporation between the date of deposit and the 91st day following the deposit and that no Holder is an insider of Del Monte Corporation, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (ix) if the cash or U.S. Government Obligations or combination thereof, as the case may be, deposited under subparagraph (i) above are sufficient to pay the principal of, premium, if any, and interest on the Notes provided the Notes are redeemed on a particular redemption date, Del Monte Corporation shall have given the Trustee irrevocable instructions to redeem the Notes on that redemption date and to provide notice of that redemption to Holders as provided in the Indenture; and

          (x) certain other customary conditions precedent are satisfied.

     If Del Monte Corporation effects Covenant Defeasance and the Notes are declared due and payable because of the occurrence of an Event of Default (other than an Event of Default which has ceased to be applicable because of such Covenant Defeasance or resulting from breach of a covenant as to which there has been Covenant Defeasance), the amount of cash and U.S. Government Obligations deposited to effect Covenant Defeasance may not be sufficient to pay amounts due on the Notes at the time of any acceleration resulting from that Event of Default. However, Del Monte Corporation would remain liable to make payment of those amounts due at the time of acceleration.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when either:

          (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Del Monte Corporation and thereafter repaid to Del Monte Corporation as provided in the Indenture) have been delivered to the registrar for cancellation, and

             (i) Del Monte Corporation has paid all sums payable under the Indenture by Del Monte Corporation, and

             (ii) Del Monte Corporation has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; or

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

          (b) Del Monte Corporation shall have given notice of redemption of all of the Notes or all of the Notes shall have otherwise become due and payable, and

             (i) Del Monte Corporation has irrevocably deposited or caused to be deposited with the Trustee or another trustee funds in an amount sufficient to pay the principal of, premium, if any, and interest on the then outstanding Notes to maturity or redemption, as the case may be, together with irrevocable instructions from Del Monte Corporation directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be (and, upon such deposit and the satisfaction of the other conditions precedent set forth in this subparagraph (b), the funds so deposited shall not be subject to the rights of holders of Senior Debt pursuant to the subordination provisions of the Indenture);

             (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of or default under any other instrument to which Del Monte Corporation is a party or by which it is bound;

             (iii) Del Monte Corporation has paid all other sums payable under the Indenture by Del Monte Corporation; and

             (iv) Del Monte Corporation has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, Del Monte Corporation and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes. These specified purposes include the following:

          (1) to cure ambiguities, correct inconsistencies and add other provisions with respect to matters or questions arising under the Indenture, provided such actions do not adversely affect the interests of the Holders in any material respect;

          (2) to comply with the provisions described above under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets of Del Monte Corporation" and "-- Merger, Consolidation and Sale of Assets of a Guarantor;"

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (4) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (5) to make any change that would provide any additional benefit or rights to the Holders;

          (6) to provide for the issuance of the Exchange Notes;

          (7) to add a Guarantor pursuant to the provisions described above under "-- Certain Covenants -- Limitations on Guarantees By Restricted Subsidiaries;"

          (8) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

          (9) to secure the Notes;

          (10) to add to the covenants of Del Monte Corporation or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon Del Monte Corporation or any Guarantor; and

          (11) to make any other change that does not, in the good faith judgment of the Trustee, adversely affect in any material respect the rights of Holders under the Indenture;

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

provided that Del Monte Corporation has delivered to the Trustee an Opinion of Counsel stating that such amendment or supplement complies with the applicable provisions of the Indenture.

     Other modifications and amendments of the Indenture may be made, and compliance by Del Monte Corporation with any provision of the Indenture or the Notes may be waived, with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (i) reduce the amount of Notes whose Holders must consent to an amendment or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

          (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest and Additional Interest, if any, on any Notes;

          (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefore;

          (iv) make any Notes payable in money other than that stated in the Notes;

          (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment;

          (vi) change the price payable by Del Monte Corporation for Notes repurchased pursuant to the provisions described above under "-- Change of Control" and "-- Certain Covenants -- Limitation on Asset Sales" or after the occurrence of a Change of Control, modify or change in any material respect the obligation of Del Monte Corporation or Holdings to make and consummate a Change of Control offer or modify any of the provisions or definitions with respect thereto;

          (vii) modify or change any provision of the Indenture or the related definitions with respect to the subordination of the Notes or the Guarantees in a manner which adversely affects the Holders in any material respect; or

          (viii) waive a default in the payment of principal of or interest on any Note; provided that this clause (viii) shall not limit the right of the Holders of a majority in aggregate principal amount of the then outstanding Notes to rescind and cancel a declaration of acceleration of the Notes following delivery of an Acceleration Notice as described above under "-- Events of Default."

GOVERNING LAW

     The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

     The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of Del Monte Corporation, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other

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

transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

EXCHANGE OFFER; REGISTRATION RIGHTS

     The Notes are entitled to the benefit of a Registration Rights Agreement (the "Registration Rights Agreement") between Del Monte Corporation, Holdings and the placement agents. The following summary of selected provisions of the Registration Rights Agreement is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the Registration Rights Agreement, including the definitions. A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.4. You should read the Registration Rights Agreement in its entirety.

     In the Registration Rights Agreement, Del Monte Corporation and Holdings have agreed with the placement agents, for the benefit of the Holders of the Notes, that Del Monte Corporation and Holdings will use their reasonable best efforts, at their cost, to file and cause to become effective a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the Outstanding Notes for Exchange Notes of Del Monte Corporation, which Exchange Notes will have terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and will not be subject to the increase in annual interest rate described below).

     Promptly after the Exchange Offer Registration Statement is declared effective, Del Monte Corporation shall commence the Exchange Offer. The Exchange Offer will remain open for not less than 20 Business Days after the date Del Monte Corporation mails notice of the Exchange Offer to Holders. For each Outstanding Note surrendered to Del Monte Corporation pursuant to the Exchange Offer, the Holder who surrendered that Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor or, if no interest has been paid on the Outstanding Notes, from the Issue Date. If Del Monte Corporation effects the Exchange Offer, Del Monte Corporation will be entitled to close the Exchange Offer 20 Business Days after the commencement of the Exchange Offer. Notes not tendered in the Exchange Offer will remain outstanding and continue to accrue interest, but will not retain any rights under the Registration Rights Agreement and will remain subject to transfer restrictions.

     In the event that applicable interpretations of the staff of the Commission do not permit Del Monte Corporation to effect the Exchange Offer, or under certain other circumstances, Del Monte Corporation shall, at its cost, use its reasonable best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Outstanding Notes and to keep such Shelf Registration Statement effective until such time as the Notes are eligible for resale pursuant to Rule 144(k) under the Securities Act or such shorter period that will terminate when all Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. Del Monte Corporation shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Outstanding Notes has become effective and take certain other actions as are required to permit resales of the Outstanding Notes. A Holder that sells its Outstanding Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     In the event that the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to December 31, 2001, the annual interest rate borne by the Outstanding Notes will be increased by .5% per annum until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

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

CERTAIN DEFINITIONS

     Set forth below is a summary of some of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all of those terms, as well as other terms used in this "Description of the Notes" for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Del Monte Corporation or at the time it merges or consolidates with or into Del Monte Corporation or any of its Restricted Subsidiaries or assumed by Del Monte Corporation or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Del Monte Corporation or such acquisition, merger or consolidation.

     "Acquisition Financing Indebtedness" means Indebtedness of Del Monte Corporation incurred in connection with the acquisition of assets or capital stock (by stock purchase, merger or otherwise) of a Person engaged in all material respects solely in the business of food, food distribution and related businesses.

     "Additional Interest" means additional interest, if any, which may be payable on the Notes as described under "-- Exchange Offer; Registration Rights."

     "Additional Notes" means Notes, if any, originally issued under the Indenture after the Issue Date, other than Exchange Notes.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means:

          (a) an Investment by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Del Monte Corporation, or shall be merged or consolidated with or into Del Monte Corporation or

          (b) the acquisition by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation of the assets of any Person (other than a Restricted Subsidiary of Del Monte Corporation) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Del Monte Corporation or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Del Monte Corporation or a Wholly Owned Restricted Subsidiary of Del Monte Corporation of:

          (a) any Capital Stock of any Restricted Subsidiary of Del Monte Corporation; or

          (b) any other property or assets of Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

             (i) a transaction or series of related transactions for which Del Monte Corporation or its Restricted Subsidiaries receive aggregate consideration of less than $1 million;

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

             (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Del Monte Corporation as permitted under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets of Del Monte Corporation;"

             (iii) the grant of Liens permitted by the covenant described under "Certain Covenants -- Limitation on Liens" above;

             (iv) the sale or transfer of Receivables Related Assets in connection with a Qualified Receivables Transaction; and

             (v) the sale or transfer of certain assets identified in a schedule to the Indenture as being held for disposition.

     "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that Del Monte Corporation in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets (of a kind used or usable by Del Monte Corporation and its Restricted Subsidiaries in their business as it exists on the date thereof, or in businesses that are the same as such business of Del Monte Corporation and its Restricted Subsidiaries on the date thereof or similar or reasonably related thereto) between Del Monte Corporation or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Borrowing Base" means as of any date, an amount, determined on a consolidated basis and in accordance with GAAP, equal to the sum of (i) 60% of the aggregate book value of inventory plus (ii) 85% of the aggregate book value of all accounts receivable (net of bad debt reserves) of Del Monte Corporation and its Restricted Subsidiaries. To the extent that information is not available as to the amount of inventory or accounts receivable as of a specific date, Del Monte Corporation shall use the most recent available information for purposes of calculating the Borrowing Base.

     "Business Day" means a day that is not a Legal Holiday.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means:

          (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class or series of Common Stock and Preferred Stock of such Person, and

          (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means:

          (i) obligations issued by, or unconditionally guaranteed by, the U.S. government or issued by any agency thereof, and in each case backed by the full faith and credit of the United States and maturing within one year from the date of acquisition thereof;

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

          (ii) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's;

          (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

          (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and

          (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
     (v) above.

     "Change of Control" means the occurrence of one or more of the following events:

          (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Del Monte Corporation or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than TPG or its Related Parties;

          (ii) the approval by the holders of Capital Stock of Del Monte Corporation or Holdings, as the case may be, of any plan or proposal for the liquidation or dissolution of Del Monte Corporation or Holdings, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture);

          (iii) (A) any Person or Group (other than TPG or its Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock (the "Voting Stock") of Del Monte Corporation or Holdings and (B) TPG and its Related Parties shall beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of Del Monte Corporation or Holdings, as the case may be, than such other Person or Group; or

          (iv) the replacement of a majority of the Board of Directors of Del Monte Corporation or Holdings over a two-year period from the directors who constituted the Board of Directors of Del Monte Corporation or Holdings, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Del Monte Corporation or Holdings, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or who were nominated by, or designees of, TPG or its Related Parties.

     "Common Stock" of any Person means any and all shares, interests or other participations in and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

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

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (i) Consolidated Net Income, and

          (ii) to the extent Consolidated Net Income has been reduced thereby,

             (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period,

             (B) Consolidated Interest Expense, and

             (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to the Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

          (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions which, in the reasonable and good faith judgment of Del Monte Corporation's senior management, will result from such Asset Sale or Asset Acquisition) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of the "Consolidated Fixed Charge Coverage Ratio,"

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date,

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          (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements,

          (3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if, none, then based upon such optional rate as such Person may designate, and

          (4) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate implicit in such Capitalized Lease Obligation in accordance with GAAP and as reflected in such Person's financial statements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum (without duplication) of:

          (i) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus

          (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum (without duplication) of:

          (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

             (a) any amortization of debt discount and amortization or write-off of deferred financing costs,

             (b) the net costs under Interest Swap Obligations,

             (c) all capitalized interest,

             (d) the interest portion of any deferred payment obligation,

             (e) dividends paid in respect of Disqualified Capital Stock,

             (f) net payments (whether positive or negative) pursuant to Interest Swap Obligations; and

          (ii) the interest component of Capitalized Lease Obligations,

in each case paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated Interest Expense of Del Monte Corporation shall include the interest expense of a Person only to the extent that the net income of such Person is included in the Consolidated Net Income of Del Monte Corporation.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

          (a) after-tax gains or losses from Asset Sales (without regard to the $1 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

          (b) after-tax items classified as extraordinary or nonrecurring gains or losses;

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          (c) the net income of any Person acquired in a "pooling of interests"
     transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with or into the referent Person or any Restricted Subsidiary of the referent Person;

          (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is at the time of determination restricted, directly or indirectly, by a contract, operation of law or otherwise;

          (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

          (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

          (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

          (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     Notwithstanding the foregoing, "Consolidated Net Income" shall be calculated without giving effect to:

          (i) any premiums, fees or expenses incurred and amortization of premiums, fees or expenses incurred since March 31, 2001 in connection with the refinancing or the Recapitalization and related financings; and

          (ii) the amortization, depreciation, or non-cash charge of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 or 17.

     "Consolidated Net Tangible Assets" means, as of any date, the total amount of assets of Del Monte Corporation and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), net of any write-ups of capital assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

          (i) all current liabilities of Del Monte Corporation and its Restricted Subsidiaries (excluding intercompany items), and

          (ii) all deferred tax assets, goodwill, trade names, trademarks, copyrights, patents, unamortized debt discount and expense, and all other items which would be treated as intangibles,

in each case as shown on a consolidated balance sheet of Del Monte Corporation and its Restricted Subsidiaries prepared in accordance with GAAP.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization, exchange or translation losses on foreign currencies and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Credit Agreement" means the Credit Agreement dated as of the Issue Date among Holdings, the Issuer and the financial institutions named therein, and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed,
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

repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) (including, without limitation, increasing the amount of available borrowings or other Indebtedness thereunder (provided that such increase in borrowings is permitted by the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above)).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Noncash Consideration" means any noncash consideration received by Del Monte Corporation or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Del Monte Corporation or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once cash or Cash Equivalents have been received by Del Monte Corporation or a Restricted Subsidiary in exchange therefor as proceeds or payments. Promptly after receipt of any Designated Noncash Consideration, Del Monte Corporation shall deliver such Officers' Certificate to the Trustee, together with a Board Resolution of Del Monte Corporation stating the fair market value of such Designated Noncash Consideration and the basis of such valuation, which shall be a report or opinion of an Independent Financial Advisor with respect to the receipt in one transaction or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $25 million.

     "Designated Senior Debt" means:

          (i) Indebtedness of the Del Monte Corporation under or in respect of the Credit Agreement and

          (ii) any other Indebtedness of the Del Monte Corporation constituting Senior Debt which, at the time of determination, has an aggregate outstanding principal amount of at least $75 million and is specifically designated by Del Monte Corporation in the instrument evidencing such Senior Debt as "Designated Senior Debt."

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in each case on or prior to the final maturity date of the Notes, provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Del Monte Corporation or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Del Monte Corporation in order to satisfy applicable statutory or regulatory obligations.

     "Equity Offering" means any sale of Qualified Capital Stock of Holdings or Del Monte Corporation; provided that, in the event of an Equity Offering by Holdings, Holdings contributes to the capital of Del Monte Corporation the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price, plus accrued interest to the redemption date, of the Notes to be redeemed as described under "-- Redemption -- Optional Redemption upon Equity Offerings."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

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     "Four Quarter Period" has the meaning specified in the definition of
"Consolidated Fixed Charge Coverage Ratio" above.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may have been approved by a significant segment of the accounting profession as of the Issue Date.

     "Guarantee" means, as the context requires, the Guarantee of Holdings described above under "-- Guarantee" or a Guarantee of a Restricted Subsidiary as described above under "-- Certain Covenants -- Limitation on Guarantees by Domestic Restricted Subsidiaries" and shall include, in the case of any Guarantor, any guarantee of such Guarantor which is endorsed on the Notes.

     "Guarantor" means each of Holdings and any Restricted Subsidiary that executes a Guarantee pursuant to the covenant described under "Certain
Covenants -- Limitation on Guarantees by Domestic Restricted Subsidiaries," each until a successor replaces it pursuant to the Indenture and thereafter means such successor. A Restricted Subsidiary whose Guarantee has terminated pursuant to the aforesaid covenant shall cease to be a Guarantor effective as of such termination.

     "Guarantor Senior Debt" means, with respect to a Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a bankruptcy petition at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law and without giving effect to any reduction in the amount of such Indebtedness which is necessary to prevent the obligation of such Guarantor with respect thereto from being rendered void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

          (x) all monetary obligations (including guarantees thereof), if any, of every nature of such Guarantor under or with respect to the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

          (y) all Interest Swap Obligations (including guarantees thereof), and

          (z) all obligations (including guarantees thereof) under Currency Agreements,

in each case whether outstanding on the Issue Date or thereafter incurred.

     Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

          (i) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

          (ii) Indebtedness to, or guaranteed by such Guarantor for the benefit of, any shareholder (other than a parent corporation), director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

          (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (iv) Indebtedness represented by Disqualified Capital Stock;

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

          (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

          (vi) any Indebtedness incurred in violation of the Indenture; and

          (vii) any Indebtedness, and any other obligation referred to in clause
     (x), (y) or (z) of this definition, which in each case is, by its express terms or by the express terms of the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, (a) subordinated in right of payment to any other Indebtedness of such Guarantor, in the case of a Restricted Subsidiary, or (b) subordinated in right of payment to or pari passu with the Guarantee of Holdings described above under "-- Guarantee," in the case of Holdings.

     "Guarantor Designated Senior Debt" means, with respect to any Guarantor:

          (i) Indebtedness of such Guarantor under or in respect of the Credit Agreement; and

          (ii) any other Indebtedness of such Guarantor constituting Guarantor Senior Debt of such Guarantor which, at the time of determination, has an aggregate outstanding principal amount of at least $75 million and is specifically designated by such Guarantor in the instrument evidencing such Guarantor Senior Debt as "Guarantor Designated Senior Debt."

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the registrar's books.

     "Holdings" means Del Monte Foods Company, a Delaware corporation, until a successor replaces it pursuant to this Indenture and thereafter means such successor.

     "Indebtedness" means with respect to any Person, without duplication:

          (i) all obligations of such Person for borrowed money;

          (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (iii) all Capitalized Lease Obligations of such Person (but excluding any operating lease obligations);

          (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below;

          (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) above and clause (viii) below that are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

          (viii) all obligations under Currency Agreements and Interest Swap Obligations of such Person; and

          (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to its maximum fixed repurchase price (or comparable price that such Person may be required to pay for the acquisition or retirement of such Disqualified Capital Stock), but excluding accrued dividends, if any.

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

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm:

          (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect equity beneficial ownership interest in Del Monte Corporation exceeding 10%; and

          (ii) which, in the judgment of the Board of Directors of Del Monte Corporation, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. In the case of Del Monte Corporation, "Investment" shall exclude extensions of trade credit (including trade receivables) by Del Monte Corporation and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Del Monte Corporation or such Restricted Subsidiary, as the case may be. For the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments,"

          (i) "Investment" shall include and be valued at the portion of the fair market value of the net assets of any Restricted Subsidiary represented by Del Monte Corporation's equity interest in such Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

          (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Del Monte Corporation or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Del Monte Corporation such that, after giving effect to any such sale or disposition, Del Monte Corporation no longer owns, directly or indirectly, 80% of the outstanding Common Stock of such Restricted Subsidiary, Del Monte Corporation shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Legal Holiday" means a Saturday, Sunday or day on which banking institutions in New York, New York are not required to be open except that, when such term is used with respect to a particular place
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

where a payment is to be made in respect of the Notes and with respect to the payment to be made on the Notes at such place, such term means a Saturday, Sunday or other day on which banking institutions in such place of payment are not required to be open.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Del Monte Corporation or any of its Restricted Subsidiaries from such Asset Sale net of:

          (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale; and

          (d) appropriate amounts to be provided by Del Monte Corporation or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Del Monte Corporation or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes, excluding any Additional Notes;

          (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (i) the Borrowing Base, or (ii) $840 million less

             (A) the sum of:

                (y) the aggregate amount of all scheduled mandatory principal payments in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replacement Credit Agreement) actually made by Del Monte Corporation, plus

                (z) the aggregate amount of all mandatory principal payments in respect of such term loans thereunder made by reason of or attributable to the receipt of proceeds from Asset Sales; plus

             (B) in the case of the revolving credit facility thereunder, the aggregate amount of required permanent repayments which are accompanied by a corresponding permanent commitment reduction thereunder made by reason of or attributable to the receipt of proceeds from Asset Sales; plus

             (C) the amount of the Receivables Program Obligations then outstanding.

          (iii) other Indebtedness of Del Monte Corporation and its Restricted Subsidiaries outstanding on the Issue Date (excluding any Indebtedness in respect of Del Monte Corporation's 12 1/4% Senior Subordinated Notes Due 2007 which are repurchased or retired by or on behalf of Del Monte
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

     Corporation as contemplated by the offer to purchase by Del Monte Corporation dated April 16, 2001), reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Swap Obligations of Del Monte Corporation covering Indebtedness of Del Monte Corporation or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of Del Monte Corporation covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect Del Monte Corporation and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Del Monte Corporation and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of Del Monte Corporation to Del Monte Corporation or to another Wholly Owned Restricted Subsidiary of Del Monte Corporation, in either case for so long as such Indebtedness is held by Del Monte Corporation or a Wholly Owned Restricted Subsidiary of Del Monte Corporation, in each case subject to no Lien held by a Person other than Del Monte Corporation or a Wholly Owned Restricted Subsidiary of Del Monte Corporation; provided that if as of any date any Person other than Del Monte Corporation or a Wholly Owned Restricted Subsidiary of Del Monte Corporation owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vii) Indebtedness of Del Monte Corporation to a Wholly Owned Restricted Subsidiary of Del Monte Corporation for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of Del Monte Corporation, in each case subject to no Lien; provided that:

             (a) any Indebtedness of Del Monte Corporation to a Wholly Owned Restricted Subsidiary of Del Monte Corporation is unsecured and subordinated, pursuant to a written agreement, to Del Monte Corporation's obligations under the Indenture and the Notes and

             (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of Del Monte Corporation owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of Indebtedness not constituting Permitted Indebtedness by Del Monte Corporation;

          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (ix) Indebtedness of Del Monte Corporation or any of its Restricted Subsidiaries in respect of security for workers' compensation claims, payment obligations in connection with self-insurance, performance bonds, surety bonds or similar requirements in the ordinary course of business;

          (x) Capitalized Lease Obligations and Purchase Money Indebtedness of Del Monte Corporation and its Restricted Subsidiaries incurred in the ordinary course of business and Indebtedness arising from the conversion of the obligations of Del Monte Corporation under or pursuant to the "synthetic lease" transactions to on-balance sheet Indebtedness of Del Monte Corporation in an aggregate amount at any time outstanding not to exceed 10% of the Consolidated Net Tangible Assets of

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     Del Monte Corporation as shown on the then most recent consolidated balance sheet of Del Monte Corporation and its Restricted Subsidiaries prepared in accordance with GAAP;

          (xi) guarantees by Del Monte Corporation and its Wholly Owned Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture, including, with respect to guarantees by Wholly Owned Restricted Subsidiaries of Del Monte Corporation, the covenant described under "Certain
     Covenants -- Limitation of Guarantees by Restricted Subsidiaries;"

          (xii) Acquired Indebtedness and Acquisition Financing Indebtedness; provided that, if such Indebtedness is incurred after June 30, 2003, immediately after giving effect to the transaction in which such Acquired Indebtedness or Acquisition Financing Indebtedness is incurred, Del Monte Corporation is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness;" and provided further, that if such Indebtedness is incurred on or before June 30, 2003, the consolidated Fixed Charge Coverage Ratio of Del Monte Corporation and its Restricted Subsidiaries, after giving effect to the transaction in which such Acquired Indebtedness or Acquisition Financing Indebtedness is incurred (a "pro forma Consolidated Fixed Charge Coverage Ratio") (A) shall be greater than 1.8 to 1.0, and (B) shall be at least equal to the Consolidated Fixed Charge Coverage Ratio at such time without giving effect to the transaction in which such Acquired Indebtedness or Acquisition Financing Indebtedness is incurred;

          (xiii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Del Monte Corporation or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Del Monte Corporation (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Del Monte Corporation for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by Del Monte Corporation or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xiii), when taken together with all Indebtedness incurred pursuant to this clause (xiii) and then outstanding, shall not exceed $25 million;

          (xiv) guarantees furnished by Del Monte Corporation or its Restricted Subsidiaries in the ordinary course of business of Indebtedness of another Person in an aggregate amount not to exceed $10 million at any time outstanding;

          (xv) Refinancing Indebtedness;

          (xvi) Receivables Program Obligations;

          (xvii) additional Indebtedness of Del Monte Corporation and its Restricted Subsidiaries in an aggregate principal amount not to exceed $65 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

          (xviii) Indebtedness incurred under commercial letters of credit issued for the account of Del Monte Corporation or any of its Restricted Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness), provided that any drawing under any such letter of credit is reimbursed in full within seven days; and

          (xix) Any guarantee by a Restricted Subsidiary of any Indebtedness incurred pursuant to the Credit Agreement.

     For purposes of determining compliance with the covenant described above under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," in the event that an item of
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Indebtedness meets the requirements of one or more of the categories of
Permitted Indebtedness set forth in clauses (i) through (xviii) above, Del Monte Corporation shall, in its sole discretion, determine under which such clause such item of Indebtedness shall be classified and, so long as such item of Indebtedness meets the requirements for inclusion as Permitted Indebtedness under such clause, such item of Indebtedness will be treated as having been incurred pursuant to such clause.

     "Permitted Investments" means:

          (i) Investments by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation in any Person that is or will become immediately after such Investment a Restricted Subsidiary of Del Monte Corporation or that will immediately after such Investment merge or consolidate with or into Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation, or that will immediately after such Investment transfer or convey all of its assets (including such Investment) to Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation, provided that such Person is engaged, in all material respects, solely in the business of food, food distribution and related businesses;

          (ii) Investments in Del Monte Corporation by any Restricted Subsidiary of Del Monte Corporation; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to Del Monte Corporation's obligations under the Notes and the Indenture;

          (iii) Investments in cash and Cash Equivalents;

          (iv) loans and advances to employees and officers of Del Monte Corporation and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $10 million at any one time outstanding;

          (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of Del Monte Corporation's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (vi) additional Investments not to exceed $37.5 million at any one time outstanding;

          (vii) Investments in securities received in settlement of obligations of trade creditors or customers in the ordinary course of business or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers;

          (viii) Investments made by Del Monte Corporation or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "Certain Covenants -- Limitation on Asset Sales," or not constituting an Asset Sale by reason of the $1 million threshold contained in the definition thereof;

          (ix) Investments specifically permitted by and made in accordance with the provisions of the covenant described under "Certain
     Covenants -- Limitation on Transactions with Affiliates;"

          (x) guarantees permitted by the covenant described under "Certain Covenants -- Limitation of Guarantees by Restricted Subsidiaries;"

          (xi) Related Business Investments in companies and ventures in which Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation holds an equity ownership interest of not less than 33 1/3% in an aggregate amount not exceeding the sum of

             (x) the unutilized portion of the amount of Investments permitted by clause (vi) of this definition, plus

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             (y) the proceeds of the sale of certain assets identified in a schedule to the Indenture as being held for disposition, plus

             (z) $37.5 million;

          (xii) Investments made in connection with a Qualified Receivables Transaction; and

          (xiii) any acquisition of assets solely in exchange for the issuance of Qualified Capital Stock of Del Monte Corporation.

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either

             (a) not delinquent, or

             (b) being contested in good faith by appropriate proceedings and as to which Del Monte Corporation or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations,surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Del Monte Corporation or any of its Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

          (vii) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness incurred in accordance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness;" provided, however, that in the case of Purchase Money Indebtedness

             (A) the Indebtedness shall not exceed the cost of such property or assets being acquired or constructed and shall not be secured by any property or assets of Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation other than the property and assets being acquired or constructed, and

             (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

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          (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (ix) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Del Monte Corporation or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xi) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

          (xii) Liens securing Indebtedness under Currency Agreements;

          (xiii) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness;" provided that

             (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation, and

             (B) such Liens do not extend to or cover any property or assets of Del Monte Corporation or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation;

          (xiv) leases or subleases granted to others not interfering in any material respect with the business of Del Monte Corporation or its Restricted Subsidiaries;

          (xv) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Del Monte Corporation or any of its Restricted Subsidiaries in the ordinary course of business; and

          (xvi) Liens on Receivables Program Assets securing Receivables Program Obligations.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "principal" of any Indebtedness (including the Notes) means the outstanding principal amount of such Indebtedness plus the premium, if any, on such indebtedness. For purposes of clarity, it is hereby understood and agreed that references to "principal" shall mean and include "premium, if any" notwithstanding the fact that there may be references in this Description of the Notes to "principal and premium", if any.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act, except as otherwise specified herein.

     "Purchase Money Indebtedness" means Indebtedness of Del Monte Corporation or any of its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any

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part of the purchase price, or the cost of installation, construction or improvement, of real or personal property or assets.

     "Purchase Money Note" means a promissory note evidencing the obligation of a Receivables Subsidiary to pay the purchase price for Receivables or other indebtedness to Del Monte Corporation or to any other Seller in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Del Monte Corporation or any Subsidiary of Del Monte Corporation pursuant to which Del Monte Corporation or any such Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by Del Monte Corporation or any other Seller) and any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the date of the Indenture or arising thereafter); provided that:

          (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle

             (i) is guaranteed by Del Monte Corporation or any other Seller (excluding guarantees of obligations pursuant to Standard Securitization Undertakings),

             (ii) is recourse to or obligates Del Monte Corporation or any other Seller in any way other than pursuant to Standard Securitization Undertakings, or

             (iii) subjects any property or asset of Del Monte Corporation or any other Seller, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

          (b) neither Del Monte Corporation nor any other Seller has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to Del Monte Corporation or such Seller than those that might be obtained at the time from Persons that are not Affiliates of Del Monte Corporation, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (c) Del Monte Corporation and the other Sellers do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results.

     "Recapitalization" means the recapitalization of Holdings pursuant to the Agreement and Plan of Merger dated as of February 21, 1997, as amended and restated as of April 14, 1997, entered into among TPG Partners, TPG Shield Acquisition Corporation and Holdings.

     "Receivables" means all rights of Del Monte Corporation or any other Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of Del Monte Corporation or such Seller as accounts receivable.

     "Receivables Documents" means:

          (x) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in

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     effect from time to time and entered into by Del Monte Corporation, another
     Seller and/or a Receivables Subsidiary, and

          (y) each other instrument, agreement and other document entered into by Del Monte Corporation, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (x) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

     "Receivables Program Assets" means:

          (a) all Receivables which are described as being transferred by Del Monte Corporation, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents;

          (b) all Receivables Related Assets; and

          (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

     "Receivables Program Obligations" means:

          (a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount for the Receivables Program Assets; and

          (b) related obligations of Del Monte Corporation, a Subsidiary of Del Monte Corporation or a Special Purpose Vehicle (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions).

     "Receivables Related Assets" means:

          (i) any rights arising under the documentation governing or relating to Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables);

          (ii) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

          (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;

          (iv) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and

          (v) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a special purpose wholly owned subsidiary of Del Monte Corporation created in connection with the transactions contemplated by a Qualified Receivables Transaction, which subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by Del Monte Corporation's Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of Del Monte Corporation giving effect to such designation and an Officers' Certificate certifying, to the best of such officers' knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness, in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

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     "Refinancing Indebtedness" means any Refinancing by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation of Indebtedness incurred in accordance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clauses (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xiv), (xvi), (xvii) or
(xviii) of the definition of Permitted Indebtedness), in each case that does not:

          (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Del Monte Corporation in connection with such Refinancing); or

          (2) create Indebtedness with

             (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

             (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that

                (x) if such Indebtedness being Refinanced is solely Indebtedness of Del Monte Corporation, then such Refinancing Indebtedness shall be Indebtedness solely of Del Monte Corporation; and

                (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date among Del Monte Corporation, Holdings and the placement agents for the benefit of themselves and the Holders, as the same may be amended or modified from time to time in accordance with the terms thereof.

     "Related Business Investment" means:

          (i) any Investment by a Person in any other Person a majority of whose revenues are derived from the food, food distribution or related businesses; and

          (ii) any Investment by such Person in any cooperative or other supplier, including, without limitation, any joint venture which is intended to supply any product or service useful to the business of Del Monte Corporation and its Restricted Subsidiaries.

     "Related Party" means any Affiliate of TPG.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that, if and for so long as any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A (or any successor thereto) under the Securities Act.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation of any property, whether owned by Del Monte Corporation or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by Del Monte Corporation or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

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     "Seller" means Del Monte Corporation or any Subsidiary or other Affiliate of Del Monte Corporation (other than a Receivables Subsidiary) which is a party to a Receivables Document.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a bankruptcy petition at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Del Monte Corporation, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (x) all monetary obligations (including guarantees thereof) of every nature of Del Monte Corporation under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (y) all Interest Swap Obligations (including guarantees thereof); and

          (z) all obligations (including guarantees thereof) under Currency Agreements;

     in each case whether outstanding on the Issue Date or thereafter incurred.

     Notwithstanding the foregoing, "Senior Debt" shall not include:

          (i) any Indebtedness of Del Monte Corporation to a Subsidiary of Del Monte Corporation;

          (ii) Indebtedness to, or guaranteed by Del Monte Corporation for the benefit of, any shareholder (other than a parent corporation), director, officer or employee of Del Monte Corporation or any Subsidiary of Del Monte Corporation (including, without limitation, amounts owed for compensation);

          (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (iv) Indebtedness represented by Disqualified Capital Stock;

          (v) any liability for federal, state, local or other taxes owed or owing by Del Monte Corporation;

          (vi) any Indebtedness incurred in violation of the Indenture; and

          (vii) any Indebtedness, and any other obligation referred to in clause
     (x), (y) or (z) of this definition, which in each case is, by its express terms or by the express terms of the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, subordinated in right of payment to any other Indebtedness of Del Monte Corporation.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act as in effect on the Issue Date.

     "Special Purpose Vehicle" means a trust, partnership or other special purpose Person established by Del Monte Corporation and/or any of its Subsidiaries to implement a Qualified Receivables Transaction.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Del Monte Corporation or any Subsidiary of Del Monte Corporation which, in the good faith judgment of the Board of Directors of the appropriate company, are reasonably customary in an accounts receivable transactions.

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     "Subsidiary," with respect to any Person, means:

          (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or

          (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person.

     "Tax Sharing Agreement" means the tax sharing agreement between Del Monte Corporation and Holdings allocating the obligations to contribute amounts for the payment of income taxes and the benefits of any credits or other reductions of tax payments so as to approximate the income taxes that would be payable by Del Monte Corporation and Holdings on a stand-alone basis if no consolidated tax return were filed by such entities.

     "TPG" means TPG Partners, L.P., a Delaware limited partnership.

     "U.S. Government Obligations" means direct obligations of, and obligations guaranteed by, the United States for the payment of which the full faith and credit of the United States is pledged.

     "Unrestricted Subsidiary" of any Person means:

          (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and

          (ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Del Monte Corporation may designate any Subsidiary of Del Monte Corporation (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Del Monte Corporation or any other Subsidiary of Del Monte Corporation that is not a Subsidiary of the Subsidiary to be so designated; provided that

          (x) Del Monte Corporation certifies to the Trustee that such designation complies with the covenant described under "Certain Covenants -- Limitation on Restricted Payments," and

          (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of Del Monte Corporation or any of its Restricted Subsidiaries.

The Board of Directors of Del Monte Corporation may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (x) immediately after giving effect to such designation, Del Monte Corporation is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," and

          (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Del Monte Corporation shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (a) the then outstanding aggregate principal amount of such Indebtedness into

          (b) the sum of the total of the products obtained by multiplying

             (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

             (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than, in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares otherwise required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

     Outstanding Notes were offered and sold to qualified institutional buyers ("QIBs") in reliance on Rule 144A ("Restricted Global Notes") or, if offered and sold in offshore transactions, in reliance on Regulation S ("Regulation S Global Notes"), in registered, global form, without interest coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Regulation S Global Notes were deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Clearstream. Prior to the 40th day after the Issue Date, beneficial interests in the Regulation S Global Notes may only be held through Euroclear or Clearstream, and any resale or transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S.

     The Outstanding Notes were issued in definitive, fully registered form and are subject to certain restrictions on transfer set forth therein.

     Ownership of beneficial interests in a Restricted Global Note or a Regulation S Global Note is limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Restricted Global Note or a Regulation S Global
Note is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interest of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in a Regulation S Global Note directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. On or after the 40th day following the Issue Date, investors may also hold such interests through organizations other than Clearstream or Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

     Exchange Notes issued in exchange for Outstanding Notes originally offered and sold (1) to QIBs in reliance on Rule 144A under the Securities Act or (2) in reliance on Regulation S under the Securities Act will be represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Exchange Global Note" and together with the Restricted Global Notes and the Regulation S Global Notes, the "Global Notes"), which will be registered in the name DTC, or its nominee, on behalf of persons who receive Exchange Notes represented thereby for credit to the respective accounts of such persons, or to such other accounts as they may direct at DTC.

     Exchange Notes issued in exchange for Outstanding Notes will be issued, upon request, in fully registered form, but otherwise such holders will only be entitled to registration of their respective Exchange Notes in book-entry form under the Exchange Global Note.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Del Monte Corporation, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Del Monte Corporation expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Del Monte Corporation also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Del Monte Corporation expects that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Notes in registered form without interest coupons ("Certificated Notes"), which it will distribute to its participants and which may be subject to transfer restrictions.

     Del Monte Corporation understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Del Monte Corporation nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Del Monte Corporation within 90 days, Del Monte Corporation will issue Certificated Notes, which may be subject to transfer restrictions, in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may be subject to transfer restrictions in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

     The following is a summary of our existing credit facility and our existing notes.

EXISTING CREDIT FACILITY

     The credit facility consists of a term loan of $415 million and a revolving credit facility of $325 million. The revolving credit facility provides for a letter of credit sublimit of $70 million and a "swingline" sublimit of $25 million (representing funds that DMC may borrow with only limited advance notice). Amounts available under the revolving credit facility are subject to certain borrowing base limitations based upon, among other things, the amounts and applicable advance rates in respect of DMC's eligible accounts receivable and inventory.

     The credit facility contains a provision pursuant to which DMC may borrow an additional amount not to exceed, in aggregate, $100 million under the term loan or the revolving credit facility from additional commitments from new or existing lenders without any additional approval from the existing lenders. No lender is required to provide all or part of any such increase.

  Interest Rates; Fees

     The initial interest rates per annum applicable to amounts outstanding under the revolving credit facility are, at DMC's option, either (i) the base rate as defined in the credit facility plus 1.75% per annum known as the applicable base rate margin, or (ii) the reserve adjusted offshore rate as defined in the credit facility plus 2.75% per annum known as the applicable offshore rate margin. Such applicable base rate margin and applicable offshore rate margin may be adjusted periodically based upon DMC's senior leverage ratio. Initial interest rates on the term loan are, at DMC's option, either (i) the base rate plus 2% per annum, or (ii) the offshore rate plus 3% per annum. The applicable margins may be adjusted periodically based upon DMC's senior leverage ratio. Loans outstanding under the swingline portion of the revolving credit facility bear interest at the base rate plus 1.00% per annum. Interest amounts outstanding during the continuance of events of default under the credit facility accrue at the interest rate otherwise applicable thereto plus 2.00% per annum and are payable on demand.

     DMC is required to pay the lenders under the revolving credit facility an initial commitment fee equal to .75% per annum, payable quarterly in arrears, on the unused portion of such facility. DMC is also required to pay the lenders under the revolving credit facility initial letter of credit fees of 2.25% per annum for commercial letters of credit and 2.75% per annum for all other letters of credit, as well as an additional fee in the amount of .25% per annum to the bank issuing such letters of credit. The commitment fee and the letter of credit fees may be adjusted periodically based upon DMC's senior leverage ratio.

     At March 31, 2001, we had $167.5 million outstanding under the previous credit facility.

  Amortization; Prepayments

     The term loan will mature seven years after the consummation of the refinancing and will be subject to amortization, commencing in June, 2001, on a quarterly basis of $1,037,500 for the first twenty-four quarters and $97,525,000 for each of the last four quarters. The revolving credit facility will mature six years after the consummation of the refinancing. DMC will be required to make certain prepayments, subject to certain exceptions, of the outstanding amounts under the term loan and the revolving credit facility from excess cash flow, asset sales, issuances of debt and equity securities and insurance or condemnation proceeds. Amounts under the credit facility may be prepaid at DMC's option without premium or penalty.

  Guarantees and Collateral

     DMFC has guaranteed DMC's obligations under the credit facility. DMC's obligations are secured by substantially all of its assets. DMFC's guarantee is secured by a pledge of DMC's stock. DMC's obligations are also secured by first priority liens on certain of its unencumbered real property fee interests.

  Covenants

     Pursuant to the terms of the credit facility, we are required to meet certain financial tests, including a maximum total leverage ratio, a maximum senior leverage ratio, a minimum fixed charge coverage ratio and a minimum interest coverage ratio. In addition, DMC agrees to covenant that, among other things, it will limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in loan agreements.

  Events of Default

     The credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain events of bankruptcy and insolvency, certain ERISA-related events, judgment defaults, failure of any guaranty or security agreement supporting DMC's obligations under the credit facility to be in full force and effect and a change of control of DMC or DMFC.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of United States federal income and estate tax consequences associated with the exchange of the outstanding notes for the exchange notes and of the ownership and disposition of the exchange notes by an initial beneficial owner of the notes that, for United States federal income tax purposes, is not a "United States person" (referred to in this section as a "non-U.S. holder"). For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the previous sentence, to the extent provided in the applicable United States Treasury Regulations, certain trusts in existence before August 20, 1996 and treated as United States persons before such date that elect to be so treated shall also be considered United States persons. "United States" refers to the United States of America (including the States and the District of Columbia) and its possessions, which include, as of the date of this prospectus, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and Northern Mariana Islands.

     The discussion below is based upon current provisions of the Internal Revenue Code of 1986, referred to in this section as the "Code", applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed below. The tax treatment of the holders of the notes may vary depending upon their particular situations. United States persons acquiring the notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. We will not seek a ruling from the Internal Revenue Service, or the IRS, with respect to any of the matters discussed in this prospectus and there can be no assurance that the IRS will not challenge one or more of the tax consequences described below. Prospective investors are urged to consult their tax advisors regarding the United States federal income tax consequences of acquiring, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

THE EXCHANGE OFFER

     The exchange of outstanding notes for exchange notes pursuant to this exchange offer should not be treated as an "exchange" for United States federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any exchange notes received by you should be treated as a continuation of your investment in the outstanding notes. As a result, there should be no United States federal income tax consequences to you resulting from the exchange offer. In addition, you should have the same adjusted issue price, adjusted basis, and holding period in the exchange notes as you had in the outstanding notes immediately prior to the exchange.

UNITED STATES FEDERAL WITHHOLDING TAX

     The 30% United States federal withholding tax will not apply to any payment of principal, interest or premium made to non-U.S. holders provided that:

     - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the United States Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and

     - you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person, or

     - a financial institution holding the notes on your behalf either (1) certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or successor form) from the beneficial owner and provides us with a copy or (2) complies with one of the alternatives set forth in recently finalized Treasury Regulations for "qualified intermediaries."

     If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     The 30% United States federal withholding tax will generally not apply to any gain that you realize on the sale, exchange, or other disposition of the notes.

UNITED STATES FEDERAL ESTATE TAX

     Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury Regulations) and (2) interest on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

UNITED STATES FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on notes will be included in earnings and profits if so effectively connected.

     Any gain realized on the sale, exchange, or redemption of notes generally will not be subject to United States federal income tax unless:

     - that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, when required, report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments.

     In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "United States Federal Withholding Tax."

     In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS.

     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                 LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of DMFC as of June 30, 2000 and 1999, and for each of the years in the three-year period ended June 30, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     With certain limitations, Sections 721 through 726 of the Business Corporation Law of the State of New York permit a corporation to indemnify any of its directors or officers made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person was a director or officer of such corporation unless a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberative dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact financial profit or other advantage to which he or she was not legally entitled.

     Section 402(b) of the Business Corporation Law of the State of New York permits New York corporations to eliminate or limit the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity except liability (i) of a director (a) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law, (b) who personally gained a financial profit or other advantage to which he or she was not legally entitled or (c) whose acts violated certain other provisions of New York law or (ii) for acts or omissions prior to May 4, 1988.

     The Certificate of Incorporation of Registrant provides that Registrant shall indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of Registrant to procure judgment in its favor), whether civil or criminal , including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of Registrant served in any capacity at the request of Registrant, by reason of the fact that he, his testator or interstate, was a director or officer of Registrant, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of Registrant and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Registrant shall indemnify any person made, or threatened to be made, a party to an action by or in the right of Registrant to procure a judgment in its favor by reason of the fact that he, his testator or interstate, is or was a director or officer of Registrant, or is or was serving at the request of Registrant as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of Registrant, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The Guarantor is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under
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

certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Article X of the Guarantor's Certificate of Incorporation provides that all persons whom the Guarantor is empowered to indemnify pursuant to Delaware General Corporation Law (or any applicable law at the time in effect), shall be indemnified and held harmless by the Guarantor to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunction relief, specific performance or other equitable relief against directors.

     All of Guarantor's directors and officers will be covered by insurance policies maintained by Guarantor against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

     Reference is made to the Placement Agreement, which is filed as Exhibit 1.1, pursuant to which the underwriters agree to indemnify the directors and certain officers of the Registrant and certain other persons in certain circumstances.

ITEM 21. EXHIBITS.

     (a) Exhibits

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
      1.1  Placement Agreement dated May 3, 2001 by and among Del Monte
           Corporation, Del Monte Foods Company, Morgan Stanley & Co.
           Incorporated, Banc of American Securities LLC, Deutsche Banc
           Alex Brown, Inc., Chase Securities, Inc., ABN AMRO
           Incorporated, BMO Nesbitt Burns Corp.
      3.1  Restated Certificate of Incorporation of the Registrant
           (incorporated by reference to Exhibit 3.1 to the
           Registration Statement on Form S-4 filed on June 12, 1997,
           File No. 333-29079 (the "DMC Registration Statement")).
      3.2  Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the DMC Registration
           Statement).
      3.3  Amendment to the Amended and Restated Bylaws of the
           Registrant (incorporated by reference to Exhibit 3.3 to the
           DMC Registration Statement).
      3.4  Certificate of Incorporation of the Guarantor (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the
           Registration Statement on Form S-1, File No. 333-48235,
           filed on May 18, 1998).
      3.5  Amended and Restated Bylaws of the Guarantor (incorporated by reference to Exhibit 3(iii) to the Quarterly Report on
           Form 10Q for the period ended March 31, 1999).
      4.1  Indenture dated as of May 15, 2001 among Del Monte
           Corporation, as issuer of 9 1/4% Senior Subordinated Notes due 2011, Del Monte Foods Company, as guarantor, and Bankers
           Trust Company, a New York banking corporation, as Trustee.

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
      4.2  Specimen form of Series B Global Note.
      4.3  Specimen form of Series B Regulation S Note.
      4.4  Registration Rights Agreement dated May 15, 2001 by and among Del Monte Corporation, Del Monte Foods Company, Morgan
           Stanley & Co. Incorporated, Banc of American Securities LLC,
           Deutsche Banc Alex Brown, Inc., Chase Securities, Inc., ABN
           AMRO Incorporated, BMO Nesbitt Burns Corp.
     +5.1  Opinion of Gibson, Dunn & Crutcher LLP.
   **10.1  Third Amended and Restated Credit Agreement dated as of May
           15, 2001, by and among Del Monte Corporation, Del Monte
           Foods Company, the Lenders named therein, Bank of America,
           N.A., as administrative agent, the Chase Manhattan Bank, as syndication agent, and Bankers Trust Company, as
           documentation agent.
     10.2  Del Monte Foods Company 1998 Stock Incentive Plan (as
           amended through November 15, 2000) (incorporated by
           reference to Exhibit 4.2 to the Registration Statement on
           Form S-8 filed on December 20, 2000, File No. 333-52226).
     10.3  Del Monte Foods Company Non-Employee Director and
           Independent Contractor 1997 Stock Incentive Plan (as amended through November 15, 2000) (incorporated by reference to
           Exhibit 4.1 to the Registration Statement on Form S-8 filed on December 20, 2000, File No. 333-52226).
     10.4  Retention Plan (adopted October 24, 2000) (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form
           10-Q of Del Monte Foods Company for the period ended
           December 31, 2000).
     10.5  Second Amended and Restated Credit Agreement, dated as of
           January 14, 2000, among Del Monte Corporation, Bank of
           America, N.A., as Administrative Agent, and the other
           financial institutions parties thereto (incorporated by
           reference to Exhibit 10.1 to the Quarterly Report on Form
           10-Q of Del Monte Foods Company for the period ended
           December 31, 1999 (the "December 1999 10-Q").
     10.6  Amended and Restated Parent Guaranty, dated December 17,
           1997, executed by Del Monte Foods Company, with respect to the obligations under the Amended Credit Agreement (the
           "Restated Parent Guaranty") (incorporated by reference to
           Exhibit 4.5 to the Registration Statement of Del Monte Foods
           Company on Form S-4 filed on March 4, 1998, File No.
           333-47289 (the "Exchange Offer Registration Statement")).
     10.7  Security Agreement, dated April 18, 1997, between Del Monte
           Corporation and Del Monte Foods Company and Bank of America
           National Trust and Savings Association (incorporated by
           reference to Exhibit 4.6 to the DMC Registration Statement).
     10.8  Pledge Agreement, dated April 18, 1997, between Del Monte
           Corporation and Bank of America National Trust and Savings
           Association (incorporated by reference to Exhibit 4.7 to the
           DMC Registration Statement).
     10.9  Parent Pledge Agreement, dated April 18, 1997, between Del
           Monte Foods Company and Bank of America National Trust and
           Savings Association (incorporated by reference to Exhibit
           4.8 to the DMC Registration Statement).
    10.10  Asset Purchase Agreement, dated as of November 12, 1997, among Nestle USA, Inc., Contadina Services, Inc., Del Monte
           Corporation and Del Monte Foods Company (incorporated by
           reference to Exhibit 10.1 to the Current Report by Del Monte
           Foods Company on Form 8-K, filed January 5, 1998, File No.
           33-36374-01).
    10.11  Transaction Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
           (incorporated by reference to Exhibit 10.1 to the DMC
           Registration Statement).
    10.12  Management Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
           (incorporated by reference to Exhibit 10.2 to the DMC
           Registration Statement).

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
    10.13  Retention Agreement between Del Monte Corporation and David
           L. Meyers, dated November 1, 1991 (incorporated by reference to Exhibit 10.3 to the DMC Registration Statement).
    10.14  Retention Agreement between Del Monte Corporation and Irvin
           R. Holmes, dated January 1, 1992 (incorporated by reference to Exhibit 10.30 to the Annual Report of Del Monte Foods
           Company on Form 10-K for the year ended June 30, 2000, File
           No. 001-14335 (the "2000 Form 10-K")).
    10.15  Del Monte Foods Annual Incentive Award Plan, as amended
           (incorporated by reference to Exhibit 10.8 to the DMC
           Registration Statement).
    10.16  Del Monte Foods Additional Benefits Plan of Del Monte
           Corporation, as amended and restated effective January 1,
           1996 (incorporated by reference to Exhibit 10.9 to the DMC
           Registration Statement).
    10.17  Supplemental Benefits Plan of Del Monte Corporation,
           effective as of January 1, 1990, as amended as of January 1,
           1992 and May 30, 1996 (incorporated by reference to Exhibit
           10.10 to the DMC Registration Statement).
    10.18  Del Monte Foods Company Employee Stock Purchase Plan
           (incorporated by reference to Exhibit 4.1 to the
           Registration Statement on Form S-8 filed on November 24,
           1997, File No. 333-40867).
    10.19  Del Monte Foods Company 1997 Stock Incentive Plan, as
           amended (incorporated by reference to Exhibit 10.2 to the
           December 1999 10-Q).
    10.20  Agreement for Information Technology Services between Del
           Monte Corporation and Electronic Data Systems Corporation,
           dated November 1, 1992, as amended (incorporated by
           reference to Exhibit 10.11 to the DMC Registration
           Statement).
    10.21  Supply Agreement between Del Monte Corporation and Silgan
           Containers Corporation, dated as of September 3, 1993, as
           amended (incorporated by reference to Exhibit 10.12 to the
           DMC Registration Statement).
    10.22  Del Monte Foods Company Non-Employee Directors and
           Independent Contractors 1997 Stock Incentive Plan, as
           amended (incorporated by reference to Exhibit 10.4 to the
           December 1999 10-Q).
    10.23  Del Monte Foods Company 1998 Stock Incentive Plan, as
           amended (incorporated by reference to Exhibit 10.3 to the
           December 1999 10-Q).
    10.24  Employment Agreement and Promissory Note of Richard Wolford
           (incorporated by reference to Exhibit 10.25 to the Annual
           Report of Del Monte Foods Company on Form 10-K for the year ended June 30, 1998, File No. 001-14335 (the "1998 Form
           10-K")).
    10.25  Employment Agreement and Promissory Note of Wesley Smith
           (incorporated by reference to Exhibit 10.26 to the 1998 Form
           10-K).
    10.26  Amendment and Waiver, dated as of April 16, 1998, to the
           Amended Credit Agreement and the Restated Parent Guaranty,
           by Del Monte Corporation and the financial institutions
           party thereto (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1 filed on July 28,
           1998, File No. 333-48235).
    10.27  Del Monte Corporation AIAP Deferred Compensation Plan dated
           October 14, 1999, effective July 1, 2000 (incorporated by
           reference to Exhibit 10.30 to the 2000 Form 10-K).
    10.28  Office Lease, dated October 7, 1999 between TMG/One Market,
           L.P. and Crossmarket, LLC (Landlord) and Del Monte
           Corporation (Tenant) (incorporated by reference to Exhibit
           10.5 to the December 1999 10-Q).
     13.1  Annual Report of Del Monte Foods Company on Form 10-K filed
           September 8, 2000 (incorporated herein by reference).
     13.2  Quarterly Report of Del Monte Foods Company on Form 10-Q
           filed May 15, 2001 (incorporated herein by reference).
     21.1  Subsidiaries of the Registrant.

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
    +23.1  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
           5.1).
     23.2  Consent of KPMG LLP.
     24.1  Power of Attorney (see signature page on page 114).
     25.1  Form T-1 Statement of Eligibility and Qualification of
           Bankers Trust Company as Trustee.
    +99.1  Form of Letter of Transmittal.
    +99.2  Form of Notice of Guaranteed Delivery.

-------------------------
 + To be filed by amendment.

** Confidential treatment has been requested as to certain portions of exhibit.

ITEM 22. UNDERTAKINGS.

     (i) The Registrant and Guarantor hereby undertake to the placement agents at the closing specified in the placement agreement to provide certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant and Guarantor, pursuant to applicable law, the Registrant's Certificate of Incorporation, the Registrant's Bylaws, or otherwise, the Registrant and Guarantor have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant or Guarantor of expenses incurred or paid by a director, officer or controlling person of the Registrant or Guarantor in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant or Guarantor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (iii) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act is part of this Registration Statement as of the time it was declared effective.

     (iv) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Del Monte Foods Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, as of July 10, 2001.

                                          DEL MONTE FOODS COMPANY

                                          By: /s/ RICHARD G. WOLFORD
                                            ------------------------------------
                                                     Richard G. Wolford
                                               Chairman, President and Chief
                                                      Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Richard G. Wolford, David L. Meyers and Wesley
J. Smith, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of July 10, 2001.

                SIGNATURE                                            TITLE
                ---------                                            -----

/s/ RICHARD G. WOLFORD                             Chairman, President and Chief Executive
------------------------------------------         Officer (Principal Executive Officer)
Richard G. Wolford

/s/ DAVID L. MEYERS                                Executive Vice President, Administration
------------------------------------------         and Chief Financial Officer
David L. Meyers                                    (Principal Financial Officer)

/s/ RICHARD L. FRENCH                              Senior Vice President and Chief Accounting
------------------------------------------         Officer (Principal Accounting Officer)
Richard L. French

/s/ RICHARD W. BOYCE                               Director
------------------------------------------
Richard W. Boyce

/s/ TIMOTHY G. BRUER                               Director
------------------------------------------
Timothy G. Bruer

                                                   Director
------------------------------------------
Al Carey

/s/ PATRICK FOLEY                                  Director
------------------------------------------
Patrick Foley

/s/ BRIAN E. HAYCOX                                Director
------------------------------------------
Brian E. Haycox

                SIGNATURE                                            TITLE
                ---------                                            -----

/s/ DENISE M. O'LEARY                              Director
------------------------------------------
Denise M. O'Leary

/s/ WILLIAM S. PRICE, III                          Director
------------------------------------------
William S. Price, III

/s/ JEFFREY A. SHAW                                Director
------------------------------------------
Jeffrey A. Shaw

/s/ WESLEY J. SMITH                                Director
------------------------------------------
Wesley J. Smith

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
      1.1  Placement Agreement dated May 3, 2001 by and among Del Monte
           Corporation, Del Monte Foods Company, Morgan Stanley & Co.
           Incorporated, Banc of American Securities LLC, Deutsche Banc
           Alex Brown, Inc., Chase Securities, Inc., ABN AMRO
           Incorporated, BMO Nesbitt Burns Corp.
      3.1  Restated Certificate of Incorporation of the Registrant
           (incorporated by reference to Exhibit 3.1 to the
           Registration Statement on Form S-4 filed on June 12, 1997,
           File No. 333-29079 (the "DMC Registration Statement")).
      3.2  Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the DMC Registration
           Statement).
      3.3  Amendment to the Amended and Restated Bylaws of the
           Registrant (incorporated by reference to Exhibit 3.3 to the
           DMC Registration Statement).
      3.4  Certificate of Incorporation of the Guarantor (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the
           Registration Statement on Form S-1, File No. 333-48235,
           filed on May 18, 1998).
      3.5  Amended and Restated Bylaws of the Guarantor (incorporated by reference to Exhibit 3(iii) to the Quarterly Report on
           Form 10Q for the period ended March 31, 1999).
      4.1  Indenture dated as of May 15, 2001 among Del Monte
           Corporation, as issuer of 9 1/4% Senior Subordinated Notes due 2011, Del Monte Foods Company, as guarantor, and Bankers
           Trust Company, a New York banking corporation, as Trustee.
      4.2  Specimen form of Series B Global Note.
      4.3  Specimen form of Series B Regulation S Note.
      4.4  Registration Rights Agreement dated May 15, 2001 by and among Del Monte Corporation, Del Monte Foods Company, Morgan
           Stanley & Co. Incorporated, Banc of American Securities LLC,
           Deutsche Banc Alex Brown, Inc., Chase Securities, Inc., ABN
           AMRO Incorporated, BMO Nesbitt Burns Corp.
     +5.1  Opinion of Gibson, Dunn & Crutcher LLP.
   **10.1  Third Amended and Restated Credit Agreement dated as of May
           15, 2001, by and among Del Monte Corporation, Del Monte
           Foods Company, the Lenders named therein, Bank of America,
           N.A., as administrative agent, the Chase Manhattan Bank, as syndication agent, and Bankers Trust Company, as
           documentation agent.
     10.2  Del Monte Foods Company 1998 Stock Incentive Plan (as
           amended through November 15, 2000) (incorporated by
           reference to Exhibit 4.2 to the Registration Statement on
           Form S-8 filed on December 20, 2000, File No. 333-52226).
     10.3  Del Monte Foods Company Non-Employee Director and
           Independent Contractor 1997 Stock Incentive Plan (as amended through November 15, 2000) (incorporated by reference to
           Exhibit 4.1 to the Registration Statement on Form S-8 filed on December 20, 2000, File No. 333-52226).
     10.4  Retention Plan (adopted October 24, 2000) (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form
           10-Q of Del Monte Foods Company for the period ended
           December 31, 2000).
     10.5  Second Amended and Restated Credit Agreement, dated as of
           January 14, 2000, among Del Monte Corporation, Bank of
           America, N.A., as Administrative Agent, and the other
           financial institutions parties thereto (incorporated by
           reference to Exhibit 10.1 to the Quarterly Report on Form
           10-Q of Del Monte Foods Company for the period ended
           December 31, 1999 (the "December 1999 10-Q").

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
     10.6  Amended and Restated Parent Guaranty, dated December 17,
           1997, executed by Del Monte Foods Company, with respect to the obligations under the Amended Credit Agreement (the
           "Restated Parent Guaranty") (incorporated by reference to
           Exhibit 4.5 to the Registration Statement of Del Monte Foods
           Company on Form S-4 filed on March 4, 1998, File No.
           333-47289 (the "Exchange Offer Registration Statement")).
     10.7  Security Agreement, dated April 18, 1997, between Del Monte
           Corporation and Del Monte Foods Company and Bank of America
           National Trust and Savings Association (incorporated by
           reference to Exhibit 4.6 to the DMC Registration Statement).
     10.8  Pledge Agreement, dated April 18, 1997, between Del Monte
           Corporation and Bank of America National Trust and Savings
           Association (incorporated by reference to Exhibit 4.7 to the
           DMC Registration Statement).
     10.9  Parent Pledge Agreement, dated April 18, 1997, between Del
           Monte Foods Company and Bank of America National Trust and
           Savings Association (incorporated by reference to Exhibit
           4.8 to the DMC Registration Statement).
    10.10  Asset Purchase Agreement, dated as of November 12, 1997, among Nestle USA, Inc., Contadina Services, Inc., Del Monte
           Corporation and Del Monte Foods Company (incorporated by
           reference to Exhibit 10.1 to the Current Report by Del Monte
           Foods Company on Form 8-K, filed January 5, 1998, File No.
           33-36374-01).
    10.11  Transaction Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
           (incorporated by reference to Exhibit 10.1 to the DMC
           Registration Statement).
    10.12  Management Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
           (incorporated by reference to Exhibit 10.2 to the DMC
           Registration Statement).
    10.13  Retention Agreement between Del Monte Corporation and David
           L. Meyers, dated November 1, 1991 (incorporated by reference to Exhibit 10.3 to the DMC Registration Statement).
    10.14  Retention Agreement between Del Monte Corporation and Irvin
           R. Holmes, dated January 1, 1992 (incorporated by reference to Exhibit 10.30 to the Annual Report of Del Monte Foods
           Company on Form 10-K for the year ended June 30, 2000, File
           No. 001-14335 (the "2000 Form 10-K")).
    10.15  Del Monte Foods Annual Incentive Award Plan, as amended
           (incorporated by reference to Exhibit 10.8 to the DMC
           Registration Statement).
    10.16  Del Monte Foods Additional Benefits Plan of Del Monte
           Corporation, as amended and restated effective January 1,
           1996 (incorporated by reference to Exhibit 10.9 to the DMC
           Registration Statement).
    10.17  Supplemental Benefits Plan of Del Monte Corporation,
           effective as of January 1, 1990, as amended as of January 1,
           1992 and May 30, 1996 (incorporated by reference to Exhibit
           10.10 to the DMC Registration Statement).
    10.18  Del Monte Foods Company Employee Stock Purchase Plan
           (incorporated by reference to Exhibit 4.1 to the
           Registration Statement on Form S-8 filed on November 24,
           1997, File No. 333-40867).
    10.19  Del Monte Foods Company 1997 Stock Incentive Plan, as
           amended (incorporated by reference to Exhibit 10.2 to the
           December 1999 10-Q).
    10.20  Agreement for Information Technology Services between Del
           Monte Corporation and Electronic Data Systems Corporation,
           dated November 1, 1992, as amended (incorporated by
           reference to Exhibit 10.11 to the DMC Registration
           Statement).
    10.21  Supply Agreement between Del Monte Corporation and Silgan
           Containers Corporation, dated as of September 3, 1993, as
           amended (incorporated by reference to Exhibit 10.12 to the
           DMC Registration Statement).

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
    10.22  Del Monte Foods Company Non-Employee Directors and
           Independent Contractors 1997 Stock Incentive Plan, as
           amended (incorporated by reference to Exhibit 10.4 to the
           December 1999 10-Q).
    10.23  Del Monte Foods Company 1998 Stock Incentive Plan, as
           amended (incorporated by reference to Exhibit 10.3 to the
           December 1999 10-Q).
    10.24  Employment Agreement and Promissory Note of Richard Wolford
           (incorporated by reference to Exhibit 10.25 to the Annual
           Report of Del Monte Foods Company on Form 10-K for the year ended June 30, 1998, File No. 001-14335 (the "1998 Form
           10-K")).
    10.25  Employment Agreement and Promissory Note of Wesley Smith
           (incorporated by reference to Exhibit 10.26 to the 1998 Form
           10-K).
    10.26  Amendment and Waiver, dated as of April 16, 1998, to the
           Amended Credit Agreement and the Restated Parent Guaranty,
           by Del Monte Corporation and the financial institutions
           party thereto (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1 filed on July 28,
           1998, File No. 333-48235).
    10.27  Del Monte Corporation AIAP Deferred Compensation Plan dated
           October 14, 1999, effective July 1, 2000 (incorporated by
           reference to Exhibit 10.30 to the 2000 Form 10-K).
    10.28  Office Lease, dated October 7, 1999 between TMG/One Market,
           L.P. and Crossmarket, LLC (Landlord) and Del Monte
           Corporation (Tenant) (incorporated by reference to Exhibit
           10.5 to the December 1999 10-Q).
     13.1  Annual Report of Del Monte Foods Company on Form 10-K filed
           September 8, 2000 (incorporated herein by reference).
     13.2  Quarterly Report of Del Monte Foods Company on Form 10-Q
           filed May 15, 2001 (incorporated herein by reference).
     21.1  Subsidiaries of the Registrant.
    +23.1  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
           5.1).
     23.2  Consent of KPMG LLP.
     24.1  Power of Attorney (see signature page on page 114).
     25.1  Form T-1 Statement of Eligibility and Qualification of
           Bankers Trust Company as Trustee.
    +99.1  Form of Letter of Transmittal.
    +99.2  Form of Notice of Guaranteed Delivery.

-------------------------
 + To be filed by amendment.

** Confidential treatment has been requested as to certain portions of exhibit.